As filed with the Securities and Exchange Commission on April 19, 2010.

Registration No. 333-145255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 10
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANCTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	7374 (Primary standard industrial classification code number)	75-1559633 (I.R.S. Employer Identification No.)

2701 E. Grauwyler Road
Irving, Texas 75061
(972) 821-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Coley Clark
Chairman and Chief Executive Officer
BancTec, Inc.
2701 E. Grauwyler Road
Irving, Texas 75061
(972) 821-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue, New York, NY 10153 Telephone: 212-310-8971 Facsimile: 212-310-8007	D. Gilbert Friedlander Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 Telephone: 214-746-8178 Facsimile: 214-746-7777	Jonathan H. Talcott Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue NW, Suite 900 Washington, DC 20001 Telephone: 202-712-2806 Facsimile: 202-712-2856	Glenn W. Sturm Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363 Telephone: 404-322-6106 Facsimile: 404-322-6151

Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price Per Share	Amount of Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	$10.00	9,469,956	$94,699,560	$6,752

(1)
Includes 5,500,000 shares offered by us, 1,235,212 additional shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any, and 2,734,744 shares offered by the selling stockholders.

(2)
Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

(3)
Previously paid in connection with the initial filing of this registration statement on August 8, 2007.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 19, 2010.

PRELIMINARY PROSPECTUS

8,234,744 Shares

Common Stock

        BancTec, Inc. is offering 5,500,000 shares of its common stock and the selling stockholders named in this prospectus are offering an additional 2,734,744 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

        This is our initial public offering. We currently expect the initial public offering price of our common stock to be between $8.00 and $10.00.

        Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on The NASDAQ Global Market under the symbol of "BTEC."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9 of this prospectus to read about the risks you should consider before investing in our common stock.

	Per Share	Total
Public offering price
Underwriting discount
Proceeds before expenses to us
Proceeds before expenses to the selling stockholders

        We have granted the underwriters the right to purchase up to 1,235,212 additional shares of our common stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. The underwriters can exercise this right at any time within 30 days after the date of our underwriting agreement with them.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of our common stock to purchasers against payment on or about                        , 2010.

The date of this prospectus is                        , 2010.

FBR Capital Markets	William Blair & Company
Needham & Company, LLC	D.A. Davidson & Co.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the "Risk Factors" section beginning on page 9 of this prospectus and the consolidated financial statements and related notes included elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, references to "BancTec," "we," "our," and "us" refer to BancTec, Inc. and its consolidated subsidiaries.

About BancTec

        We provide payment processing and document and content processing services and solutions, helping our clients automate their businesses and optimize their management of information. We offer our clients business process outsourcing ("BPO") services and in-house business solutions, including software and hardware products and professional services and maintenance. Our offerings are built around proprietary technology and industry knowledge that we have developed during three decades of working closely with our clients. We serve over 1,700 clients with operations in 55 countries and that compete in industries including banking, insurance, government, healthcare, utilities, telecommunications and transportation and logistics.

Our Industry

        In today's challenging corporate environment, businesses that process high volumes of payments, documents and other content are continually driven to improve their operating efficiencies and manage their expenditures carefully. In addition, legislation such as the Check Clearing for the 21st Century Act ("Check 21"), the Sarbanes-Oxley Act of 2002 ("SOX") and the Health Insurance Portability and Accountability Act, as amended ("HIPAA"), have increased the importance of information security practices and internal controls. Increasingly, businesses with high volumes of payments, documents and other content are outsourcing the task of payment processing and document and content processing to third-party service providers. BPO allows businesses to outsource the management of complex technologies, improve operational efficiencies, reduce cost and focus on their core competencies. NelsonHall estimates that the global BPO market in 2008, which includes the market for our BPO services, was $314.8 billion growing at a 9.0% compounded annual growth rate to $450.7 billion in 2012. Based on this global BPO market estimate, we believe the addressable market opportunity for our payment processing BPO services in 2008 was approximately $6.9 billion, growing at an 8.9% compounded annual growth rate to $9.7 billion in 2012, and the addressable market opportunity for our document and content processing BPO services in 2008 was approximately $20.6 billion, growing at a 10.8% compounded annual growth rate to $31.1 billion in 2012.

Our Solution

        Whether delivered as a BPO service or an in-house business solution, our software, hardware and process expertise helps our clients improve throughput, accuracy, cost, exception handling and data delivery. Our payment processing services and solutions bring speed and efficiency to billing and processing of remittances, checks and giros, accounts payable, tax payments and healthcare payments. Our document and content processing services and solutions use recognition technology to capture and process various types of information, including machine print, handwriting, signatures, pictures and bar codes. We offer services and solutions for processing high-volume, complex, business transactions, including account origination, scan-to-archive transactions and processing of loans, credit cards, claims and inbound correspondence.

Our Strategy

  •
  Grow Recurring Revenue.  We seek to establish and maintain long-term relationships with our clients by entering into multi-year contracts that include the payment of monthly or transactional fees, which enables us to generate recurring revenue.

  •
  Expand Existing Client Relationships.  We believe we provide our clients with quality service and a compelling value proposition. By leveraging our strong relationships with the senior-level management teams of many of our clients, we believe we have an opportunity to expand the services and solutions used by our existing clients and to increase our revenue.

  •
  Invest in Product Development and Intellectual Property.  Our services and solutions grew out of our own research and development efforts. We intend to continue to make significant research and development expenditures to develop new and innovative services and solutions and enhance our competitive position.

  •
  Pursue Strategic Acquisitions.  We seek to expand our capabilities and geographic footprint through acquisitions of businesses and products that complement our client offerings, allow us to better penetrate our target markets and expand our client base.

Clients

        Our clients are large national and multinational corporations that are focused on the need for more efficient and cost effective methods of payment processing and document and content processing. Our top five BPO clients based on revenue for the year ended December 31, 2009 include Aflac, Inc. ("Aflac"), Hewlett-Packard Company's HP Enterprise Services division (formerly Electronic Data Systems) ("EDS"), Discover Financial Services ("Discover"), Dutch Ministry of Agriculture, Nature and Food Quality (LNV) ("Ministry of Agriculture") and Swedbank AB ("Swedbank"). Our top five business solutions clients based on revenue for the year ended December 31, 2009 include EDS, Bank of America N.A. ("Bank of America"), U.S. Bancorp ("U.S. Bank"), JPMorgan Chase & Co. ("JPMorgan Chase") and The Governor and Company of the Bank of Ireland ("Bank of Ireland"). To reach our clients, we primarily rely on our direct sales force, and use indirect channels to complement our direct sales distribution. For the year ended December 31, 2009, sales from our North, Central and South America (the "Americas") operations accounted for 53.9% of our total revenue while sales from our operations in Europe, the Middle East and Africa ("EMEA") accounted for 46.1%.

Risk Factors

        Our business and an investment in our common stock is subject to a number of risks as discussed more fully in the section entitled "Risk Factors" beginning on page 9 of this prospectus, which you should read in its entirety.

Corporate Information

        Our principal executive offices are located at 2701 E. Grauwyler Road, Irving, Texas 75061 and we maintain a regional headquarters facility in London, United Kingdom. We operate in 14 countries out of five major BPO facilities and 14 satellite BPO facilities. Our website is www.banctec.com and our main telephone number is (972) 821-4000. Information on our website is not part of or incorporated into this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

 THE OFFERING

Common stock offered by us	5,500,000 shares (or 6,735,212 shares if the underwriters exercise their over-allotment option in full)
Common stock offered by the selling stockholders	2,734,744 shares
Common stock to be outstanding after this offering(1)	23,134,141 shares (or 24,369,353 shares if the underwriters exercise their over-allotment option in full)
Dividend policy	We have not historically paid dividends and we do not anticipate paying cash dividends on shares of our common stock for the foreseeable future.
Use of proceeds
We intend to use the proceeds of the offering to pay down the outstanding balance on our Revolving Credit Facility, as defined herein, and to use the balance for potential strategic acquisitions and general corporate purposes, including working capital and capital expenditures. See "Use of Proceeds."
Listing	Our common stock is not currently listed on any public national securities exchange. We have applied to list our common stock on The NASDAQ Global Market under the symbol "BTEC."
Risk factors	For a discussion of risks that you should consider before making an investment, see "Risk Factors" on page 9.

(1)
The number of shares outstanding after this offering is based on 17,634,141 shares of common stock outstanding as of April 16, 2010. This includes 2,102,812 shares of restricted stock granted pursuant to our Equity Incentive Plans, as defined herein, and 6,252 shares of restricted stock granted pursuant to our 2007 Director Plan, as defined herein, and excludes 213,780 restricted stock units granted pursuant to the 2007 Director Plan, in each case, as of April 16, 2010. See "Executive Compensation—Narrative Disclosure to Summary Table and Grants of Plan-Based Awards—Equity Incentive Plans" for a description of these plans.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our summary consolidated financial information for the periods represented. The financial data for the years ended December 31, 2009, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements and notes thereto. The financial data for the year ended December 31, 2005 has been derived from our audited financial statements with consideration to the discontinued operations of our information technology services management ("ITSM") division.

        The financial data presented below, and throughout this prospectus, has been adjusted to reflect the January 2009 sale of our ITSM division in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 360-10. See "Note A—Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements included elsewhere in this prospectus.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to: "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
Equipment and software	$71,315	$74,434	$97,667	$92,136	$80,853
Software services	35,276	43,521	44,650	43,999	45,805
Maintenance and other services	72,937	90,142	95,879	91,462	83,465
Business process outsourcing	93,104	63,823	37,283	28,792	8,633

Total revenue	272,632	271,920	275,479	256,389	218,756

Gross profit	74,771	76,219	88,864	83,056	77,450
Operating expenses
Research and development	4,246	5,179	6,506	7,275	8,823
Selling, general and administrative	69,321	79,102	73,669	59,568	59,550
Goodwill impairment	—	23,442	—	—	—

Total operating expenses	73,567	107,723	80,175	66,843	68,373

Operating income (loss)	1,204	(31,504)	8,689	16,213	9,077
Other income (expenses)(1)	(5,926)	503	(15,626)	(20,104)	(18,850)

Loss from continuing operations before income tax	(4,722)	(31,001)	(6,937)	(3,891)	(9,773)
Income tax expense	3,293	2,355	6,613	3,875	1,242

Net loss from continuing operations	$(8,015)	$(33,356)	$(13,550)	$(7,766)	$(11,015)

Net loss per share from continuing operations
Basic and diluted	$(0.51)	$(2.15)	$(1.51)	$(1.28)	$(1.82)

Other Financial Data:
Adjusted EBITDA(2)	$22,999	$18,170	$22,570	$28,346	$20,543

	December 31, 2009
	Actual	As Adjusted(3)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$9,866	$25,248
Total assets	190,814	206,196
Revolving credit facility	28,577	—
Long-term debt, less current maturities	6,133	6,133
Total liabilities	122,583	94,006
Stockholders' equity	68,231	111,740

        The following table provides a reconciliation of Adjusted EBITDA to our net income for the periods indicated as calculated and presented in accordance with GAAP:

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Net loss from continuing operations	$(8,015)	$(33,356)	$(13,550)	$(7,766)	$(11,015)
Income tax expense	3,293	2,355	6,613	3,875	1,242
Interest income	(437)	(219)	(747)	(213)	(708)
Interest expense	4,241	3,583	14,964	20,192	19,146
Outsourcing contract cost amortization	3,497	2,883	2,298	526	—
Depreciation and amortization	15,276	15,299	10,491	11,483	11,878
Stock-based compensation	5,144	4,183	2,501	249	—
Goodwill impairment	—	23,442	—	—	—

Adjusted EBITDA	$22,999	$18,170	$22,570	$28,346	$20,543

(1)
Other income (expenses) includes interest expense, interest income, and sundry expenses, which are comprised of exchange rate gains and losses and other miscellaneous expenses.

(2)
We define Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under generally accepted accounting principles ("GAAP") in the United States) plus net interest expense, income tax expense, depreciation and amortization, outsourcing contract cost amortization, stock-based compensation expense and goodwill impairments. Other companies may calculate Adjusted EBITDA differently than we calculate Adjusted EBITDA. We have provided Adjusted EBITDA because we believe it will help investors and analysts evaluate our operating performance because:

•
securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•
it facilitates management's ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

•
it is used by our management for planning purposes, including the preparation of our internal annual operating budget;

•
it is used by our management to allocate resources to enhance the financial performance of our business;

•
it is used by our management to evaluate the effectiveness of our operational strategies;

•
it is used by our board of directors and management for determining certain management compensation targets and thresholds; and

•
we adopted ASC 718 on January 1, 2006 and recorded stock-based compensation expense of approximately $5.1 million, $4.2 million, $2.5 million and $0.3 million for the years ended December 31, 2009, 2008, 2007 and 2006, respectively. There was no stock based compensation recorded for the year ended December 31, 2005. Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method which resulted in zero stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations.

        Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP, such as net income, income from operations or cash provided by operating activities. The following are some of the limitations on Adjusted EBITDA's usefulness:

    •
    it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    •
    it does not reflect changes in, or cash requirements for, working capital;

    •
    it does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our Revolving Credit Facility;

    •
    it does not reflect payments made or future requirements for income taxes;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

    •
    because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to Adjusted EBITDA measures of other companies.

        Management compensates for these limitations by primarily relying on GAAP results and relying on Adjusted EBITDA only supplementally.

        However, Adjusted EBITDA does not determine our ability to borrow under our second amended and restated revolving credit facility dated as of March 31, 2010 (as amended, restated or otherwise modified from time to time, the "Revolving Credit Facility"), by and among BancTec Inc., the other credit parties thereto, General Electric Capital Corporation, a Delaware Corporation ("GE Capital"), and the financial institutions party thereto as lenders. Instead, our ability to borrow under the Revolving Credit Facility is determined using EBITDA, as defined therein. Management does not believe that EBITDA, as defined under the Revolving Credit Facility, is an effective measure of our annual operating performance due to the significant adjustments to net income required by the terms of the Revolving Credit Facility. In our calculations of EBITDA under the Revolving Credit Facility, the terms thereof require us to:

(i)
exclude the following items from consolidated net income:

•
the income (or deficit) of any other person accrued prior to the date it became a subsidiary of, or was merged or consolidated into us;

•
the income (or deficit) of any other person (other than a subsidiary) in which we have an ownership interest, except to the extent any such income has actually been received by us in the form of cash dividends or distributions;

•
the undistributed earnings of any of our subsidiaries (other than any such subsidiaries which are designated as credit parties under the Revolving Credit Facility) to the extent that the declaration or payment of dividends or similar distributions by such subsidiaries are not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such subsidiaries;

•
any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

•
any write-up of any asset;

•
any net gain from the collection of the proceeds of life insurance policies;

  •
  any net gain arising from the acquisition of any securities or the extinguishment of any indebtedness;

  •
  any earnings of our successor prior to a consolidation, merger or transfer of assets; and

  •
  any deferred credit representing the excess of equity in any of our subsidiaries at the date of acquisition of such subsidiaries over the cost to us of the investment in such subsidiaries;

(ii)
deduct the following items from consolidated net income:

•
income tax credits;

•
interest income;

•
gain from extraordinary items;

•
any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets;

•
any other non-cash gains that have been added in determining consolidated net income; and

•
non-cash gains resulting from foreign currency conversions; and

(iii)
add back the following items to consolidated net income:

•
any provision for income or franchise taxes;

•
interest expense;

•
loss from extraordinary items for such period;

•
depreciation and amortization for such period;

•
amortized debt discount for such period;

•
the amount of any deduction to consolidated net income as the result of any grant to any members of our management of any stock or stock equivalents;

•
any aggregate net loss on the sale of our property outside the ordinary course of business;

•
any other non-cash losses or charges that have been deducted in determining consolidated net income; and

•
non-cash losses resulting from foreign currency conversions.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility" included elsewhere in this prospectus.

(3)
These amounts reflect balance sheet data as of December 31, 2009, as adjusted for the sale of 5,500,000 shares of our common stock (excluding the additional 2,734,744 shares offered by the selling stockholders) in this offering (based on an assumed offering price of $9.00 per share and assuming the underwriters do not exercise their over-allotment option) after deducting underwriting discounts and commissions, estimated offering expenses payable by us and the application of the net proceeds received by us from this offering as described under "Use of Proceeds."

RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals. If that occurs, the value of our common stock could decline and our stockholders could lose some or all of their investment.

Risk Factors Relating to Our Business

We have experienced net losses and may not be able to achieve and sustain profitability in the future.

        We have incurred net losses during the last six fiscal years. We have also historically been unable to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Additionally, our cash flows may be insufficient to meet expenses relating to the further development of our services and solutions offerings. If we are unable to achieve profitability in the near term, we may need to fund shortfalls in our liquidity needs with borrowings under our Revolving Credit Facility or through debt or equity financings. We may not have adequate availability under our Revolving Credit Facility for such borrowing. In addition, we may not be able to complete future debt or equity financings on a timely basis and under acceptable terms, or at all. Our ability to achieve profitability is dependent upon, among other things, the successful implementation of our business strategy and our ability to compete with other providers of BPO services and business solutions. There can be no assurance that our efforts will be successful or that we will ultimately be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.

If our services or solutions become obsolete or less competitive or are not accepted by the market, our business, ability to become profitable and financial condition could be materially adversely affected.

        The strength of our overall business depends in part on our ability to develop services and solutions based on new or evolving technology and the market's acceptance of those services and solutions. Our industry is characterized by continuing improvement in technology, which results in frequent introduction of new services and solutions, short product life cycles and continual improvement in price/performance characteristics. We must incorporate these new technologies into our services and solutions in order to remain competitive. There can be no assurance that our development activities will be successful, that new technologies will be available to us, that we will be able to deliver new services and solutions in a timely manner, that those services and solutions will meet or exceed generally accepted industry standards or that those services and solutions will achieve market acceptance. Further risks inherent in the development and introduction of new services and solutions include the uncertainty of price-performance relative to products and services of competitors, competitors' responses to our introductions and the desire by clients to evaluate new services and solutions for extended periods of time. In addition, we may not be able to continue to manage our technological transitions. A failure on our part to effectively manage the transition of our services and solutions to new technologies on a timely basis could have a material adverse effect on our revenue and our business. Our failure to introduce new or enhanced products on a timely basis, keep pace with rapid industry, technological or market changes or effectively manage the transitions to new products or new technologies could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our business depends on technology trends in our clients' businesses. Many of our traditional services and solutions enable efficient handling of paper-based transactions. To the extent that technological changes impact the future volume of paper transactions, our traditional business may be adversely impacted. The market for payment processing and document and content processing services and solutions is highly competitive, rapidly evolving and subject to significant technological change, and we expect competition to increase. The pressures we face from technological and competitive trends may have a material adverse effect on our business, financial condition and results of operations.

The market for our services and solutions is highly competitive, and our inability to compete with other providers of BPO services and hardware and software products and services and solutions could harm our revenue and ability to become profitable.

        The BPO services and hardware and software products and services and solutions industries are each highly competitive. Some of our competitors have greater resources, financial and otherwise, and may develop solutions or services which may make our offerings obsolete or less competitive. We compete primarily on the following factors: functionality, performance, quality, service and price. Our ability to compete on these factors may impact our ability to win new contracts or develop and expand service offerings. Competition places downward pressure on operating margins, particularly for technology outsourcing contract extensions or renewals. As a result, we may not be able to maintain current operating margins for technology outsourcing contracts which are extended or renewed in the future.

        Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services and solutions to address the needs of our existing and prospective clients. Accordingly, it is possible that new competitors or alliances among competitors may emerge and acquire significant market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.

        We could be adversely affected if our competitors introduce innovative or technologically superior solutions or offer their products at significantly lower prices than we do. No assurances can be given that we will have the resources, marketing and service capability, or technological knowledge to continue to compete successfully.

If we fail to successfully implement our business strategy, including expansion of our sources of recurring revenue and continued growth of our BPO services, we may be unable to sustain our historical growth rate and unable to become profitable.

        Our ability to grow revenues at a pace necessary to become profitable requires that we continue to enter into long-term contracts with new and existing clients that require the payment of monthly fees and/or daily transactional fees and that we continue to transition our business away from the sale of products and towards an increased offering of BPO services. In order to expand the market for our BPO services business, we must be able to leverage our existing technology, service and industry-specific solutions. To the extent we fail to persuade new or existing clients to enter into long-term contracts, we will be unable to implement our business strategy. As a result, our revenue, ability to become profitable, results of operations and financial condition may be materially impaired.

Protection of our intellectual property is limited, and any misuse of our intellectual property by others could harm our business, reputation and competitive position.

        We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and brand.

        We protect our proprietary information, in part, by requiring certain of our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information. We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that our trade secrets and other proprietary information will not be disclosed or will otherwise be protected.

        We also rely on contractual and license agreements with third parties in connection with their use of our technology, products and services. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights, as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be materially adversely affected.

We may be subject to claims that our services or solutions violate the patents or other intellectual property of others, which would be costly and time consuming to defend. If our services and solutions are found to infringe the patents or other intellectual property rights of others, we may be required to change our business practices or pay significant costs and monetary penalties.

        Our services and solutions may infringe upon the patents or other intellectual property rights of others. Our industry is characterized by frequent claims of patent or other intellectual property infringement. We cannot be sure that our services and solutions, or the products of others that we offer to our clients, do not infringe upon the patents or other intellectual property rights of third parties, and we may have infringement claims asserted against us or our clients. If others claim that we have infringed upon their patents or other intellectual property rights, we could be liable for significant damages and incur significant legal fees and expenses. In addition, we have agreed to indemnify many of our clients against claims that our services and solutions infringe upon the proprietary rights of others. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Regardless of merit, any such claims could be time-consuming, result in costly litigation, be resolved on terms unfavorable to us, damage our reputation or require us to enter into royalty or licensing arrangements. Such results could limit our ability to provide a service or product to our clients and have a material adverse effect on our business, results of operations or financial condition.

        We are aware of patent enforcement litigation centered around U.S. patents 5,910,988 and 6,032,137 that could apply to our business. The litigation involves process patents for payment processing systems that capture data remotely, and encrypt and transmit the data to a central location for processing and storage. If the patent holder sues us for patent infringement, the defense of such a lawsuit would be costly and time consuming and could divert management's attention. An adverse determination in any such litigation could subject us to significant liabilities, including treble damages, require us to license the patented technology, require us to cease using such technology or prohibit us from providing some of our services or solutions. We have received a notice that a client may in the future seek indemnification for alleged patent infringement related to such patent enforcement litigation with respect to services we are providing under a client contract. If we are required to defend or indemnify the client or any of our other clients, such actions could be time-consuming and costly to defend and may result in a settlement that may be expensive and adversely affect our ability to provide certain services or products as a part of our business. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

We have not registered copyrights for our products, which may limit our ability to enforce them.

        We have not registered copyrights for any of our software, written materials or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but, without registration, we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable, in whole or in part, or that, once registered, we would be successful in bringing a copyright claim against any such infringers.

Operational failures in our outsourcing or transaction processing facilities could harm our business and reputation.

        An operational failure in our outsourcing or transaction processing facilities could cause us to lose data and clients. Damage or destruction that interrupts our provision of services could damage our relationship with clients and may cause us to incur substantial additional expense to repair or replace damaged equipment. A prolonged interruption of our services or network that extends for more than several hours could cause us to experience data loss and a reduction in revenue as a result of such interruption. In addition, a significant interruption of service could have a negative impact on our reputation and could cause our present and potential clients to choose service providers other than us.

Material breaches in the security of our systems may adversely affect our business and customer relations.

        The confidentiality of our client and consumer information that resides on our systems is critical to the successful operations of our business. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations. An information breach of our system and loss of confidential information could have a longer and more significant impact on our business and operations than a hardware failure.

        We electronically transfer large sums of money and store personal information about consumers, including bank account and credit card information, social security numbers, and merchant account numbers. If we are unable to protect, or clients perceive that we are unable to protect, the security and privacy of our electronic transactions, our reputation and business would suffer. A security or privacy breach may:

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  cause our clients to lose confidence in, and deter them from using, our services;

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  deter potential clients from using our services;

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  harm our reputation;

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  expose us to liability;

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  increase our expenses from potential remediation costs; and

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  decrease market acceptance of electronic commerce transactions.

New trends in criminal acquisition and illegal use of personally identifiable data make maintaining the security and privacy of data more costly and time intensive.

        While we use applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of our clients. The failure to address changing market conditions and the security and privacy concerns of our clients may have a material adverse effect on our business, results of operations and financial condition.

Our inability to borrow under our Revolving Credit Facility in the future or to increase our borrowing capacity or raise additional capital for future needs, including general liquidity needs, could impair our ability to continue to do business or to expand our business and would impact our ability to compete in the markets we serve.

        General economic conditions, decreased revenue from our maintenance contracts, and capital required to support any revenue growth could have a material impact on our future liquidity. As of December 31, 2009, we had approximately $21.5 million available under our Revolving Credit Facility. After this offering and the application of the net proceeds received by us, we will have approximately $65 million available. The Revolving Credit Facility provides for a secured revolving line of credit up to the lesser of (i) $65 million, or (ii)(x) 2.5 times EBITDA through December 31, 2010, (y) 2.25 times EBITDA between January 1, 2011 and June 30, 2011 and (z) 2.0 times EBITDA from July 1, 2011 and thereafter, in each case as EBITDA is defined in such agreement. A portion of the Revolving Credit Facility can be used to issue up to $10 million in documentary and standby letters of credit. Additionally, the Revolving Credit Facility includes an uncommitted incremental facility which could provide up to an additional $35 million in availability thereunder. In order to continue to borrow, and not be in default under, the Revolving Credit Facility, we are required to be in compliance with the covenants set forth in such agreement. We have been in default under our covenants from time to time, which defaults have been cured or waived. Future non-compliance could limit or prevent our ability to borrow under the Revolving Credit Facility or result in an event of default under such agreement. The Revolving Credit Facility permits us to (i) incur up to $15 million of capital lease obligations and (ii) enter into operating leases having aggregate rent and other lease payments of no more than $15 million per year. As of December 31, 2009, we have capital lease obligations of approximately $4.4 million from third party lessors and operating lease obligations of approximately $30 million, with aggregate rent and other payments over the next year of approximately $7.6 million. We cannot assure you that we will be able to borrow the then current amount available under the Revolving Credit Facility in the future. We also can provide no assurances that additional borrowing or leasing capacity can be obtained, or whether any will be obtained on terms acceptable to us, in the future. We are not currently in discussions with any additional prospective lenders. If we cannot borrow the anticipated amount available under the Revolving Credit Facility or obtain additional borrowing or leasing capacity, we may face a liquidity shortfall.

        Additionally, we may require additional capital to purchase assets, complete strategic acquisitions, repurchase shares on the open market or for our general liquidity needs. Declines in our credit rating, limits on our ability to sell additional shares or unusual volatility or uncertainty in the capital market may adversely affect our ability to raise additional capital or materially increase our cost of capital. Our inability to raise additional capital at a reasonable cost may adversely impact our revenue growth, the price of our stock and our ability to compete in the markets we serve.

We are subject to risks related to our international operations.

        We currently have direct sales coverage in North America and Europe as well as coverage of emerging markets through distributors, value added resellers and system integrators in Asia, the Middle East and Latin America. 46.1% and 49.9% of our revenue was derived from international markets in 2009 and 2008, respectively, and we hope to expand the volume of the services and solutions that we provide internationally. Worldwide, we have operations in 14 countries in North America and Europe and personnel in 11 countries. We serve over 1,700 clients who have operations in 55 countries. Our international operations subject us to additional risks, including:

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  uncertainties concerning import and export license requirements, tariffs and other trade barriers;

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  restrictions on repatriating foreign profits back to the United States;

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  changes in foreign policies and regulatory requirements;

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  inadequate intellectual property protection in foreign countries;

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  difficulty in enforcing agreements in foreign legal systems;

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  changes in, or unexpected interpretations of, intellectual property laws in any country in which we operate;

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  difficulties in staffing and managing international operations;

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  taxation issues;

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  currency fluctuations;

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  political, cultural and economic uncertainties; and

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  potential disruption due to terrorist threat or action in certain countries in which we operate.

These risks could restrict our ability to provide services to international clients and could have a material adverse effect on our business, financial condition and results of operations.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and will be subject to other requirements that will be burdensome and costly. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results, prevent financial fraud or prevent unauthorized use of our assets. As a result, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

        We have historically operated our business as a private company. After this offering, we will be required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including the requirements of The Nasdaq Stock Market, and certain provisions of SOX and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

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  prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and the rules of The Nasdaq Stock Market;

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  create or expand the roles and duties of our board of directors and committees of the board;

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  institute more comprehensive financial reporting and disclosure compliance functions;

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  supplement our internal accounting and auditing function, including hiring additional staff with expertise in accounting and financial reporting for a public company;

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  enhance and formalize closing procedures at the end of our accounting periods;

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  establish an internal audit function;

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  enhance our investor relations function;

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  establish new internal policies, including those relating to disclosure controls and procedures; and

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  involve and retain to a greater degree outside counsel and accountants in the activities listed above.

        These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or results of operations. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired.

        Upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to include in our annual report on Form 10-K for the year ending December 31, 2011 our assessment of the effectiveness of our internal control over financial reporting pursuant to the requirements of Section 404 of SOX. If we fail to develop and maintain an effective system of internal controls and to develop reliable financial reports, prevent financial fraud or prevent unauthorized use of our assets, our ability to obtain subsequent financing, as well as our stock price, could be adversely affected.

        We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In conjunction with our 2009, 2008, 2007 and 2006 year-end audits, our independent auditors noted significant deficiencies in our financial processes and reporting process. These significant deficiencies were specifically related to the lack of sufficient oversight and monitoring controls, including process level close control activities involving reconciliation of account balances and their review, financial reporting including goodwill impairment and UK pension asset valuation, general computer controls, inventory controls, application of entity level anti-fraud controls, entity level risk assessment, review of journal entries and segregation of duties. These deficiencies arose in part because we have lacked appropriate systems, procedures and depth of personnel with sufficient experience.

        In response to these concerns, we hired additional accounting personnel throughout 2009, 2008, 2007 and 2006. Additionally, we commenced implementation of new policies in the second quarter of 2006 and continued to refine the relevant controls into 2009 in conjunction with our SOX-related preparation activities. We have developed a plan to implement an enterprise resource planning ("ERP") system that we have licensed from SAP America, Inc. ("SAP") throughout Europe and Canada by June 2010. This will allow us to have one integrated financial system worldwide, thus improving our financial reporting and internal control environment. We have also engaged a third party to assist us in our SOX-related preparation activities. We automated the financial close process by implementing a SAP add-on software package called Business Planning and Consolidations. This new application enhances our oversite capabilities, monitoring controls and segregation of duties controls and also improves the timeliness of reporting. As a result of these efforts, we believe the significant deficiencies related to financial processes and reporting processes that existed up to and including 2008 were remedied during 2009.

        A significant deficiency involving anti-fraud controls was identified during the 2009 year-end audit. We previously had created an employee code of conduct and a hotline to facilitate reporting of fraudulent activities by employees, but failed to properly implement and document the rollout of these anti-fraud programs and controls across all of our foreign entities. A remediation process is under way and is expected to be completed by July 2010.

        Significant deficiencies involving controls over physical inventory were identified in conjunction with the 2006 year-end audit. Due to the implementation of a new United States ERP system during 2006, the comprehensive cycle count program temporarily ceased for the two largest warehouses. An end of year inventory observation was performed to insure inventory accuracy of these two warehouses.

The remaining warehouses were cycle counted for the entire year. The cycle count process for all warehouses was restarted in late 2006 and continues through the current period. As noted by a significant deficiency for 2007, the cycle count process during 2007 and 2008 lacked a statistical sampling methodology, error extrapolation documentation and pre-determined error thresholds. During 2008, the cycle count process was addressed and a formalized documented methodology was created. As the process was not rolled out until January 2009, a significant deficiency was also noted for the 2008 year-end audit. While the previous cycle count process lacked certain criteria during 2008, 2007 and 2006, the overall process which also included preventative and defective purchase and physical controls did provide sufficient assurance to ensure the accuracy of the inventory balances. There was no physical inventory control significant deficiency noted during the 2009 audit.

        Significant deficiencies involving the design and implementation of general computer controls for domestic SAP applications were identified in conjunction with our 2009, 2008, 2007 and 2006 year-end audits. Corrective and necessary security and access controls have been implemented in connection with our new ERP implementation and were also partially addressed in 2008 as a part of our implementation of controls for SOX compliance. We believe the general computer controls deficiencies that were deemed to be significant previously noted during periods up to and including 2008 were remedied in January 2009. The deficiency noted during the 2009 audit was remedied during January 2010.

        A significant deficiency involving tax disclosures was identified in conjunction with the 2009 year-end audit. A reduction in a deferred tax asset, and a related offsetting reduction in the valuation allowance, related to the 2007 Recapitalization was not properly disclosed in prior period financial statements. This deficiency was remedied during 2010.

        We cannot be certain that our efforts to improve our internal controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls could harm our results of operations, cause us to fail to meet our reporting obligations, or cause investors to lose confidence in our reported financial information, which would likely have an adverse effect on our stock price.

Complying with Section 404 of SOX and other requirements for public companies may strain our resources and divert management.

        Prior to the effective date of the registration statement of which this prospectus forms a part, no sales of our common stock have been registered under the Securities Act of 1933, as amended (the "Securities Act") and our common stock does not currently trade on any national securities exchange. As a result, we have not been required to comply with the requirements of Section 404 of SOX, The New York Stock Exchange or The NASDAQ Stock Market, requiring the establishment and maintenance of effective disclosure and financial controls and the implementation of certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

        Upon effectiveness of the registration statement of which this prospectus forms a part, we will be required under Section 404 of SOX to furnish a report by our management on the design and operating effectiveness of our internal controls over financial reporting with our annual report on Form 10-K for our fiscal year ending December 31, 2011. SOX will require us to perform system and process evaluation and testing of our internal controls over financial reporting to enable management and our independent auditors to report on the effectiveness of our internal controls. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, our compliance with SOX will require that we incur substantial accounting, legal and consulting expenses. If we are not able to comply with the requirements of SOX in a timely manner, or if we or our independent auditors identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, our listing stock exchange or other regulatory authorities, which would likely require additional financial and management resources.

We use estimates and assumptions in entering into our services contracts, and results that differ from these estimates or assumptions could adversely affect our revenue, profitability and results of operations.

        The pricing and other terms of our client contracts require us to make estimates and assumptions at the time these contracts are entered into that could differ from actual results. These estimates and assumptions reflect our best judgments regarding the nature of the contract and the expected costs to provide the contracted services. In addition, some contracts require significant investments in the early stages, which are expected to be recovered over the life of the contract through billing for services. Increased or unexpected costs or unanticipated delays in the implementation of our services, or decreases in the actual work volumes generated under these contracts could make these contracts less profitable or unprofitable.

Changes in the way we recognize revenue may affect our earnings and operating income.

        We frequently enter into contracts for equipment and software sales and maintenance and other services that may contain multiple elements or deliverables such as hardware, software, peripherals and services. Generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations regarding recognizing revenue under these contracts are highly complex and involve subjective judgments. These judgments relate to the allocation of the proceeds received from an arrangement to the multiple elements, determination of whether any undelivered elements are essential to the functionality of the delivered elements, and the appropriate timing of revenue recognition. Changes in the accounting rules or their interpretation or changes in our products or services could significantly change our earnings and results of operations and could add significant volatility to those measures, without a comparable underlying change in cash flow from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" and "Note A—Summary of Significant Accounting Policies" included in our Consolidated Financial Statements included elsewhere in this prospectus.

Our operations are subject to numerous U.S. and foreign laws, regulations and restrictions affecting our services, solutions, labor and the markets in which we operate, and non-compliance with these laws, regulations and restrictions could have a material adverse effect on our business and financial condition.

        Various aspects of our services and solutions offerings are subject to U.S. federal, state and local regulation, as well as regulation outside the United States. Failure to comply with regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines which could have a material adverse effect on our business, reputation and financial condition. We and our clients are subject to U.S. and international financial services regulations, and privacy and information security regulations to name only a few. In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, the Foreign Corrupt Practices Act. Our failure or the failure of our sales representatives or consultants to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our reputation and brands.

The services and solutions we provide may require changes, or new services and solutions may become necessary, due to changes in laws and regulations applicable to our clients.

        The products and services offered by the financial institution clients we serve are subject to numerous laws and regulations. To the extent those laws and regulations change or new laws and regulations are enacted, we may need to change our services and solutions to meet client needs. We cannot predict the extent to which legislative or regulatory changes will require us to change our services or develop new services, or the costs to us of such changes.

We may experience development delays, software defects or installation difficulties, which could harm our business and reputation and may expose us to potential liability.

        Our services are based on sophisticated software and computing systems, and we may encounter delays when developing new applications and services. Further, the software underlying our services has occasionally contained, and may in the future contain, undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our clients. Defects in our software, errors or delays in the processing of transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of clients, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and client agreements, we cannot be certain that these measures will successfully limit our liability.

Many of our clients are in the financial services sector, and the continuing weakness in the capital and credit markets may cause them to reduce spending on or stop purchasing our services and solutions. If that occurs, our business could be materially adversely affected.

        A large portion of our customer base is in the financial services sector or in related businesses. The financial services industry is still undergoing unusual stress due to the well-publicized deterioration of the credit markets and general economic downturn during 2008 and 2009. Consolidation of the banking industry, whether as a result of economic conditions or changes in law, could also reduce the number of new clients available to us. We cannot predict how the industry as a whole or how our customer base will emerge from this unprecedented series of events or how it may affect their spending patterns with respect to our products or services. Likewise, we cannot predict how any new government legislation or regulations may affect our clients or their spending patterns. If our clients reduce their purchases of our services and solutions, or cease doing business with us, our business could be materially adversely affected.

Future consolidation of financial institution clients may adversely affect our revenue, profitability and results of operations.

        There has been significant consolidation in the financial industry in recent years. Further consolidation in the financial industry also may increase pressure on profit margins as merged entities seek additional discounts due to the increased volume resulting from the consolidation. The increase in bargaining power from consolidated clients presents a risk that new contracts may be subject to increased pricing pressure, which may adversely affect our revenue, profitability and results of operations.

Our quarterly operating results may fluctuate significantly, making it difficult to predict our future operating results or to achieve our earnings forecasts.

        Our results of operations may fluctuate from period to period and will depend on numerous factors, including the following: client demand and market acceptance of our services and solutions, new product introductions, product obsolescence, varying product mix, foreign currency exchange rates, competition, unusual economic stress and uncertainty in the credit markets. Any unfavorable change in one or more of these factors could have a material adverse effect on our business.

        In addition, we have historically experienced fluctuations in the demand for our services and solutions from quarter-to-quarter and may continue to experience similar results in the future. Because of the cyclical and unpredictable nature of corporate purchasing decisions, any one fiscal quarter may result in unpredictable fluctuations of our quarterly sales results throughout the fiscal year. Consequently, our results of operations may vary significantly from period to period, affecting our cash flow and liquidity.

As a result of our significant foreign operations, our reported results will be affected by fluctuations in the exchange rates between the U.S. dollar and various foreign currencies.

        A significant portion of our revenue is earned in non-U.S. currencies, especially the Pound Sterling and the Euro. Additionally, transactions between us and our international subsidiaries are denominated in U.S. Dollars and certain transactions between our subsidiaries are denominated in local currencies. As a result, we have certain exposures to exchange rate risk. Therefore, our reported results from quarter-to-quarter will be affected by changes in the exchange rates between these currencies. For example, any appreciation in the value of the U.S. Dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. Dollars. Similarly, any appreciation in the value of the U.S. Dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. Dollars. This exchange rate risk could have a material adverse effect on our business, results of operations and financial condition. We do not have any hedging with respect to foreign exchange activity.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

        We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our hardware or software products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information. In addition, the laws of certain countries in which our products are sold or may be licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States. The validity of any patents issued, or that may be used, by us may be challenged by others and we could encounter litigation in enforcing our patent rights against infringement. In addition, there can be no assurance that other technology cannot or will not be developed, or that patents will not be obtained by others, that would render our patents obsolete.

The decline in volume of paper transactions may adversely impact our traditional business.

        The demand for paper payment processing solutions continues to decline due to market trends, including reduced check volume, check truncation, and the passage of Check 21. Check 21 is a federal law that is designed to enable banks to handle more checks electronically by facilitating the use of check truncation, the process by which a check is converted into a digital image, which, when reprinted, serves as the official record of the check. Check 21 became effective in October 2004. This continued decline in the volume of paper transactions will likely adversely affect revenues from certain of our traditional product offerings.

Our top ten clients in continuing operations accounted for approximately 34.3%, 33.3% and 33.9% of our revenue for the years ended December 31, 2009, 2008 and 2007, respectively, and during such periods, we derived 10.7%, 8.9% and 9.2%, respectively, from a single client, EDS. If more than one of our key clients were to cease doing business with us, or if there were a significant reduction in the volume or profitability of their business with us, our revenue and profitability could decline, and our business and reputation would suffer.

        Our success depends upon our retention of key clients. A significant portion of our revenue is concentrated among our ten largest clients, which accounted for 34.3%, 33.3% and 33.9% of our revenue for the years ended December 31, 2009, 2008 and 2007, respectively. During the years ended December 31, 2009, 2008 and 2007, we derived 10.7%, 8.9% and 9.2%, respectively, of revenue from a single client, EDS. The loss of EDS or any other key client could have a material adverse effect on our business.

        Clients may be lost due to merger or acquisition, business failure, contract expiration, conversion to a competitor, conversion to an in-house system or the development of new technology, such as remote management, which reduces demand for our services. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of current contracts in the future. Renewal periods present our clients with the opportunity to consider other providers or to renegotiate their contracts with us. In addition, many of our contracts include termination provisions which allow our clients to terminate such contracts subject to certain restrictions. Significant decreases in the volumes under contract with these significant clients or the loss of any significant client could leave us with a higher level of fixed costs than is necessary to service remaining clients. As a result of our revenue concentration, the loss of one or more key clients, or a significant decrease in the volumes under contract, or the profitability of our business with them, could have a material adverse effect on our revenue and profitability. In addition, a disruption or a downturn in the business of one or more key clients could reduce our liquidity if we were unable to collect amounts they owe us.

To be successful, we need to attract and retain qualified personnel, and any inability to do so would adversely affect our business.

        Our senior management team has decades of experience in the BPO services, hardware manufacturing and software development industries and has led our transformation into a services and solutions company. Our future success depends on our ability to attract, retain and motivate our senior management as well as highly skilled personnel in various areas, including hardware and software development, engineering, project management, procurement, project controls, sales and finance. If we do not succeed in retaining and motivating our current employees and attracting additional highly qualified employees, our business could be adversely affected. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may spend considerable resources training employees who may then be hired by our competitors, forcing us to spend additional funds to attract personnel to fill those positions. If we are unable to attract, hire and retain qualified personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations.

Some of our contracts for BPO services contain fixed pricing or benchmarking provisions that could adversely affect our results of operations and cash flow.

        Many of our contracts for BPO services contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Many of our BPO contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts may contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services at levels that will permit recovery of our costs, which may adversely affect our results of operations and cash flow.

Future strategic acquisitions may not be successful.

        We may pursue growth through the acquisition of companies or assets, both in the United States and internationally, that will enable us to broaden the types of projects we execute and also expand into new markets. We may be unable to implement this growth strategy if we cannot identify suitable companies or assets or reach agreement on potential strategic acquisitions on acceptable terms. The core risks related to acquisitions are in the areas of valuation (negotiating a fair price for the business based on limited diligence) and integration (managing the complex process of integrating the acquired company's people, products, technology and other assets so as to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition).

        To finance future acquisitions, we may need to raise funds either by issuing additional equity securities or incurring debt. If we issue additional equity securities, such sales could reduce the current value of our stock by diluting the ownership interests of our stockholders. If we incur additional debt, the related interest expense may significantly reduce our profitability. Additionally, we are likely to use purchase accounting for future acquisitions and the related amortization expense associated with goodwill and purchased intangibles may significantly reduce our profitability.

We depend on our suppliers and the loss of any key supplier could materially and adversely affect our business, financial condition and results of operations.

        Our hardware products depend on the quality of components that are procured from third party suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts (which can adversely affect the reliability and reputation of our products), a shortage of components and reduced control over delivery schedules (which can adversely affect our manufacturing efficiencies) and increases in component costs (which can adversely affect our profitability).

        We have several single-sourced supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity or price considerations. If any of these sources are unable to provide timely and reliable supply, we could experience manufacturing interruptions, delays or inefficiencies, which could have a material adverse effect on our results of operations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales and an increase in costs, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to receive or retain the necessary licenses or authorizations required for us to export or re-export our products, technical data or services, which could have a material adverse effect on our business, financial condition and results of operations.

        In order for us to export certain services or solutions, we are required to obtain licenses from the U.S. government, often on a transaction-by-transaction basis. We cannot be sure of our ability to obtain the U.S. government licenses or other approvals required to export our services and solutions for sales to foreign governments, foreign commercial clients or foreign destinations. Failure to receive required licenses or authorizations could hinder our ability to export our services and solutions and could harm our business, financial condition and results of operations. Export transactions may also be subject to the import laws of the importing and destination countries. If we fail to comply with these import laws, our ability to sell our services and solutions may be negatively impacted which would have a material adverse effect on our business and results of operations.

We are subject to environmental laws and regulations, and we may be exposed to certain environmental liabilities related to our occupation and leasing of certain property.

        We are subject to federal, state, local and foreign environmental and health and safety laws and regulations. We may have potential exposure for certain environmental liabilities related to the ownership, leasing and operation of certain properties, including our facility in Irving, Texas. We cannot assure you that costs related to future clean-up and other environmental liabilities, if any, will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Also, in the future, contamination may be found to exist at our current or former facilities and we could be held liable for such contamination. The remediation of such contamination, or the enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

Our business could be materially adversely affected as a result of war or acts of terrorism.

        Terrorist acts or acts of war may cause damage or disruption to our employees, facilities, clients, partners, and suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment, including receipt of components and distribution of products.

Risks Related to this Offering and Our Common Stock

An active market for our common stock may not develop and the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

        There is no current public market for our common stock. An active market for our common stock may not develop or may not be sustained. We have applied to have our common stock listed on The NASDAQ Global Market, but we cannot assure you that our application will be approved. In addition, we cannot assure you as to the liquidity of any such market that may develop or the price that our stockholders may obtain for their shares of our common stock.

        Even if an active trading market develops, the market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price and cause your investment to lose value include:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  changes in our earnings estimates;

  •
  publication (or lack of publication) of research reports about us;

  •
  increases in market interest rates, which may increase our cost of capital;

  •
  changes in applicable laws or regulations, court rulings, enforcement and legal actions;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we incur in the future;

  •
  additions or departures of key management personnel;

  •
  actions by our stockholders;

  •
  speculation in the press or investment community; and

  •
  general market and economic conditions.

Future sales of our common stock may dilute your ownership interest and/or depress our share price.

        We may in the future issue our previously authorized and unissued securities. We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of April 16, 2010, we had a total of 17,634,141 shares of common stock outstanding, which include restricted shares of 2,102,812 granted to management and certain employees pursuant to our Second Amended and Restated 2007 Equity Incentive Plan (the "2007 Equity Incentive Plan"), our Amended and Restated

2008 Equity Incentive Plan (the "2008 Equity Incentive Plan,") and our 2009 Equity Incentive Plan (together with the 2007 Equity Incentive Plan and the 2008 Equity Incentive Plan, the "Equity Incentive Plans") and 6,252 shares of restricted stock granted to our non-employee directors pursuant to our 2007 Amended and Restated Non-Employee Director Equity Plan ("2007 Director Plan"). The outstanding shares of common stock do not include 213,780 restricted stock units granted pursuant to the 2007 Director Plan. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements and public offerings of our securities for capital raising purposes, or for other business purposes. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby and may create downward pressure on the trading price of our common stock.

        The sales of substantial amounts of our common stock following the effectiveness of the registration statement of which this prospectus forms a part, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital.

The sales price per share of our common stock effected through The PORTAL Market may not accurately reflect its actual value following the effectiveness of the registration statement of which this prospectus forms a part.

        The last reported sales price per share of our common stock effected through The PORTAL Market, which occurred on July 8, 2009, was $5.00. This price is not an offer to sell shares of our common stock at such price. Participation in The PORTAL Market is available only to qualified institutional buyers. As a result, the trading price of our common stock on The PORTAL Market is not an accurate indicator of the trading price of our common stock after this offering. When the registration statement of which this prospectus forms a part is declared effective and our shares are the subject of quotations on The NASDAQ Global Market or other national securities exchange, market or trading facility, our common stock will sell at prevailing market prices.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

        We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future, and our ability to pay cash dividends is restricted by our Revolving Credit Facility, which only allows for the payment of cash dividends upon our meeting certain conditions requiring that (a) no default or event of default exists at the time of, or would arise as a result of, such payment, (b) after giving effect to such payment, the financial covenants continue to be complied with on a pro forma basis, (c) such payment, and all other restricted payments do not exceed $5 million in any fiscal year, and (d) after giving effect to such payment, the availability under the Revolving Credit Facility is not less than $15 million. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

We may not be accepted for listing or inclusion on The NASDAQ Global Market or another national exchange or automated inter-dealer quotation system.

        We have applied to have our common stock listed on The NASDAQ Global Market. This listing may not be approved, or, if approved, maintained and we may be unable to have our common stock listed on any other national exchange or automated inter-dealer quotation system. Our inability to list or include our common stock on The Nasdaq Stock Market, The New York Stock Exchange or any other national exchange or an automated inter-dealer quotation system would adversely affect the ability of our stockholders to sell their shares of common stock subsequent to the declaration of effectiveness of the registration statement of which this prospectus forms a part, and consequently may adversely affect the value of such shares. In such case, our stockholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, we would have more difficulty attracting the attention of market analysts to cover us in their research.

        Furthermore, if our common stock is approved for listing or inclusion on The NASDAQ Global Market or any other national exchange or automated inter-dealer quotation system, we will have no prior trading history, and thus there is no way to determine the prices or volumes at which our common stock will trade. Holders of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock.

        Provisions in our certificate of incorporation and our bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Our certificate of incorporation and bylaws:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval;

  •
  classify the board of directors into staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

  •
  require that any stockholder that wants to propose any matter for action by stockholders at a stockholders' meeting, including the nomination of candidates for election to the board of directors, provide us with advance notice of such matter within a specified time period, which may limit ability of stockholders to propose matters for action at a stockholders' meeting;

  •
  prohibit action by written consent of the stockholders, requiring all actions to be taken at a meeting of the stockholders; and

  •
  require super majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

        Following the effectiveness of the registration statement of which this prospectus forms a part, we will also be subject to the provisions of Section 203 of the Delaware General Corporate Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

        These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        We are including the following discussion to inform you of some of the risks and uncertainties that can affect us.

        This prospectus contains various statements, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, that are forward looking statements. The forward looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending. Our forward looking statements are generally accompanied by words such as "may," "will," "expect," "intend," "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to unduly rely on them. We have based these forward looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

  •
  our history of losses and our ability to achieve and sustain profitability in the future;

  •
  our ability to develop services and solutions based on new or evolving technologies and the production and acceptance of our services and solutions by the market;

  •
  our ability to compete with other providers of BPO services and hardware and software services and solutions;

  •
  our ability to successfully implement our business strategy, including expansion of sources of recurring revenue and continued growth of our BPO services, and sustain our historical growth rate;

  •
  our ability to protect our intellectual property;

  •
  risks related to potential claims against us related to intellectual property infringement;

  •
  risks related to enforceability of our copyrights;

  •
  risks and costs related to any operational failures in our outsourcing or transaction processing facilities;

  •
  risks related to material breaches in the security of our systems;

  •
  our ability to borrow or raise additional capital;

  •
  risks related to our international operations;

  •
  our ability to develop or maintain an effective system of internal controls;

  •
  our ability to comply with SOX and other requirements for public companies;

  •
  risks related to our use of estimates and assumptions for our service contracts;

  •
  changes in the way we recognize revenue for sales of our services and solutions;

  •
  risks related to the application of international and foreign domestic laws and regulations on our business and operations;

  •
  our ability to change our services and solutions to meet our clients' needs as a result of changing and new laws and regulations;

  •
  risks related to development delays, software defects or installation difficulties;

  •
  risks related to the concentration our clients in the financial services sector;

  •
  our ability to accurately predict future operating results or achieve earnings forecasts;

  •
  risks related to exposure to changes in foreign currency exchange rates due to our significant foreign operations;

  •
  risks related to the misappropriation of our intellectual property and property rights;

  •
  risks related to the decline in the volume of paper transactions;

  •
  risks related to the concentration of our revenue among our top ten clients;

  •
  our ability to attract and retain qualified personnel;

  •
  risks related to contracts providing for fixed prices;

  •
  risks related to future strategic acquisitions;

  •
  risks related to the loss of key suppliers;

  •
  our ability to obtain or retain the licenses or authorizations necessary to export or re-export our products, technical data or services;

  •
  risks related to environmental laws and potential liabilities;

  •
  risks related to war or acts of terrorism;

  •
  an active market for our common stock may not develop and may be highly volatile;

  •
  risks that future sales of our common stock could dilute current ownership;

  •
  the sales price per share of our common stock effected through The PORTAL Market may not accurately reflect its actual value after the effectiveness of the registration statement, of which this prospectus forms a part;

  •
  we do not anticipate paying dividends in the near future;

  •
  our common stock may not be accepted for listing on The NASDAQ Global Market or another national exchange or automated inter-dealer quotation system; and

  •
  risks related to provisions in our organization documents or under Delaware law that may prevent a change of control, which could adversely affect the price of our common stock.

        These and other important factors, including those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus. Before making a decision to purchase our common stock, you should carefully consider all of the factors identified in this prospectus that could cause actual results to differ from these forward-looking statements.

NOTICE TO INVESTORS

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with any additional information or information that is different from the information contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

        "BancTec" and its logo as well as the other trademarks and logos referred to in this prospectus belong to us. Solely for convenience, we may refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

MARKET DATA

        In this prospectus, we rely on and refer to information and statistics regarding our industry, the size of certain markets, and our position within the sectors in which we compete. We obtained this industry and market data from various sources, including periodic industry publications, third party studies and surveys, and our own internal research and estimates, which are derived from our management's knowledge and experience in the markets in which we operate. Our estimates have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate.

USE OF PROCEEDS

        We estimate that the net proceeds for the sale of 5,500,000 shares of our common stock in this offering will be approximately $43.5 million (or $53.8 million if the underwriters exercise their over-allotment option in full) assuming an initial public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds as follows:

  •
  approximately $28.6 million to pay down the outstanding balance on our Revolving Credit Facility, which matures in February 2014 and, as of December 31, 2009, was accruing interest at a rate of approximately 7.0%; and

  •
  the balance, approximately $14.9 million, for potential strategic acquisitions and general corporate purposes, including working capital and capital expenditures.

        During the year ended December 31, 2009, we have, from time to time, borrowed amounts under our Revolving Credit Facility, all of which have been used for general corporate purposes, including working capital and capital expenditures.

        Although we are considering acquisition candidates in the payment processing and document and content processing markets, we currently have no agreements, commitments or understandings with respect to the acquisition of any business. The amount and timing of our expenditures for general corporate purposes will vary depending on a number of factors, including the amount of cash generated or used by our operations, technological developments and the rate of growth of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

        We have not historically paid dividends on our common stock. We do not anticipate that we will pay dividends on our common stock in the foreseeable future as we intend to retain any future earnings to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results, and conditions, legal requirements, and other factors that our board of directors deems relevant. Our ability to pay cash dividends is restricted by our Revolving Credit Facility which allows for the payment of cash dividends only upon our meeting certain conditions, including that (a) no default or event of default exists at the time of or would arise as a result of such payment, (b) after giving effect to such payment, the financial covenants continue to be complied with on a pro forma basis, (c) such payment, and all other restricted payments do not exceed $5 million in any fiscal year, and (d) after giving effect to such payment, the availability under the Revolving Credit Facility is not less than $15 million.

 CAPITALIZATION

        The following table shows our cash, cash equivalents and capitalization as of December 31, 2009 on an actual basis and an adjusted basis to give effect to the sale by us of 5,500,000 shares of our common stock in this offering (based on an assumed offering price of $9.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and assuming the underwriters do not exercise their over-allotment option) after deducting underwriting discounts and commissions, estimated offering expenses payable by us and the application of the net proceeds from this offering as described under "Use of Proceeds." We will not receive any proceeds from the sale of shares by the selling stockholders. You should refer to "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus in evaluating the material presented below.

	As of December 31, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$9,866	$24,798

Revolving Credit Facility	$28,577	$—
Note payable to sellers of DocuData	2,000	2,000
Stockholders' equity (deficit):
Common stock, par value $0.01 per share—17,055,223 shares outstanding as of December 31, 2009	171	226
Additional paid-in capital	434,399	477,853
Accumulated deficit	(349,024)	(349,024)
Treasury stock	(232)	(232)
Accumulated other comprehensive loss	(17,083)	(17,083)

Total stockholders' equity	$68,231	$111,740

Total capitalization(1)	$98,808	$113,740

(1)
Assuming that we sell 5,500,000 shares of common stock, a $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our total capitalization by approximately $5.1 million.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after this offering. If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and net tangible book value per share of our common stock after this offering. The following table illustrates our net tangible book value per share of our common stock as of December 31, 2009, without giving effect to this offering.

December 31, 2009
(in thousands, except per share data)
Total assets	$190,814
Less:
Goodwill	30,731
Other intangible assets, net	11,150
Outsourcing contract costs, net	13,902

Net tangible assets	135,031
Total liabilities	(122,583)

Net tangible book value	$12,448

Shares outstanding	17,055

Net tangible assets per share	$0.73

        After giving effect to the sale of 5,500,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of approximately $28.6 million of the proceeds of the offering to repay the outstanding balance on our Revolving Credit Facility, our net tangible book value, which we refer to as our pro forma net tangible book value, as of December 31, 2009 would have been approximately $55.9 million, or $2.48 per share of our common stock.

        This amount represents an immediate increase in our pro forma net tangible book value of $1.75 per share to our existing stockholders and an immediate dilution in our pro forma net tangible book value of $6.52 per share to new investors purchasing shares of our common stock at the initial public offering price. We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the initial public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed initial public offering price		$9.00
Net tangible book value per share as of December 31, 2009	$0.73
Increase per share attributable to this offering	$1.75

Pro forma net tangible book value per share after this offering		$2.48

Dilution per share to new investors		$6.52

        A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value as of December 31, 2009 by approximately $5.1 million, the pro forma net tangible book value per share by $0.23 per share and the dilution in pro forma net tangible book value per share to new investors by $0.77 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The table below sets forth, as of December 31, 2009, the number of shares of our common stock issued, the total consideration paid and the average price per share paid by our existing stockholders and our new investors in this offering, after giving effect to the issuance of 5,500,000 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, before deducting underwriting discounts and commissions and our estimated offering expenses.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(in millions)
Existing stockholders	17,055,223	75.6%	$372.6	88.3%	$21.85
New investors	5,500,000	24.4%	49.5	11.7%	9.00

Total	22,555,223	100.0%	$422.1	100.0%	$18.71

        As of December 31, 2009, we had 17,055,223 shares of common stock outstanding and, assuming the sale of 2,734,744 shares of common stock by the selling stockholders as contemplated hereunder, if this offering had been consummated as of such date the number of shares held by existing stockholders would have been reduced to 14,320,479 shares or 64% of the total number of shares of our common stock outstanding, immediately after the consummation thereof. The above discussion and tables assume the underwriters will not exercise the overallotment option and includes 1,530,146 shares of restricted stock granted pursuant to our Equity Incentive Plans and 6,252 shares of restricted stock granted pursuant to our 2007 Director Plan and excludes 113,780 restricted stock units granted pursuant to the 2007 Director Plan as of December 31, 2009.

        If the underwriters' overallotment option is exercised in full, the net tangible book value as of December 31, 2009 would have been $68.4 million, or $2.88 per share of our common stock, representing dilution of $6.12 per share to new investors. Assuming such exercise, the number of shares held and the percentage of total consideration paid by the existing stockholders after this offering would be reduced to 71.7% and 86.0%, respectively, and the number of shares held and the percentage of total consideration paid by new investors would increase to 28.3% or 14.0%, respectively.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our selected consolidated financial information for the periods represented. The financial data for the years ended December 31, 2009, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements and notes thereto. The financial data for the year ended December 31, 2005 has been derived from our audited financial statements with consideration to the discontinued operations of our ITSM division.

        The financial data presented below, and throughout this prospectus, has been adjusted to reflect the January 2009 sale of our ITSM division in accordance with ASC 360-10. See "Note A—Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements and the Notes to Condensed Consolidated Financial Statements included elsewhere in this prospectus.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenue
Equipment and software	$71,315	$74,434	$97,667	$92,136	$80,853
Software services	35,276	43,521	44,650	43,999	45,805
Maintenance and other services	72,937	90,142	95,879	91,462	83,465
Business process outsourcing	93,104	63,823	37,283	28,792	8,633

Total revenue	272,632	271,920	275,479	256,389	218,756

Gross profit	74,771	76,219	88,864	83,056	77,450
Operating expenses
Research and development	4,246	5,179	6,506	7,275	8,823
Selling, general and administrative	69,321	79,102	73,669	59,568	59,550
Goodwill impairment	—	23,442	—	—	—

Total operating expenses	73,567	107,723	80,175	66,843	68,373

Operating income (loss)	1,204	(31,504)	8,689	16,213	9,077
Other income (expense)(1)	(5,926)	503	(15,626)	(20,104)	(18,850)

Loss from continuing operations before income tax	(4,722)	(31,001)	(6,937)	(3,891)	(9,773)
Income tax expense	3,293	2,355	6,613	3,875	1,242

Net loss from continuing operations	$(8,015)	$(33,356)	$(13,550)	$(7,766)	$(11,015)

Net loss per share from continuing operations
Basic and diluted	$(0.51)	$(2.15)	$(1.51)	$(1.28)	$(1.82)

Other Financial Data:
Adjusted EBITDA(2)	$22,999	$18,170	$22,570	$28,346	$20,543

Pro forma as adjusted net loss per share(3)
Basic and diluted	$(0.34)

Pro forma as adjusted weighted average shares(3)
Basic and diluted	18,779

	December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Balance Sheet Data:
Total assets	$190,814	$222,622	$239,519	$212,597	$197,214
Current obligations under capital leases, financing arrangements and revolver	31,430	51,111	14,853	32,843	1,095
Long-term debt, less current maturities	6,133	6,352	1,228	201,841	199,063
Total liabilities	122,583	149,712	125,510	364,182	351,159
Series A preferred stock	—	—	—	18,040	18,040
Series B preferred stock	—	—	—	13,520	13,520
Stockholders' equity (deficit)	68,231	72,910	114,009	(169,625)	(171,985)

        The following table provides a reconciliation of Adjusted EBITDA to our net income for the periods indicated as calculated and presented in accordance with GAAP:

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Net loss from continuing operations	$(8,015)	$(33,356)	$(13,550)	$(7,766)	$(11,015)
Income tax expense	3,293	2,355	6,613	3,875	1,242
Interest income	(437)	(219)	(747)	(213)	(708)
Interest expense	4,241	3,583	14,964	20,192	19,146
Outsourcing contract cost amortization	3,497	2,883	2,298	526	—
Depreciation and amortization	15,276	15,299	10,491	11,483	11,878
Stock-based compensation	5,144	4,183	2,501	249	—
Goodwill impairment	—	23,442	—	—	—

Adjusted EBITDA	$22,999	$18,170	$22,570	$28,346	$20,543

(1)
Other income (expenses) includes interest expense, interest income, and sundry expenses, which are comprised of exchange rate gains and losses and other miscellaneous expenses.

(2)
See Note (2) to Summary Consolidated Financial Data located elsewhere in this prospectus for a discussion of how we use Adjusted EBITDA and some of the limitations of its usefulness.

(3)
The pro forma adjustments assume (a) the sale of 3,175,000 shares of our common stock at the beginning of the periods presented at an initial public offering price of $9.00 per share (which is the midpoint of the price range listed on the cover page of this prospectus), (b) a $1.7 million reduction of tax adjusted interest expense due to the payoff of the Revolving Credit Facility using a portion of the net proceeds received from this offering, (c) the increase in the pro forma weighted average shares outstanding of 3,175,000 to account for the number of shares required to retire the Revolving Credit Facility, and (d) application of the net proceeds received by us from this offering as described under "Use of Proceeds."

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our audited and unaudited financial statements and related notes appearing elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward looking statements as a result of a variety of risks and uncertainties, including those described elsewhere in this prospectus under "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors." We assume no obligation to update any of these forward looking statements.

Overview

        We provide payment processing and document and content processing services and solutions, helping our clients automate their business and optimize their management of information, business processes and technology infrastructure. We offer our clients BPO services and in-house business solutions, including software and hardware products to help organizations in various industries automate complex, high-volume and data-intensive business processes. Our offerings are built around proprietary technology and industry knowledge that we have developed over three decades of working closely with our clients.

        We have developed strong senior level relationships with our clients by serving as a strategic provider of mission critical services and solutions. We serve over 1,700 clients with operations in 55 countries and that compete in industries including banking, insurance, government, healthcare, utilities, telecommunications and transportation and logistics. We have operations in 14 countries in North America and Europe. We also sell software and hardware through resellers and distributors in emerging markets throughout Asia, Latin America, the Middle East, Eastern Europe and Africa.

Operating Segments

        We report our operations as two primary segments: the Americas and EMEA. The Americas and EMEA business units offer a similar portfolio of services and solutions, infrastructure services, business solutions and BPO services to similar types of clients. For revenues from external clients, a measure of profit or loss and total assets reported by segment, see "Note O—Business Segment Data" to our Consolidated Financial Statements included elsewhere in this prospectus.

Business and Industry Trends

        We initiated several growth initiatives in 2005. We expanded our BPO services in the Americas by leveraging our experience in the EMEA BPO market. We also have acquired several companies in the BPO services industry to accelerate our growth.

        In today's challenging corporate environment, businesses that process high volumes of payments, documents and other content are continually driven to improve their operating efficiencies and manage their expenditures carefully. These businesses must manage complex technologies, particularly in regards to the creation and management of content in multiple formats and compliance with regulation, both of which tend to increase the costs of operations. In addition, legislation such as Check 21, SOX and HIPAA have increased the importance of information security practices and internal controls. As a result, many business leaders have begun to re-evaluate their internal technology infrastructure and service strategies and are searching for more efficient, secure ways to automate complex, data-intensive business processes, such as payment processing and document and content processing. Automating and outsourcing these key functions allow businesses to use information more effectively, generate new sources of revenue and often drive significant cost savings.

        In addition, there is a growing trend among businesses to outsource payment processing and document and content processing, commonly referred to as BPO. BPO involves the transfer of business operations to a third-party service provider in an effort to improve operational efficiencies and reduce cost. BPO also allows businesses to outsource the management of complex technologies, improve operational efficiencies, reduce cost and focus on their core competencies. NelsonHall estimates that the global BPO market in 2008, which includes the market for our BPO services, was $314.8 billion growing at a 9.0% compounded annual growth rate to $450.7 billion in 2012. Based on this global BPO market estimate, we believe the addressable market opportunity for our payment processing BPO services in 2008 was approximately $6.9 billion, growing at an 8.9% compounded annual growth rate to $9.7 billion in 2012 and the addressable market opportunity for our document and content processing BPO services in 2008 was approximately $20.6 billion, growing at a 10.8% compounded annual growth rate to $31.1 billion in 2012.

        The market for our services and solutions within the industries we serve remains highly competitive, and technological advances may render our services and solutions less desirable than some of our competitors if we are not able to incorporate these new technologies into our products and rapidly adapt to the technology trends in our clients' business. Additionally, the impact of these technological changes on the volume of paper-based transactions in our payment processing business is expected to continue to result in declining revenue in that market with our existing clients, and we will be required to increase our market penetration for these products if we are to maintain revenue from these products at or near historical levels. Due to regulatory requirements and other reasons, however, we do not anticipate a corresponding decline of paper-based transactions in the document and content processing industry. We intend to continue to grow our BPO services business in an effort to offset the decline in paper-based transactions in that market.

        A large portion of our customer base is in the financial services sector or in related businesses. The financial services industry is still undergoing unusual stress due to the well-publicized deterioration of the credit markets and general economic downturn during 2008 and 2009. Although adverse economic conditions may affect spending and purchasing decisions for companies in the financial services sector, we believe these economic conditions create opportunities for increased sales in our BPO services. We are marketing our BPO services to companies in the financial services industry as an opportunity for them to reduce their future costs. Additionally, we will also continue to review staffing levels and make appropriate reductions if these economic conditions affect our sales in the future.

        As a result of the technological advances and changes affecting the demand for some of our products, we intend to continue to enhance our portfolio of services to adapt to our clients' needs throughout our Americas and EMEA operating segments. We are focused on growing our BPO services offerings to existing and new clients and expanding our offerings to other industries. Accordingly, we expect that our revenue mix within the Americas and EMEA operating segments will continue to change to reflect these business and product sales trends.

Revenue and Expenses

        We derive revenue primarily from four sources: (a) equipment and software sales; (b) software services; (c) maintenance and other services; and (d) BPO.

        Equipment and software sales include our own and third party equipment and software designed to address complex data and paper intensive work processes; integration of our own and third party developed software with our own and third party manufactured equipment and consumable products used by us and third party manufactured equipment.

        Software services include ongoing support of our developed software. Recurring monthly charges are pre-paid on a monthly, quarterly or annual basis. The recurring nature of this revenue provides us with predictable revenue streams during various economic cycles.

        Maintenance and other services include ongoing support of our own and third party manufactured equipment. Recurring monthly charges are pre-paid on a monthly, quarterly or annual basis. The recurring nature of this revenue provides us with predictable revenue streams during various economic cycles.

        BPO includes services for payment processing or document and content processing for our client's business. Our BPO contracts are typically long-term contracts of up to ten years and recurring in nature. The recurring nature of this revenue provides us with predictable revenue streams during various economic cycles.

        Our expenses consist primarily of the following: (a) cost of goods sold, which includes salaries, wages, benefits, equipment and supplies; (b) product development, which includes salaries, wages, benefits and travel; (c) selling, general and administrative expenses, which includes salaries, wages, benefits, commissions, travel, information technology ("IT"), legal and other expenses; (d) interest on debt obligations; and (e) taxes, most of which arise in connection with our foreign operations.

        We expect to incur additional expense associated with being a public company in future periods, including increased personnel costs, legal costs, accounting costs, board compensation expense, investor relations costs, insurance premiums, and costs associated with our compliance with Section 404 of SOX, other applicable SEC regulations and the requirements of the Nasdaq Stock Market.

Recent Acquisitions

        On June 23, 2009, we purchased Privatgirot AB ("Privatgirot"), a paper and electronic payment processing and document and content processing services business. Privatgirot has approximately 240 employees with annual revenues exceeding $18 million. The purchase price was approximately $4.1 million. Key members of Privatgirot's management continue to operate the business. Headquartered in Stockholm, Sweden, Privatgirot will continue to offer services in the Nordic region.

        On August 4, 2008, we purchased Document@Work, a scan-to-archive company based in Paris, France, which we merged into our existing operations in France. Document@Work established our BPO presence in France with revenues of approximately $1 million in 2008.

        On March 4, 2008, we purchased DocuData Solutions, L.C. ("DocuData"), an imaging, content management, media storage and BPO organization. DocuData has approximately 226 employees with annual revenues exceeding $16 million. The purchase price was approximately $26 million, which included approximately $20 million in cash, a $3 million note payable to seller and a $3 million future earn-out component. Key members of DocuData management continue to operate the business. Headquartered in Dallas, Texas, DocuData has operation centers in Dallas, Houston and Austin, Texas.

Discontinued Operations

        Our ITSM division provided infrastructure services, including warranty services, fulfillment services and related maintenance support, to the IT industry, with focused deployment and ongoing support services for original equipment manufacturers and IT outsourcing providers. On December 11, 2008, we signed a definitive agreement to sell our ITSM division, including licenses, contracts and assets, for cash and notes receivable. We completed this sale for cash of $10 million and $7.5 million in notes receivable on January 15, 2009. As required by ASC 360-10, the results of operations and cash flows of the ITSM operating segment have been presented as Discontinued Operations in the accompanying Consolidated Statements of Operations and Consolidated Statements of Cash Flow. The related assets and liabilities are presented as Assets Held for Sale in the accompanying Consolidated Balance Sheets as of December 31, 2009. Revenues for our ITSM division included in discontinued operations were $2.5 million and $105.2 million for the years ended December 31, 2009 and 2008, respectively. Pre-tax loss for our ITSM division was $(0.6) million and $(6.3) million for the years ended December 31, 2009 and 2008, respectively. We recognized a gain on sale of $0.5 million, net of selling costs, for the year ended December 31, 2009.

Results of Operations

        The following table provides, for the periods indicated, the percentage relationship of the identified consolidated statement of operations items to total revenue. See "Note O—Business Segment Data" of the Notes to Consolidated Financial Statements included elsewhere in this prospectus for segment information regarding our total assets.

	Years Ended December 31,
	2009	2008	2007
Revenue:
Equipment and software	26.2%	27.4%	35.5%
Software services	12.9	16.0	16.2
Maintenance and other services	26.8	33.2	34.8
Business process outsourcing	34.1	23.4	13.5

Total revenue	100.0	100.0	100.0
Cost of sales:
Equipment and software	15.9	18.4	22.3
Software services	5.0	6.3	7.0
Maintenance and other services	20.2	24.2	25.1
Business process outsourcing	31.5	23.1	13.3

Total cost of sales	72.6	72.0	67.7
Gross profit	27.4	28.0	32.3
Operating expenses:
Research and development	1.6	1.9	2.4
Selling, general and administrative	25.4	29.1	26.7
Goodwill impairment	—	8.6	—

Total operating expenses	27.0	39.6	29.1

Operating income (loss)	0.4	(11.6)	3.2
Other income (expense):
Interest income	0.2	0.1	0.2
Interest expense	(1.6)	(1.3)	(5.4)
Sundry, net	(0.7)	1.4	(0.5)

Loss from continuing operations	(1.7)	(11.4)	(2.5)
Income tax expense	1.2	0.9	2.4

Net loss from continuing operations	(2.9)	(12.3)	(4.9)
Net income (loss) from discontinued operations before income taxes	(0.2)	(2.3)	2.9
Gain on disposal of discontinued operations	0.2	—	—

Net gain from discontinued operations	—	(2.3)	2.9
Income tax expense from discontinued operations	—	0.3	0.2

Net income (loss) from discontinued operations	—	(2.6)	2.7

Net loss applicable to common stock	(2.9)%	(14.9)%	(2.2)%

Comparison of Years Ended December 31, 2009 and December 31, 2008

        Consolidated Revenue.    Consolidated revenue of $272.6 million for the year ended December 31, 2009 increased by $0.7 million, or 0.3%, from the prior year. Revenue decreased by $14.2 million from the comparative period in 2008 due to foreign exchange fluctuations. On an exchange rate neutral basis, equipment and software increased by $0.2 million, software services decreased by $5.7 million, maintenance and other services decreased by $13.6 million and BPO increased by $34.0 million.

  •
  The Americas total revenue of $147.0 million increased by $10.6 million. The Americas revenue decreased by $0.5 million due to foreign exchange fluctuations in our Canadian operations. On an exchange rate neutral basis our BPO revenue for the Americas increased by $20.2 million due to an increase in our document and content processing services and an increase in our payment processing services. In addition, our BPO revenue increased due to the inclusion of twelve months of revenue related to the DocuData acquisition in 2009 compared to only ten months in 2008. This increase in BPO revenue was offset by a $1.1 million decrease in software services and a $12.5 million decrease in hardware maintenance and other services on an exchange rate neutral basis due to continued decommissioning of check processing equipment as paper based volumes continued to decrease. On an exchange rate neutral basis, equipment and software revenue increased by $4.5 million due to increased capital investments made by our customers in connection with the improvement of market conditions. The Americas revenue accounted for 53.9% of total revenue for the fiscal year ended December 31, 2009, compared with 50.1% for the fiscal year ended December 31, 2008.

  •
  EMEA total revenue of $125.7 million decreased by $9.9 million. The EMEA revenue decreased by $13.7 million due to foreign exchange fluctuations. On an exchange rate neutral basis our BPO revenue for EMEA increased by $13.7 million due to an increase in our documents and content processing services. In addition, our BPO revenue increased due to the inclusion of six months of revenue related to the Privatgirot acquisition. This increase in BPO revenue was offset by a $4.5 million decrease in software services and a $0.8 million decrease in maintenance and other services on an exchange rate neutral basis due to continued decommissioning of check processing equipment as paper based volumes continued to decrease. On an exchange rate neutral basis, equipment and software revenue decreased by $4.6 million due to the continued decrease in capital investments by our customers as EMEA continues to experience poor market conditions. EMEA revenue accounted for 46.1% of total revenue for the fiscal year ended December 31, 2009, compared with 49.9% for the fiscal year ended December 31, 2008.

        Consolidated Gross Profit.    Consolidated gross profit of $74.8 million for the year ended December 31, 2009 decreased by $1.4 million, or 2.0%, from the prior year. Gross profit decreased by $4.2 million from the comparative period in 2008 due to foreign exchange fluctuations. On an exchange rate neutral basis, equipment and software increased by $5.2 million, software services decreased by $3.5 million, maintenance and other services decreased by $6.0 million and BPO increased by $7.1 million.

  •
  The Americas total gross profit of $37.2 million increased by $4.7 million, or 14.7%. The Americas gross profit decreased by $0.1 million due to foreign exchange fluctuations in our Canadian operations. On an exchange rate neutral basis, our increase in BPO revenue generated increased gross profit of $7.9 million. On an exchange rate neutral basis, equipment and software revenue increased generating increased gross profit of $3.9 million. These increases in gross profit were partially offset by a decrease in maintenance and other services revenue generating a reduction in gross profit of $6.1 million and software services gross profit decreased by $0.9 million on an exchange rate neutral basis. The Americas gross profit margin increased from 23.8% for the fiscal year ended December 31, 2008, compared to 25.3% for the fiscal year ended December 31, 2009.

  •
  EMEA total gross profit of $37.6 million decreased by $6.1 million, or 13.9%. EMEA gross profit decreased $4.1 million due to foreign exchange fluctuations. On an exchange rate neutral basis, BPO gross profit for EMEA decreased by $0.8 million, primarily due to first year contract costs in France. On an exchange rate neutral basis, the software services revenue decrease generated a decrease in gross profit of $2.6 million and the maintenance and other services expense decrease generated an increase in gross profit of $0.1 million. On an exchange rate neutral basis, equipment and software gross profit increased by $1.3 million. Gross profit margin declined from 31.9% for the fiscal year ended December 31, 2008 to 29.9% for the fiscal year ended December 31, 2009.

        Operating Expenses.    Operating expenses of $73.6 million for the fiscal year ended December 31, 2009 decreased by $34.2 million, as compared to the same period in 2008. Operating expenses changed primarily as follows: (a) product development expenses decreased $0.9 million primarily due to the reduction of software development costs; (b) a goodwill impairment of $23.4 million in 2008 did not occur in 2009; and (c) selling, general and administrative expenses ("SG&A") decreased by $9.8 million, or 12.4%, primarily due to a decrease in depreciation of internal use software of $1.7 million, a decrease in external IT services of $1.9 million, a decrease in SG&A shared expense of $1.7 million, savings in various corporate areas of $1.2 million, a one-time write-off of $0.9 million related to a divestiture in 2008 and a decrease in corporate marketing of $0.6 million. The Americas SG&A expense decreased by $0.6 million due primarily to lower sales expense. In addition, EMEA SG&A expense decreased by $2.5 million due to foreign exchange fluctuations, which was partially offset by $0.2 million in additional expense.

        Interest Expense.    Interest expense for the fiscal year ended December 31, 2009 increased $0.7 million to $4.2 million primarily due to an increase in the average revolver balance, as compared to the fiscal year ended December 31, 2008.

        Sundry Items.    Sundry items resulted in a loss of $2.1 million during the fiscal year ended December 31, 2009, as compared with a gain of $3.9 million in the fiscal year ended December 31, 2008. This increase was primarily due to foreign exchange fluctuations.

        Income Tax.    The income tax provision for the fiscal year ended December 31, 2009 is $3.3 million, as compared to a corresponding prior-year income tax provision of $2.4 million. The income tax provision for both periods related primarily to income from our international subsidiaries. Our effective income tax rate for 2009 was approximately (36.6%) compared with (7.5%) for 2008.

Comparison of Years Ended December 31, 2008 and December 31, 2007

        Consolidated Revenue.    Consolidated revenue of $271.9 million for the year ended December 31, 2008 decreased by $3.6 million, or 1.3%, from the prior year. Revenue decreased $5.0 million from the comparative period in 2007 due to foreign exchange fluctuations. On an exchange rate neutral basis, equipment and software decreased by $20.1 million, software services decreased by $1.1 million, and maintenance and other services decreased by $5.2 million. On an exchange rate neutral basis, BPO revenue increased by $27.8 million.

  •
  The Americas total revenue of $136.3 million decreased by $0.2 million. This was primarily due to a $14.0 million decrease in equipment and software sales due to fewer capital investments by customers during adverse market conditions. In addition, we experienced a $1.1 million decrease in software services and a $4.2 million decrease in maintenance and other services due to decommissioning of check processing equipment as paper based volumes continued to decrease. This was mostly offset by an increase in BPO revenue of $19.1 million due to an increase in our payment processing services. The Americas revenue accounted for 50.1% of total revenue for the fiscal year ended December 31, 2008 compared with 49.5% for the fiscal year ended December 31, 2007.

  •
  EMEA total revenue of $135.6 million decreased by $3.4 million, or 2.4%. EMEA revenue decreased by $5.0 million due to foreign exchange fluctuations. On an exchange rate neutral basis, the EMEA revenue decrease was primarily due to a $6.1 million decrease in equipment and software revenue due to fewer capital investments by customers during adverse market conditions. There was also $1.0 million decrease in maintenance and other services revenue due to decommissioning of check processing equipment as paper based volumes continue to decrease. This was mostly offset by an increase in BPO revenue of $8.7 million due to an increase in our documents and content processing services and an increase in our payment processing services. EMEA revenue accounted for 49.9% of total revenue for the fiscal year ended December 31, 2008 compared with 50.5% for the fiscal year ended December 31, 2007.

        Consolidated Gross Profit.    Consolidated gross profit of $76.2 million decreased by $12.6 million, or 14.2%, from the prior year.

  •
  The Americas total gross profit of $32.5 million decreased by $9.8 million, or 23.1%, as compared to gross profit of $42.3 million for the prior year. This decrease was driven by the decrease in equipment and software revenue, causing a $5.7 million decrease in gross profit, and the decrease in maintenance and other services revenue, causing a $0.6 million decrease in gross profit. In addition, the increase in BPO revenue required start-up costs to establish new service centers, creating a $3.5 million decrease in gross profit. The Americas gross profit margin decreased from 31.0% in 2007 to 23.9% in 2008.

  •
  EMEA total gross profit of $43.2 million decreased by $3.9 million, or 8.1%, as compared to gross profit of $47.1 million for the prior year. This decrease was driven by the decrease in revenue in equipment and software sales causing a $5.0 million decrease in gross profit, and the decrease in maintenance and other services revenue, causing a $0.5 million decrease in gross profit. This decrease was offset by the continued revenue growth in BPO generating increased gross profit of $1.6 million. Gross profit margin declined from 33.9% in 2007 to 31.9% in 2008.

        Operating Expenses.    Operating expenses of $107.7 million increased $27.5 million, or 34.4%, from the prior year. Operating expenses changed primarily as follows: (a) a non-cash impairment of $23.4 million in goodwill and $2.6 million in software; (b) product development expenses decreased $1.3 million or 20.4% compared with the prior year, primarily due to the reduction of software development costs; and (c) SG&A expenses increased by $5.4 million, or 7.4%, primarily due to an increase in amortization of intangibles of $1.9 million, one-time costs of $1.5 million for restructuring charges, and an increase of $2.0 million in the Americas selling and marketing expense.

        Interest Expense.    Interest expense for the year ended December 31, 2008 decreased $11.4 million, or 76%, to $3.6 million from the prior year, primarily due to a decrease in debt resulting from the utilization of the proceeds from the June 2007 Recapitalization.

        Sundry Items.    Sundry items resulted in a gain of $3.9 million during the year ended December 31, 2008 compared with a loss of $1.4 million in the year ended December 31, 2007. Foreign exchange gains accounted for $3.2 million of this increase.

        Income Tax.    The $2.4 million income tax provision for the year ended December 31, 2008 is compared to a corresponding prior-year income tax provision of $6.6 million. The income tax provision for both periods related primarily to income from our international subsidiaries.

Comparison of Years Ended December 31, 2007 and December 31, 2006

        Consolidated Revenue.    Consolidated revenue of $275.5 million for the year ended December 31, 2007 increased by $19.1 million, or 7.4%, from the prior year. Revenue increased $4.3 million from the comparative period in 2006 due primarily to foreign exchange fluctuations. On an exchange rate neutral basis, equipment and software increased by $6.0 million and BPO revenue increased by $8.8 million.

  •
  The Americas total revenue of $136.5 million decreased by $2.5 million. This decrease was primarily due to $3.0 million of sales of equipment and software in South America in 2006 that did not repeat in 2007 and a decrease in BPO revenue of $1.6 million due to a decrease in payment processing services in the period. This was partially offset by the one-time equipment and software sale of $2.1 million of revenue received from a software license. The Americas revenue accounted for 49.5% of total revenue for the fiscal year ended December 31, 2007 compared with 54.2% of total revenue.

  •
  EMEA total revenue of $139.0 million increased by $21.6 million. EMEA revenue increased $4.3 million due to foreign exchange fluctuations. In addition, EMEA revenue increased $10.4 million in BPO revenue due to increased revenues from our payment processing services. In addition, EMEA completed several large equipment and software sales contracts worth $6.9 million. EMEA revenue accounted for 50.5% of total revenue for the fiscal year ended December 31, 2007 compared with 45.8% for the fiscal year ended December 31, 2006.

        Consolidated Gross Profit.    Consolidated gross profit of $88.9 million increased by $5.8 million, or 7.0%, from the prior year.

  •
  The Americas total gross profit of $42.3 million increased by $2.9 million, or 7.5%, as compared to a gross profit of $39.3 million for the prior year. This was driven by an increase in equipment and software revenue and higher margin associated with a one-time software license sale of $2.1 million. In addition, the Americas experienced an increase of $0.2 million in maintenance and other services gross profit through reductions in costs and also improved the gross margin on equipment and software by $0.6 million due to decreased manufacturing costs. The Americas gross profit margin increased from 28.3% in the prior year to 31.0%.

  •
  EMEA total gross profit of $47.1 million increased by $3.2 million, or 7.3%, as compared to gross profit of $43.9 million for the prior year. This was primarily due to continued growth in BPO revenue generating additional gross profit of $1.2 million and the increased revenue on equipment and software sales generated an increase in gross profit of $2.0 million. Gross profit margin declined from 37.3% in the prior year to 33.9%.

        Operating Expenses.    Operating expenses of $80.2 million increased $13.3 million, or 19.9%, from the prior year. Operating expenses changed primarily as follows: (a) product development expenses decreased $0.8 million or 20.4% compared with the prior year, primarily due to the reduction of software development costs; and (b) SG&A expenses increased by $14.1 million or 23.7%, primarily due to one-time costs of $6.4 million associated with our private equity placement in June 2007, which resulted in net proceeds of $351.8 million (the "June 2007 Recapitalization") and a 2007 legal settlement, $2.1 million in 2007 non-cash stock compensation, increases in marketing and selling expenses of $1.0 million, business unit general and administrative expenses increase of $1.9 million, increased depreciation expense due to re-implementation of SAP software of $1.7 million and credits received for insurance in 2006 of $0.6 million, which did not recur in 2007.

        Interest Expense.    Interest expense for the year ended December 31, 2007 decreased $5.2 million to $15.0 million from the prior year, primarily due to a decrease in debt resulting from the utilization of the proceeds from our June 2007 Recapitalization.

        Sundry Items.    Sundry items resulted in a loss of $1.4 million during the year ended December 31, 2007 compared with a gain of $0.1 million in the year ended December 31, 2006. This increase was primarily due to the loss on the early redemption of our senior notes due 2008 (the "Senior Notes").

        Income Tax.    The $6.6 million income tax provision for the year ended December 31, 2007 is compared to a corresponding prior-year income tax provision of $3.9 million. The income tax provision for both periods related primarily to income from our international subsidiaries.

        Restatement.    The Consolidated Statement of Operations for the year ended December 31, 2007 has been restated to comply with SEC Staff Accounting Bulletin No. 64. As a result, the computation of net loss applicable to common stock has been restated from the amounts previously reported to include the final accretion on the Series A preferred stock. This restatement does not impact our cashflows.

Liquidity and Capital Resources

        Our working capital requirements are generally provided by cash and cash equivalents, funds available under our Revolving Credit Facility, which was amended and restated on March 31, 2010, and by internally generated funds from operations. The Revolving Credit Facility provides for a secured revolving line of credit up to the lesser of (a) $65 million, or (b)(i) 2.5 times EBITDA through December 31, 2010, (ii) 2.25 times EBITDA between January 1, 2011 and June 30, 2011 and (iii) 2.0 times EBITDA from July 1, 2011 and thereafter, in each case as EBITDA is defined in such agreement. A portion of the Revolving Credit Facility can be used to issue up to $10 million in documentary and standby letters of credit. Additionally, the Revolving Credit Facility includes an uncommitted incremental facility, which could provide up to an additional $35 million in availability thereunder. General economic conditions, decreased revenue from our maintenance contracts, and the requirement to obtain performance bonds or similar instruments could have a material impact on our future liquidity. We believe that our current available cash and borrowing capacity is sufficient to meet our operating requirements for the next twelve months. In addition, in the event we undertake any material acquisitions, we may require additional sources of funding.

        The Revolving Credit Facility permits us to (a) incur up to $15 million of capital lease obligations and (b) enter into operating leases having aggregate rent and other lease payments of no more than $15 million per year. We can provide no assurances that such additional leasing capacity can be obtained or whether any will be obtained on terms acceptable to us.

        Our cash and cash equivalents, including restricted cash, totaled $9.9 million at December 31, 2009, compared to $11.2 million at December 31, 2008. Working capital from continuing operations increased $7.3 million from a working capital deficit of $13.5 million at December 31, 2008 to a working capital deficit of $6.2 million at December 31, 2009. The change in working capital was primarily due to the sale of the ITSM division, which provided $10 million in proceeds on the date of the sale.

        During the year ended December 31, 2009, we relied primarily on cash reserves and borrowings from the Revolving Credit Facility to fund operations. At December 31, 2009, we had available $21.5 million of borrowing capacity under the Revolving Credit Facility.

        Comparison of Years Ended December 31, 2009 and 2008.    Operating activities from continuing operations provided $20.6 million and $10.7 million of net cash in the years ended December 31, 2009 and 2008, respectively, a net increase of $9.9 million. The net loss from continuing operations was $8.0 million for the year ending December 31, 2009, a $25.3 million improvement from the net loss for the previous year. Accounts receivable utilized $1.6 million and provided $3.0 million for the years ended December 31, 2009 and 2008, respectively, a decrease in cash of $4.6 million over the previous year. This decrease of $4.6 million is primarily attributed to inclusion of Privatgirot's account receivables ($2.8 million) in 2009 compared to $0.0 million reported in 2008, as Privatgirot was acquired on June 23, 2009, and the invoicing of completed contracts in Canada late in December 2009 ($2.3 million). Inventories decreased $8.4 million and increased $2.3 million for the years ended December 31, 2009 and 2008, respectively, an increase in cash provided of $10.7 million over the same period last year. The decrease in inventory was due primarily to (a) larger amounts of inventory on hand ($2.3 million) at the end of 2008 for contracts that were not completed until 2009, (b) a reduction of inventory of approximately $7.0 million for the delivery of solutions on completed contracts at the end of 2009, and (c) a reduction of inventory on hand throughout 2009, totaling approximately

$1.4 million. Deferred revenue decreased $6.3 million for the year ended December 31, 2009, and decreased $1.0 million in the previous year. Deferred revenues increase or decrease in relation to our ability to generate additional prepaid customer contracts or increase service levels under existing contracts. Other accrued expenses and liabilities provided $2.1 million and utilized $1.6 million for the years ended December 31, 2009 and 2008, respectively, an increase in cash of $3.7 million over the same period in the previous year. This increase of $3.7 million is primarily due to accrued bonuses that were recorded in the year ending December 31, 2009, and did not occur in 2008.

        Investing activities from continuing operations provided net cash of $16 thousand and used $40.7 million in the years ended December 31, 2009 and 2008, respectively. We used cash for purchases of property, plant and equipment of $6.4 million and $11.6 million during the years ended December 31, 2009 and 2008, respectively. We used cash for BPO contract costs of $6.8 million and $6.2 million during the years ended December 31, 2009 and 2008, respectively. We used cash for capitalized software costs of $2.2 million and $3.3 million during the years ended December 31, 2009 and 2008, respectively. During the year ended December 31, 2009, the sale of the ITSM division provided gross proceeds of $16.1 million. The acquisition of Privatgirot used $1.3 million, net of cash acquired, during the year ended December 31, 2009. The acquisitions of DocuData and Document@Work utilized cash of $21.4 million during 2008.

        Financing activities from continuing operations utilized $23.6 million and provided $34.4 million for the years ended December 31, 2009 and 2008, respectively. During the twelve months ended December 31, 2009, we used cash of $1.0 million for the payment of the Docudata note and used $1.7 million for the payments of capital lease and financing obligations. Net proceeds (payments) under the Revolving Credit Facility were $(19.9) million and $35.2 million for the year ended December 31, 2009 and 2008, respectively.

        Comparison of Years Ended December 31, 2008 and December 31, 2007.    Our cash and cash equivalents, including restricted cash, totaled $11.2 million at December 31, 2008, compared to $11.9 million at December 31, 2007. Working capital decreased $32.5 million from a working capital surplus of $30.3 million at December 31, 2007 to a working capital deficit of $2.3 million at December 31, 2008. The change in working capital was primarily due to the acquisition of DocuData and increased capital lease obligations and other financing arrangements.

        During the twelve months ended December 31, 2008, we relied primarily on cash reserves and borrowing from our then existing revolving credit facility to fund operations. At December 31, 2008, we had available $5.4 million of borrowing capacity under our then existing revolving credit facility.

        Operating activities from continuing operations provided $10.7 million and utilized $0.4 million of net cash in the twelve months ended December 31, 2008 and 2007, respectively, an increase of $11.1 million. The net loss from continuing operations of $33.4 million increased $19.8 million from the prior year and includes non-cash impairments of $23.4 million in goodwill and $2.6 million in software. Accounts receivable provided $3.0 million for the twelve months ended December 31, 2008, and utilized $9.4 million the same period last year. The decrease in accounts receivables is attributable to enhanced collections activity. Inventories increased $2.3 million for the twelve months ended December 31, 2008, a utilization of $3.2 million net cash over the same period in the previous year. The increase in 2008 was primarily due to a build-up of inventory related to contracts started in 2008, for which revenue was not recognized until early 2009. Other assets utilized $1.0 million and provided $2.0 million for the years ended December 31, 2008 and 2007, respectively, a decrease in cash of $3.0 million over the same period in the previous year. This was primarily due to a decrease in deferred taxes. For the year ended December 31, 2009, deferred revenue declined approximately $1.0 million, using $0.6 million more cash than the same period in the previous year. Deferred revenues increase or decrease in relation to our ability to generate additional prepaid customer contracts or increase service levels under existing contracts.

        Investing activities from continuing operations used net cash of $40.7 million and $24.9 million in the twelve months ended December 31, 2008 and 2007, respectively. The acquisitions of DocuData and Document@Work utilized cash of $21.4 million during 2008. We also used cash for purchases of property, plant and equipment of $11.6 million and $17.0 million during the twelve months ended December 31, 2008 and 2007, respectively. During the twelve months ended December 31, 2008, we used cash of $6.2 million to invest in outsourcing start-up costs and used $3.3 million to invest in capitalized software costs.

        Financing activities provided $34.4 million and $40.7 million for the twelve months ended December 31, 2008 and 2007, respectively. Short term revolver net proceeds and (payments) of $35.3 million and $(18.1) million were made during the twelve months ended December 31, 2008 and 2007, respectively. During the twelve months ended December 31, 2008 and 2007, we used $2.0 million and $1.3 million, respectively, for the payments of capital lease and financing obligations. Proceeds from other long-term borrowings provided $2.2 million in 2008.

        Comparison of Years Ended December 31, 2007 and December 31, 2006.    Our cash and cash equivalents, including restricted cash, totaled $11.9 million at December 31, 2007, compared to $12.2 million at December 31, 2006. Working capital increased $49.8 million from a working capital deficit of $19.5 million at December 31, 2006 to a working capital surplus of $30.3 million at December 31, 2007. The change in working capital was primarily due to our June 2007 Recapitalization which provided net proceeds of $351.8 million, and the use of such proceeds from the June 2007 Recapitalization for the retirement of debt and capital stock (which is more fully described below). In addition, working capital was impacted by an increase in accounts receivable of $11.4 million.

        During the twelve months ended December 31, 2007, we relied primarily on cash reserves, borrowings from our then existing revolving credit facility and the proceeds from the sale of $8.0 million of Series B preferred stock to Welsh, Carson, Anderson & Stowe VIII, L.P. and its associates ("WCAS") to fund operations. At December 31, 2007, we had available $26.1 million of borrowing capacity under our then existing revolving credit facility.

        Continuing operating activities utilized $0.4 million and $8.3 million of net cash in the twelve months ended December 31, 2007 and 2006, respectively, a decrease of $7.9 million. The net loss from continuing operations increased $5.3 million from the prior year period. Accounts Receivable used $9.4 million for the twelve months ended December 31, 2007, $1.3 million more than the same period last year. The growth in Accounts Receivables is attributable to increasing revenues over the same period in the prior year. Also, revenue was recognized later in the fourth quarter of 2007 over the same period in the prior year due to the timing of equipment sales and customer acceptance on solutions revenue. Inventories decreased $0.9 million for the twelve months ended December 31, 2007, a net cash increase of $3.8 million over the same period last year. The decreases in inventory were due to higher equipment and software sales for the twelve months ended December 31, 2007 than during the same period last year. Other assets provided $2.0 million and utilized $0.8 million for the years ended December 31, 2007 and 2006, respectively, an increase in cash of $2.8 million over the same period in the previous year. This was primarily due to an increase in deferred taxes. Deferred revenue and maintenance contract deposits decreased $0.4 million for the period ending December 31, 2007, $2.0 million less than the decrease for the same period last year. Deferred revenues and maintenance contract deposits declined due to our performance of work relating to prepaid customer contracts. Deferred revenues and maintenance contract deposits increase or decline in relation to our ability to generate additional prepaid customer contracts or increase service levels under existing contracts.

        Investing activities used net cash of $24.9 million and $20.8 million in the twelve months ended December 31, 2007 and 2006, respectively. We used cash for purchases of property, plant and equipment of $17.0 million and $16.7 million during the twelve months ended December 31, 2007 and 2006, respectively. During the twelve months ended December 31, 2007 and 2006, we used cash of

$4.8 million and $4.7 million, respectively, to invest in outsourcing start-up costs. Also, during the twelve months ended December 31, 2007, we used cash of $3.2 million for capitalized software costs.

        Financing activities provided $40.8 million and $30.1 million for the twelve months ended December 31, 2007 and 2006, respectively. Our June 2007 Recapitalization provided $351.8 million from the issuance of common stock. Following the closing of our June 2007 Recapitalization, we used $42.4 million of the proceeds of such offering to redeem all of our Series A and Series B preferred stock and $48.3 million of the proceeds of such offering to redeem 18,935,784 shares of our common stock at $2.55 per share. The common shares redeemed include 750,000 shares from stock warrants exercised by the holders of the Series A preferred stock. Additionally, we used a $110.7 million of the proceeds of such offering to prepay in full the sponsor note held by WCAS (the "Sponsor Note") and $94.0 million to prepay in full the principal balance of the Senior Notes. We also used a portion of the proceeds of such offering to repay the principal balance due under our then existing revolving credit facility. Net payments under our previous revolving credit facility used $18.1 million for the twelve months ended December 31, 2007, while net borrowings under our previous revolving credit facility provided $31.5 million for the same period in the prior year. The purchase by WCAS of Series B preferred stock provided $8.0 million during the twelve months ended December 31, 2007.

Revolving Credit Facility

        Our Revolving Credit Facility is provided by GE Capital and the other financial institutions party thereto as lenders. On March 31, 2010, the Revolving Credit Facility was amended and restated, increasing the availability thereunder from $55 million to $65 million and extending the maturity thereof from February 2013 to February 2014. A portion of the Revolving Credit Facility can be used to issue up to $10 million in docmentary and standby letters of credit. The availability of funds under the Revolving Credit Facility is limited to the lesser of (a) $65 million or (b)(i) 2.5 times EBITDA through December 31, 2010, (ii) 2.25 times EBITDA between January 1, 2011 and June 30, 2011, and (iii) 2.0 times EBITDA from July 1, 2011 and thereafter, in each case as EBITDA is defined in such agreement. The applicable margins on borrowings are 4.25% over the prime rate for base rate loans and 5.50% over LIBOR for LIBOR rate loans. There is a 3.00% floor for the base rate. A commitment fee of 0.50% per annum is payable monthly in arrears on the first day of the month on the unused portion of the Revolving Credit Facility, if the average outstanding balance on the Revolving Credit Facility exceeds 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). Such commitment fee increases to 0.75% per annum and is payable monthly in arrears on the first day of the month on the unused portion of the Revolving Credit Facility if the average outstanding balance on the Revolving Credit Facility is less than 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). We also pay a monthly letter of credit fee of 5.5% per annum on all issued and outstanding letters of credit. The Revolving Credit Facility provides for a portion of the availability thereunder to be borrowed, at the borrower's option, in Pound Sterling or Euros. The Revolving Credit Facility provides for maximum aggregate capital lease obligations of $15 million.

        The Revolving Credit Facility will mature in February 2014 and allows borrowings on base rate or LIBOR rate terms. Permitted uses of the proceeds of borrowings under the Revolving Credit Facility include the payment of costs and expenses related thereto, the financing of permitted acquisitions and for working capital and other general corporate purposes.

        At December 31, 2009, we had $28.6 million outstanding under the then existing revolving credit facility, and an additional commitment of $0.2 million in respect of issued and outstanding letters of credit. The availability remaining under the then existing revolving credit facility was approximately $21.5 million at December 31, 2009. Amounts outstanding under the Revolving Credit Facility are classified as current obligations in our Consolidated Balance Sheets.

        The Revolving Credit Facility is secured by substantially all of our assets, including 100% of the capital stock of our domestic subsidiaries and 65% of the capital stock of our first-tier foreign subsidiaries. Under the Revolving Credit Facility, certain proceeds (including proceeds from asset dispositions and non-excluded issuances of equity and debt securities) must be used to repay the outstanding loans, which may be re-borrowed subject to availability. The Revolving Credit Facility also includes customary voluntary and other mandatory prepayment provisions, representations and warranties, affirmative and negative covenants, financial covenants and events of default. In particular, the Revolving Credit Facility requires delivery of monthly unaudited financial statements and yearly audited financial statements as well as periodic management reports and compliance certificates. The Revolving Credit Facility prohibits us from granting liens and incurring indebtedness (subject to customary exceptions), provided that we can borrow up to an additional $25 million from third parties, either unsecured or secured if junior to the obligations under the Revolving Credit Facility. Dispositions of assets are restricted subject to certain exceptions and an annual $5 million basket. The Revolving Credit Facility permits acquisitions, but limits any single acquisition to $30 million, with the cash consideration therefor limited to $25 million, or all acquisitions to $50 million in any two year period and subjects such acquisitions to compliance with certain conditions including pro forma compliance with a senior leverage ratio of not more than 1.50 to 1.00 after giving effect to such acquisition. The Revolving Credit Facility restricts our ability to make capital expenditures beyond an annual threshold (subject to limitation to only $25 million per year if certain minimum EBITDA amounts are not guaranteed and with unused amounts carried forward for one year). For 2009 and 2010, the capital expenditure limitation is $30 million and $35 million, respectively. The Revolving Credit Facility also mandates compliance with a senior leverage ratio of (a) 2.50 to 1.00 for the fiscal quarters ending March 31, 2010 through December 31, 2010, (b) 2.25 to 1.00 for the fiscal quarters ending March 31, 2011 through June 30, 2011 and (c) 2.00 to 1.00 for the fiscal quarter ending September 30, 2011 and the last day of each fiscal quarter thereafter and a total leverage ratio of (i) 3.00 to 1.00 for the fiscal quarters ending March 31, 2010 through December 31, 2010, (ii) 2.75 to 1.00 for the fiscal quarters ending March 31, 2011 through June 30, 2011 and (iii) 2.50 to 1.00 for the fiscal quarter ending September 30, 2011 and the last day of each fiscal quarter thereafter, and imposes a minimum fixed charge coverage ratio of 1.20 to 1.00 for the fiscal quarter ending March 31, 2010 and the last day of each fiscal quarter thereafter. At December 31, 2009, we had a senior leverage ratio of 1.23 to 1.00, a total leverage ratio of 1.76 to 1.00 and a fixed charge coverage ratio of 4.60 to 1.00, all of which were in compliance with the then existing revolving credit facility.

        We calculate our financial covenant ratios using EBITDA as defined under the terms of our Revolving Credit Facility. A significant decline in EBITDA as defined under such agreement would affect our financial covenant ratio calculations and could cause us to be noncompliant with the financial covenants required under the terms of the Revolving Credit Facility. Our noncompliance with the financial covenants could limit or prevent our ability to borrow under the Revolving Credit Facility or result in an event of default under such agreement.

        The terms of the Revolving Credit Facility require us to make significant adjustments to consolidated net income when calculating EBITDA thereunder. Such calculations of EBITDA require us to:

(a)
exclude the following items from consolidated net income:

•
the income (or deficit) of any other person accrued prior to the date it became a subsidiary of, or was merged or consolidated into us;

•
the income (or deficit) of any other person (other than a subsidiary) in which we have an ownership interest, except to the extent any such income has actually been received by us in the form of cash dividends or distributions;

  •
  the undistributed earnings of any of our subsidiaries (other than any such subsidiaries which are designated as credit parties under the Revolving Credit Facility) to the extent that the declaration or payment of dividends or similar distributions by such subsidiaries are not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such subsidiaries;

  •
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

  •
  any write-up of any asset;

  •
  any net gain from the collection of the proceeds of life insurance policies;

  •
  any net gain arising from the acquisition of any securities or the extinguishment of any indebtedness;

  •
  any earnings of our successor prior to a consolidation, merger or transfer of assets; and

  •
  any deferred credit representing the excess of equity in any of our subsidiaries at the date of acquisition of such subsidiaries over the cost to us of the investment in such subsidiaries;

(b)
deduct the following items from consolidated net income:

•
income tax credits;

•
interest income;

•
gain from extraordinary items;

•
any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets;

•
any other non-cash gains that have been added in determining consolidated net income; and

•
non-cash gains resulting from foreign currency conversions; and

(c)
add back the following items to consolidated net income:

•
any provision for income or franchise taxes;

•
interest expense;

•
loss from extraordinary items for such period;

•
depreciation and amortization for such period;

•
amortized debt discount for such period;

•
the amount of any deduction to consolidated net income as the result of any grant to any members of our management of any stock or stock equivalents;

•
any aggregate net loss on the sale of our property outside the ordinary course of business;

•
any other non-cash losses or charges that have been deducted in determining consolidated net income; and

•
non-cash losses resulting from foreign currency conversions.

        For purposes of calculating the Total Leverage Ratio, Senior Leverage Ratio and the Fixed Charge Coverage Ratio and the maximum revolving loan balance available to us under the Revolving Credit Facility, the terms thereof permit us to calculate EBITDA on a pro forma basis to give effect to permitted acquisitions, with the consolidated financial statements being reformulated as if the acquisition had occurred at the beginning of the period.

        Subsequent to the 2008 year end, audited consolidated financials were due but not delivered by the April 15, 2009 deadline as stipulated in the covenants. We cured the compliance matter with delivery of the 2008 audited consolidated financial statements on June 19, 2009. Unaudited condensed consolidated financial statements for the three-months ended March 31, 2009 were due but not delivered by the May 15, 2009 deadline as stipulated in the covenants. We cured the compliance matter with the subsequent delivery of the financial statements for the three-months ended March 31, 2009 on August 14, 2009. Unaudited condensed consolidated financial statements for the three-months ended June 30, 2009 were due, but not delivered by the August 14, 2009 deadline as stipulated in the covenants. We cured the compliance matter with the subsequent delivery of the condensed consolidated financial statements for the three-months ended June 30, 2009 on October 12, 2009. On October 15, 2009, we received a waiver of defaults from the required lenders under the then existing revolving credit facility related to these noncompliance matters.

        There was no restricted cash at December 31, 2009. At December 31, 2008, we had $0.7 million in restricted cash representing an escrow from a client deposit.

Capital Lease Obligations

        We had capital lease obligations of $4.4 million as of December 31, 2009, of which $1.2 million is current.

Other Indebtedness

        On March 4, 2008, we issued a $3.0 million note to the former principal owner of DocuData as part of our acquisition of DocuData. The note calls for three equal annual principal payments plus accrued interest beginning on the first anniversary of the closing date. Interest accrues at 7.0% per annum. At December 31, 2009, we had an outstanding balance of $2.0 million on the note, of which $1.0 million was classified as current.

        In 2008, we entered into a financing arrangement for $0.8 million with GE Capital to finance the purchase of equipment and software. This arrangement accrues interest at a fixed 8.64% rate and is payable with 36 equal monthly payments. At December 31, 2009, the financing arrangement had a balance of $0.5 million, of which $0.3 million was current.

        Also, in 2008, we entered into a sales-leaseback financing arrangement for $1.7 million with First Technology Capital, Inc. ("FTC") to finance a portion of our outsourcing contract costs. This lease accrues interest at a fixed 12.33% rate and is payable with 60 equal monthly payments. At December 31, 2009, the leases had a balance of $1.4 million, of which $0.3 million was current.

        In 2009, we entered into a sale-leaseback financing arrangement for $0.7 million with FTC to finance a portion of our outsourcing contract costs. This lease accrues interest at a fixed rate of 13.12% and is payable with 60 equal monthly payments. At December 31, 2009, the lease had a balance of $0.7 million, of which $0.1 million is current.

Commitments for Capital Expenditures

        Our current commitments for capital expenditures relate to new business opportunities and internal software systems upgrades. Our capital expenditures for the fiscal year ended December 31, 2009 were $15.3 million. We expect to have capital expenditures of a similar amount in 2010 and future years. We expect to use cash flow from operations, and borrowings available under our Revolving Credit Facility and our equipment lease with GE Capital to fund such capital expenditures.

Off Balance Sheet Arrangements

        We currently do not have any off balance sheet arrangements.

Contractual Obligations and Commitments

        In the normal course of business, we enter into various contractual and other commercial commitments that impact, or could impact, our liquidity. Future interest is immaterial. The following table outlines the commitments as of December 31, 2009:

	Payments Due By Period
	Total Amounts	1 Year	2 - 3 Years	4 - 5 Years	Over 5 Years
	(in thousands)
Note payable to sellers of DocuData	$2,000	$1,000	$1,000	$—	$—
Revolving Credit Facility	28,577	28,577	—	—	—
Capital leases	4,365	1,166	1,940	1,260	—
Financing arrangements	2,621	688	1,226	707	—
Operating leases (non-cancellable)	30,078	7,628	11,924	5,940	4,586
Expected pension benefit payments	9,151	365	941	1,315	6,530

Total contractual	$76,792	$39,424	$17,031	$9,222	$11,116

Unused lines of credit	$21,459	$21,459	—	—	—
Letters of credit	178	178	—	—	—

Total commercial	$21,637	$21,637	$—	$—	$—

Purchase Obligations

        Purchase obligations are defined as contractual obligations to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include contracts that may be cancelled without penalty. We had no material purchase obligations at December 31, 2009.

Quantitative and Qualitative Disclosure About Risk

        We are subject to certain market risks arising from transactions in the normal course of its business, and from obligations under our debt instruments. Such risk is principally associated with interest rate and foreign exchange fluctuations.

Interest Rate Risk

        We utilize long-term fixed rate and short-term variable rate borrowings to finance the working capital and capital requirements of our business. The applicable margin on borrowings under our Revolving Credit Facility is 4.25% per annum over the prime rate for base rate loans and 5.5% per annum over LIBOR for LIBOR loans. Our weighted average interest rates at December 31, 2009, 2008 and 2007 were 7.00%, 4.56% and 7.50%, respectively. Our Revolving Credit Facility included outstanding balances of $28.6 million and $48.5 million and letter of credit commitments of $0.2 million and $1.1 million at December 31, 2009 and 2008, respectively. At December 31, 2009, a 100 basis point change in the prime rate or LIBOR rate would impact net interest expense by $0.3 million over a 12-month period.

Foreign Currency Risk

        Our international subsidiaries operate in 14 countries and use the local currencies as the functional currency and the U.S. Dollar as the reporting currency. Transactions between us and our international subsidiaries are denominated in U.S. Dollars and certain transactions between our subsidiaries are denominated in local currencies. As a result, we have certain exposures to exchange rate risk.

Approximately, $142.0 million, or 52.1% of our revenue for the year ended December 31, 2009 was denominated in international currencies. Approximately $147.7 million, or 54.3%, of our fiscal year 2008 revenue was denominated in international currencies. We currently receive revenue in six foreign currencies. Based on the results of our international operations for fiscal years 2009, 2008 and 2007, a 10% appreciation/depreciation in such currencies against the U.S. Dollar would have increased/decreased our revenues in fiscal years 2009, 2008 and 2007, by approximately $14.2 million, $14.8 million and $15.3 million, respectively. Transaction gains and losses on U.S. Dollar denominated transactions are recorded within Sundry, net in our Consolidated Statements of Operations and were not material in 2009, 2008 or 2007.

        No foreign currency hedging instruments existed at December 31, 2009. We may, however, in the future use foreign currency-hedging instruments to minimize the adverse earnings impact from the effect of exchange rate fluctuations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with GAAP. Our significant accounting policies are described in "Note A—Summary of Significant Accounting Policies" to the Consolidated Financial Statements for the year ended December 31, 2009. The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience and other factors believed to be reasonable under the circumstances. Many of the types of estimates made are for contract-specific issues. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

        We have identified several critical accounting estimates. An accounting estimate is considered critical if both: (a) the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment involved, and (b) the impact of changes in the estimates and assumptions would have a material effect on the consolidated financial statements. Areas in which significant judgments and estimates are used include, but are not limited to, revenue recognition, accounts receivable collectibility, inventory valuation, accounting for long-lived assets, deferred income taxes, performance guarantees and litigation. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

        In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162" ("The Codification"). The Codification reorganized existing U.S. accounting and reporting standards issued by the FASB and other related private sector standard setters into a single source of authoritative accounting principles arranged by topic. The Codification supersedes all existing U.S. accounting standards; all other accounting literature not included in the Codification (other than SEC guidance for publicly-traded companies) is considered non-authoritative. The Codification was effective on a prospective basis for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification changed our references to U.S. GAAP accounting standards but did not materially impact our consolidated financial condition or results of operations.

Revenue Recognition and Associated Cost Deferral

        Revenue Recognition.    We derive revenue primarily from four sources: (a) equipment and software sales—systems-integration solutions which address complex data and paper—intensive work processes, including advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment; (b) software services—primarily software maintenance or PCS and other support; (c) maintenance and other services—consisting primarily of design, development and maintenance, all aspects of desktop outsourcing, including field engineering, as well as help desk and LAN/WAN network outsourcing; and (d) BPO—services provided for payment processing, accounts payable processing, mailroom processes and other services.

        Revenue is realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

        If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. We recognize revenue on sales to resellers and distributors (herein referred to as "resellers") when the reseller has economic substance apart from us, credit risk, title and risk of loss to the inventory, our fee is not contingent upon resale or payment by the end user, we have no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

        We also enter into multiple-element arrangements, which may include any combination of hardware, software, services or maintenance. With respect to arrangements that do not include software or software elements, in accordance with ASC 605-25, the multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  •
  the delivered item(s) has value to the client on a stand-alone basis;

  •
  there is objective and reliable evidence of the fair value of the undelivered item(s); and

  •
  if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

        With respect to arrangements that include software and software elements, in accordance with ASC 605—Revenue Recognition ("ASC 605"), if an arrangement includes multiple elements, the revenue is allocated to the various elements based on vendor-specific objective evidence of fair value. Vendor-specific objective evidence of fair value is limited to the following:

  •
  the price charged when the same element is sold separately;

  •
  for an element not yet being sold separately, the price established by management having the relevant authority; or

  •
  substantive renewal rates stated in a contract.

        If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. For arrangements with multiple elements we apply the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate vendor specific objective evidence ("VSOE") of fair value of the undelivered item(s). VSOE of fair value is based upon the price for which the undelivered element is sold separately or upon substantive renewal rates stated in a contract. We determine fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to our clients. When VSOE does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period.

        We recognize revenue on delivered elements only if: (a) any undelivered products or services are not essential to the functionality of the delivered products or services; (b) we have an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services; (c) there is evidence of the fair value for each undelivered product or service; and (d) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered. If substantive client acceptance is required, revenue is recognized when proof of client acceptance has been received in accordance with the completed contract method.

        Software and Software Elements (Including Equipment, Installation and Training).    Consistent with ASC 605, revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met, including separating elements based on VSOE of fair value of each element, or the undeliverable elements under the residual method. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered.

        In the case of software arrangements that require significant production, modification, or customization of software, or the license agreements require us to provide implementation services that are determined to be essential to other elements of the arrangement, we follow the guidance in ASC 605-35—Revenue Recognition—Construction-Type and Production-Type Contracts ("ASC 605-35"). If substantive client acceptance is required, revenue is recognized when proof of client acceptance, which is after or concurrent with training and installation, has been received in accordance with the completed contract method. Historically for our hardware and software solution sales, substantially all systems required substantive customer acceptance. If substantive client acceptance is not required, the percentage of completion method is used to recognize revenue when reasonably dependable estimates can be made, and revenue is recognized on a constant margin as contract milestones or other output based measures are achieved. The related cost of each milestone is recognized as revenue is recognized. Elements that are not within the scope of ASC 605-35 are separated based on each element's VSOE fair value.

        Software Development.    We have begun to provide software development services to our clients. This solution-based approach allows us to customize software applications that address each client's unique document and content processing needs. The software applications are not dependent on legacy BancTec systems and can be deployed on numerous third party vendor hardware. We ultimately account for such software development under the percentage of completion guidance contained within ASC 605. Certain contracts may contain intermediate customer acceptance milestones. Management measures progress as developmental milestones are achieved.

        Non-software Equipment.    We recognize revenue from sales of non-software related equipment and supplies when risk of loss has transferred to the client and there are no unfulfilled Company obligations or upon the client's final acceptance of the arrangement. Any costs of remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

        Post-contract Client Support.    Maintenance contracts are primarily one year in duration and the revenue generated is generally recognized ratably over the term of the contract.

        Maintenance Services Not Classified as Post-contract Client Support.    Our services revenue is primarily billed based on contractual rates and terms, and we generally recognize revenue as these services are performed which, in some cases, is ratably over the contract term. Certain clients advance funds prior to the performance of the services. We recognize revenue related to these advances as services are performed over time or on a "per call" basis. Certain estimates are used in recognizing revenue on a "per call" basis related to breakdown rates, contract types, calls related to specific contract types, and contract periods. We use our best judgment to relate calls to contracts. In addition, as actual breakdown experience rates are compared to estimates, such estimates may change over time and will result in adjustments to the amount of "per call" basis.

        Business Process Outsourcing.    We provide BPO services under contracts under a unit-price or fixed-price basis, which may extend up to 10 or more years. These contracts involve a single-service element and revenue is generally recognized when we perform the services or processes transactions in accordance with contractual performance standards. Revenues from unit-priced contracts are recognized as transactions and are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. In some of these arrangements, we hire client employees and becomes responsible for certain client obligations. We continually review and reassess the estimates of contract profitability. Circumstances that potentially affect profitability over the life of the contract include decreases in volumes of transactions or other inputs/outputs on which we are paid, failure to deliver agreed benefits, variances from planned internal/external costs to deliver the services, and other factors affecting revenues and costs.

        Costs related to delivering outsourcing services are expensed as incurred with the exception of certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities acquired upon entering into the client contract. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. Impairment losses are recorded if such undiscounted cash flows are insufficient to recover the carrying amount of contract assets.

Allowance for Doubtful Accounts

        Our allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on the overall condition of the receivable portfolios and identification of the collectibility of specific accounts. We analyze trade receivables, and analyze historical bad debts, client credits, client concentrations, client credit-worthiness, current economic trends and changes in client payment terms, when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should we determine that we would be able to realize more of our receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed periodically and adjustments are recorded as deemed necessary.

Inventory Valuation

        We periodically evaluate the carrying amount of inventory based on the identification of excess and obsolete inventory. Our evaluation involves a multi-element approach incorporating inventory turnover and the stratification of inventory by risk category, among other elements. This approach incorporates both recent historical information and management analysis of inventory usage. Our approach is intended to take into consideration potential excess and obsolescence caused by a decreasing installed base, engineering changes and end of manufacture. If any of the elements of our estimate were to deteriorate, additional reserves may be required. The inventory reserve calculations are reviewed periodically and additional reserves are recorded as deemed necessary.

Goodwill and Other Intangible Assets

        Our property and equipment, software and definite-lived intangible asset policies require the amortization or depreciation of assets over their estimated useful lives. An asset's useful life is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. The useful lives of property and equipment are limited to the standard depreciable lives or, for certain assets dedicated to client contracts, the related contract term. The useful lives of capitalized software are limited to the shorter of the license period or the related contract term. The estimated useful lives of definite-lived intangible assets are based on the expected use of the asset and factors that may limit the use of the asset. No impairment of property and equipment or definite-lived intangible asset was deemed necessary for 2009, 2008, or 2007. No impairment of capitalized software was necessary in 2009 or 2007. We tested our software capitalized balance for impairment as of December 31, 2008 and as a result recorded an impairment of $2.6 million.

        Goodwill is not amortized but rather is tested at least annually for impairment. The impairment test is based on fair value compared to the recorded value at a reporting unit level. Reporting units are defined as an operating segment or one level below. Valuation methods used in determining fair value include an analysis of the cash flows that our reporting units can be expected to generate in the future ("Income Approach"), an analysis of our market multiples in relation to other public company competitors ("Market Multiple Methodology") and an analysis of a hypothetical open market sale of us taking into account any minority interests and lack of marketability ("Comparable Transaction Methodology" and, together with the Market Multiple Methodology, the "Market Approach"). In preparing these valuations, management utilizes estimates to determine fair value of the reporting units. These estimates include future cash flows, growth rates, capital needs and projected margins, among other factors. Estimates utilized in future calculations could differ from estimates used in the current period. Future years' estimates that are unfavorable compared to current estimates could cause an impairment of goodwill. We perform the annual test for impairment as of December 31, each year. No impairment of goodwill was recorded in 2009 or 2007.

        At December 31, 2008, the U.S. Operations reporting unit goodwill carrying value of $51.9 million exceeded the fair value of $28.5 million. We therefore recorded a goodwill impairment charge of approximately $23.4 million. The fair value of this segment was determined using both the Income approach and the Market Approach. The fair value of the U.S. Operations reporting unit was negatively impacted by revisions in management's expectations of future revenues and profits. These expectations were revised downward in light of current economic conditions, the expected pace of global economic recovery, and detailed analysis of impending future customer contract activity. This conclusion was based on management's judgment, taking into consideration expectations regarding future operations.

        The percentage by which fair value exceeds carrying value for Canada, France and the UK reporting units exceeds 50%.

        Management believes the assumptions used to calculate the fair values of these four reporting units reflect all reasonable risks noted in the "Risk Factors" section of this prospectus. For the three segments in which the fair value exceeds the carrying value—Canada, United Kingdom and France—management believes certain circumstances could have a negative impact on the assumptions used to calculate fair value. Such circumstances include, but are not limited to, severe and prolonged global economic downturn, substantial devaluation of local currency for a prolonged period, and disadvantageous and unforeseen governmental trade restrictions.

        In the event indications exist that an outsourcing contract's deferred cost balance related to a particular contract may be impaired, we estimate the undiscounted cash flows of the contract over its remaining term using valuation models. These models require estimates of future revenues, profits, capital expenditures and working capital for each unit. We estimate these amounts by evaluating historical trends, current budgets, operating plans and industry data. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract's fair value in the period such a determination is made. The primary indicator used to determine when impairment testing should be performed is when a contract is materially underperforming, or is expected to materially under-perform in the future, as compared to the bid model that was developed as part of the original proposal process and subsequent annual budgets. No impairment of contract acquisition costs has been recorded for the year ended December 31, 2008.

Income Taxes

        We are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our Consolidated Balance Sheets. We must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent that we believe recovery is not likely, we must establish a valuation allowance. Factors considered in making this determination include the period of expiration of the tax asset, planned use of the tax asset, tax planning strategies and historical and projected taxable income as well as tax liabilities for the tax jurisdiction in which the tax asset is located. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors.

Stock-Based Compensation

        Effective January 1, 2006, we adopted the provisions of ASC 718—Compensation—Stock Compensation ("ASC 718"), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

        We elected to adopt the modified prospective transition method as provided by ASC 718 and, accordingly, financial statement amounts for the prior periods presented in this prospectus have not been restated to reflect the fair value method of expensing share-based compensation. Under this application, we are required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of ASC 718 and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of ASC 718.

        We calculated the estimated fair value on the date of grant for each stock option using the Black-Scholes option-pricing model.

        The following table presents share-based compensation expenses for continuing operations included in our Consolidated Statements of Operations:

	Years Ended December 31,
	2009	2008
	(in thousands)
Stock-based compensation expense	$5,144	$3,889

Weighted Average	Year Ended December 31, 2008
Risk free interest rate	2.66%
Expected life (in years)	6.25
Expected volatility	35.00%
Fair value of options granted	$9.45

        There were no stock option grants made during 2009.

        The estimated expected term is not shorter than the vesting period of the option contract and represents the first possible exercise date and this date would represent the shortest time span that the options can exist. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. We have not paid dividends in the past and do not currently plan to pay dividends in the near future so the dividend yield used is zero.

        Our computation of expected volatility for grants after June 27, 2007 and through the fiscal year ended December 31, 2008 was based on median historical volatilities of the comparables ranged between 30.7% and 39.0%, while the median implied volatilities ranged between 32.3% and 39.3%. Based upon the above, we have calculated an expected volatility of 35.0%. For grants during 2006 and prior to June 27, 2007, the median historical volatilities of the comparables ranged between 33.9% and 49.5%, while the median implied volatilities ranged between 37.7% and 41.3%. Based upon the above, we have calculated an expected volatility of 40.0%.

        As our stock is not publicly traded, we have relied upon the volatilities of the selected comparable publicly traded companies in estimating the expected volatility of our stock. We considered those public companies that we determined to be most similar to us with respect to industry and market capitalization. Although other public companies participate within the relevant industry segments, we believe that the selected peer group is the most comparable in terms of size, product offerings, and implied volatility. Volatility assumptions were determined based on volatilities observed for the peer group. Both the historical and implied volatility information for the peer group was considered as available.

        As we have not had a public equity share price in our recent past, management has independently determined the fair market value of our common stock. In December 2005, we determined that the fair market value of our common stock was $3.30 per share. It was management's intention, absent any material macro- or micro-economic changes to the business, to refresh the valuation of the enterprise on a biennial basis. Accordingly, we utilized $3.30 per share as the fair market value of our common stock from January 1, 2006 until the June 2007 Recapitalization. As a result of the June 2007 Recapitalization, the fair market value of our common stock was a market determined value of $24.00 per share. In December 2008, we determined that the fair value of our common stock was $7.74 per share. We have continued to use the $7.74 per share valuation for grants of restricted stock during March and July 2009 as there have not been any significant changes to the business operations during this period through December 2009. We intend to value the grants of restricted stock issued in January 2010 at the initial public offering price of our common stock offered under this prospectus. Assuming an initial public offering price of $9.00, (the midpoint of the initial public offering price range indicated on the cover of this prospectus), the anticipated total stock compensation expense would be $6.1 million. A $1.00 change in the initial public offering expense would increase (or decrease) the total stock compensation expense by $0.7 million.

        The valuation methods we used in determining the fair value of our common stock included an analysis of the Income Approach (or Discounted Cash Flow ("DCF")), Market Multiple Methodology and the Comparable Transaction Methodology.

        The DCF approach is one of estimating the present value of the projected future cash flows to be generated from the business (theoretically available to the capital providers of a company) and capitalizing this figure by an appropriate risk-adjusted rate. This discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The valuation performed in December 2005 used an estimated discount rate of 16.0% compared to a 13.5% rate in December 2008 and was based upon comparable company and industry analysis. The DCF approach requires a computation of a terminal value as of the end of the last period for which cash flow is projected. This terminal value is essentially an estimate of the value of the enterprise as of that future point in time, and it incorporates the assumptions of perpetual operations and implicit growth found in the market capitalization approach.

        The Market Multiple approach is one of determining a level of earnings, which is considered to be representative of the future performance of a company, and capitalizing this figure by an appropriate risk-adjusted rate. The various "earnings" figures used include EBITDA and EBIT (earnings before interest and taxes), which are variations of the conventional net income figure determined according to generally accepted accounting principles. The capitalization rate is an expression of what investors believe to be a fair and reasonable rate of return. The most common means of obtaining the capitalization rate is through the market comparison method, whereby companies having their stock traded in the public market are selected for comparison purposes. Capitalization rates obtained in this manner are generally expressed as ratios of the various earnings figures, and are referred to as "market multiples." For the December 2005 valuation, we identified 17 public companies in the business segments of payment processing, hardware, content management, BPO and ITSM services, for comparison. For the December 2008 valuation, we selected 11 public companies in the business segments of payment processing, document and content processing for comparison. The hardware and ITSM services segments were excluded from the 2008 selection as these segments are no longer relevant. Approximately 24% of the comparable companies used for the 2005 valuation were also included as comparables used for the 2008 valuation. These companies were selected due to relative size and product offerings compared to us at each valuation date.

        The Comparable Transaction Methodology is another common approach, and involves examining companies that have recently been sold in the public marketplace. For this method, the total price paid for the company is related to earnings figures which yield implied transaction multiples. The acquired company is then compared with the subject company on the basis of risk and expected return, and its transaction multiples are used as a basis for selecting appropriate multiples for the subject company. Minority interest discounts are a function of control premiums. A control premium is defined as the additional consideration that an investor would pay over a marketable minority equity value in order to own a controlling interest in the common stock of a company and is usually expressed as a percentage of the marketable minority price per share. We determined that a 20% minority interest discount was appropriate for both the 2005 and 2008 valuations. A selection of historical sale transactions that took place in the same industry segments as us was compared by revenues, EBITDA, enterprise value and margins to calculate a representative value. This value was then adjusted for debt and reduced by the minority discount to arrive at the approximate enterprise value for the Company.

        An additional assumption in the Comparable Transaction Methodology is that the selection sample of historical sale transactions is current and relevant. As the December 2005 and December 2008 valuations were 3 years apart, the selections of historical sale transactions were independent and without duplication occurring in either valuation.

        The three methods described above were equally averaged and a discount for lack of marketability was applied. This illiquidity discount adjusts for the lack of inherent liquidity when compared to publicly traded companies. We determined that a illiquidity discount of 5% was appropriate.

        The decline of the fair value of our common stock from $24.00 in June 2007 to $7.74 in December 2008 was primarily due to an approximate 20% decline in our Adjusted EBITDA in the years ended December 31, 2007 and 2008. Adjusted EBITDA was $22.6 million for the year ended December 31, 2007, compared to $28.3 million for the year ended December 31, 2006. Adjusted EBITDA decreased further to $18.2 million for the year ended December 31, 2008. Additionally, financial markets experienced significant declines in the period between June 2007 and December 31, 2008. For the period between June 2007 and December 2008, the S&P 500 declined approximately 39.9%, the Dow Jones Industrial Average declined approximately 34.3%, and the NASDAQ Composite Index declined approximately 39.0%.

Assumptions to Determine Retirement Benefits Costs and Liabilities

        BancTec Limited, one of our subsidiaries, sponsors the BancTec Limited Retirement Benefit Scheme which is a defined benefit arrangement. The contributions are determined on the basis of triennial valuations. We receive actuarial reports annually.

        Various assumptions are used in the calculation of the actuarial valuation of the benefit scheme. The assumptions include discount rates, expected return on plan assets, and rate of increase in future compensation levels. In addition to the above mentioned assumptions, actuarial consultants use subjective factors such as withdrawal and mortality rates to estimate the projected benefit obligation. While management believes that the assumptions used are appropriate, the actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of benefit obligations and pension expense recorded in future periods.

        We update these assumptions annually based on current economic conditions. These assumptions can be affected by (a) changes in the rates of return on high-quality corporate bonds; (b) changes in the scheme's strategic asset allocations to various investment types and long-term return trend rates in the capital markets in which the fund assets are invested; and (c) future labor market conditions and inflation. Also, as the scheme is closed to new entrants, the current service cost as a percentage of pensionable payroll is likely to increase as the membership ages, although it will be applied to a decreasing pensionable payroll.

        The regular contributions made by BancTec Limited during 2009 totaled $1.7 million. The contribution rate until June 30, 2005 was 12% of pensionable pay and after this date it decreased to 6% of pensionable pay. In addition to the regular contributions, BancTec Limited meets the costs of death in service benefits and administration expenses.

        The major actuarial assumptions used to compute the benefit obligation and net periodic benefit costs for 2009 and 2008 are set forth in the table below.

	2009 per annum	2008 per annum
Rate of increase in salaries to scheme liabilities	2.00%	2.50%
Discount rate applied to scheme liabilities	5.80	6.50
Expected asset return	6.75	6.21
Inflation assumption	3.60	3.50

        A significant assumption used in determining our pension expense is the expected long-term rate of return on plan assets. The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

        We assumed a weighted average expected long-term rate of return on plan assets for the overall scheme of 6.75%, which comprised the expected rates of return assumptions of 6.8%, 6.8% and 2.0% for the scheme's equities, government gilts and corporate bonds and cash, respectively, for 2009 net periodic benefit cost. Our expected rate of return for equities is derived by applying an equity risk premium to the expected yield on the fixed-interest 15 year U.K. government gilts. We evaluated a number of indicators including prevailing market valuations and conditions, corporate earnings expectations, and the estimates of long-term economic growth and inflations to derive the equity risk premium. The expected return on the gilts and corporate bonds typically reflect market condition at the balance sheet date, and the nature of the bond holdings.

        The BancTec Limited Retirement Benefit Scheme assets contain 22% gilts and bonds and 78% equities. The funds are rebalanced each year in June to maintain the 80:20 profile. We intend to maintain the investment in gilts and bonds as a means to reduce the overall market risk. Determining the expected return requires a high degree of judgment. We use the historical performance achieved over a long period of time (15 to 20 years) as a base and applies upward or downward adjustments to the historical returns to reflect future capital market expectations as deemed fit.

        In addition, the impact of the recent market conditions are reflected in the discount rate and the inflation rate utilized to determine the scheme's benefit obligation.

        The discount rate assumption was developed considering the current yield on an investment grade non-gilt index with an adjustment to the yield to match the average duration of the index with the average duration of the plan's liabilities. The index utilized reflected the market's yield requirements for these types of investments.

        The inflation rate assumption was developed considering the difference in yields between a long-term government stocks index and a long-term index-linked stocks index. This difference was modified to consider the depression of the yield on index-linked stocks due to the shortage of supply and high demand, the premium for inflation above the expectation built into the yield on fixed-interest stocks and the UK government's target rate for inflation (CPI) at 3.7%.

        The assumptions regarding rate of compensation increase and the percentage of members that will elect to receive a lump sum benefit at retirement were based on current observable trends.

        The assumptions used are the best estimates chosen from a range of possible actuarial assumptions which, due to the timescale covered, may not necessarily be borne out in practice. We estimate that a 50 basis point decline in the expected long-term rate of return will increase our annual pension expense by an estimated $0.2 million. In addition, the same basis point decline in the discount rate will increase our annual expenses and benefit obligations by approximately $0.6 million and $5.8 million, respectively.

Other Liabilities

        We are subject to various claims and contingencies associated with lawsuits, insurance, tax and other issues arising out of the normal course of business. The Consolidated Financial Statements reflect the treatment of claims and contingencies based on management's view of the expected outcome. In determining whether a loss accrual or disclosure in our consolidated financial statements is required, we consider, among other things, the degree to which we can make a reasonable estimate of the loss, the degree of probability of an unfavorable outcome, and the applicability of insurance coverage for a loss. The degree of probability and the loss related to a particular claim are typically estimated with the assistance of legal counsel. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with ASC 450—Contingencies ("ASC 450"), formerly SFAS No. 5, "Accounting for Contingencies." Significant changes in the estimates or assumptions used in assessing the likelihood of an adverse outcome could have a material effect on the consolidated financial results.

New Accounting Pronouncements

        In February 2007, FASB issued ASC 820—Fair Value Measurements and Disclosures ("ASC 820"). The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. ASC 820 is effective for fiscal years beginning after November 15, 2007 and was required to be adopted by us on January 1, 2008. We adopted ASC 820 in the Consolidated Financial Statements effective January 1, 2008, but we elected not to adopt the fair value option.

        In December 2007, the FASB issued ASC 805—Business Combinations ("ASC 805"), which requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. ASC 805 also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with ASC 805. In addition, ASC 805's requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. ASC 805 also requires the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. ASC 805 also provides guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

        In December 2007, the FASB issued ASC 810-10—Consolidation-Overall ("ASC 810-10") which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC 810-10 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. ASC 810-10 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. ASC 810-10 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted ASC 810-10 in the Consolidated Financial Statements, with no material impact when adopted.

        In April 2008, the FASB issued ASC 275—Presentation, Risks and Uncertainties (Certain Significant Estimates) ("ASC 275"). ASC 275 FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under previous guidance. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. ASC 275 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and was effective for us on January 1, 2009.

        In December 2008, the FASB issued ASC 450-20-60-13—Contingencies—Loss Contingencies—Relationships—Compensation—Retirement Benefits ("ASC 450-20-60-13") which requires more detailed annual disclosure about employers' plan assets, including an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. ASC 450-20-60-13 is effective for fiscal years ending after December 15, 2009. We continue to review ASC 450-20-60-13 and have not yet determined the impact, if any, of its adoption on our financial statements.

        In April 2009, the FASB issued ASC 825—Financial Instruments ("ASC 825"). ASC 825 requires disclosure about the method and significant assumptions used to establish the fair value of financial instruments for interim reporting periods as well as annual statements. ASC 825 is effective for us as of June 30, 2009 and will not impact our consolidated financial condition or statement of operations.

        In April 2009, the FASB issued ASC 820—Fair Value Measurements and Disclosures ("ASC 820"). ASC 820 addresses the measurement of fair value of financial assets and liabilities when there is no active market or where the price inputs being used could be indicative of distressed sales and is effective for us as of June 30, 2009. ASC 820 is not expected to have a material impact on our consolidated financial condition or results of operations.

        In May 2009, the FASB issued ASC 855—Subsequent Events ("ASC 855"). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 is effective for us as of June 30, 2009. The adoption of ASC 855 is not expected to have a material impact on our consolidated financial condition or statement of operations.

        In June 2009, the FASB issued ASC 105-10-65—Generally Accepted Accounting Principles—Transition and Open Effective Date Information ("ASC 105-10-65"). ASC 105-10-65 amends FASB Interpretation No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. ASC 105-10-65 is effective for us as of January 1, 2010. The adoption of ASC 105-10-65 is not expected to have a material impact on our consolidated financial condition or statement of operations.

        In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162"

(the "Codification"). The Codification reorganized existing U.S. accounting and reporting standards issued by the FASB and other related private sector standard setters into a single source of authoritative accounting principles arranged by topic. The Codification supersedes all existing U.S. accounting standards; all other accounting literature not included in the Codification (other than SEC guidance for publicly-traded companies) is considered non-authoritative. The Codification was effective on a prospective basis for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification changed our references to U.S. GAAP accounting standards but did not materially impact our consolidated financial condition or results of operations.

        In August 2009, the FASB issued Accounting Standards Update No. 2009-05, "Measuring Liabilities at Fair Value" ("ASU 2009-05"). ASU 2009-05 provides amendments to ASC 820 "Fair Value Measurements and Disclosure" for the fair value measurement of liabilities. We will adopt ASU 2009-05 for all financial liabilities in the fourth quarter of fiscal 2009. We will adopt ASU 2009-05 for all non-financial liabilities in the first quarter of fiscal 2010 when we fully adopt SFAS 157. Although we will continue to evaluate the application of SFAS 157 and this update for our non-financial liabilities, we do not expect the adoption of ASU 2009-05 will have a material effect on our consolidated financial statements.

        ASC 650—Revenue Recognition ("ASC 650"), has recently been concluded and addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, how the arrangement consideration should be allocated among the separate units of accounting, and changes to the accounting for multiple element arrangements that contain software-enabled products. This guidance is in the process of being added to the FASB codification and will be effective for calendar year 2011, but can be early adopted. Management has not yet determined the impact these revisions will have on our revenue recognition policies.

        EITF Issues No. 08-1, "Revenue Arrangements with Multiple Deliverables," and No. 09-3, "Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements," have recently been concluded and address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, how the arrangement consideration should be allocated among the separate units of accounting, and changes to the accounting for multiple element arrangements under SOP 97-2 that contain software-enabled products. This guidance is in the process of being added to the FASB codification and will be effective for calendar year 2011, but can be early adopted. Management has not yet determined the impact these revisions will have on our revenue recognition policies. In October 2009, the FASB issued guidance addressing the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. The guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance replaces all references to fair value as a measurement criteria with the a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating this guidance to determine its impact, if any, on our consolidated financial statements.

        In January 2010, the FASB issued ASC 820 "Fair Value Measurements and Disclosures" amending and clarifying requirements for fair value measurements and disclosures. The new guidance requires disclosure of transfers in and out of Level 1 and Level 2 and a reconciliation of all activity in Level 3. The guidance also requires detailed disaggregation disclosure for each class of assets and liabilities in all levels, and disclosures about inputs and valuation techniques for Level 2 and Level 3. The guidance is effective at the start of interim or annual reporting periods beginning after December 15, 2009 and the disclosure reconciliation of all activity in Level 3 is effective at the start of annual reporting periods beginning after December 15, 2010. We do not currently anticipate that this guidance will have a material impact on our consolidated financial statements upon adoption.

BUSINESS

Overview

        We provide payment processing and document and content processing services and solutions, helping our clients automate their business and optimize their management of information, business processes and technology infrastructure. We offer our clients BPO services and in-house business solutions, including software and hardware products to help organizations in various industries automate complex, high-volume and data-intensive business processes. Our offerings are built around proprietary technology and industry knowledge that we have developed over three decades of working closely with our clients.

        We have developed strong senior level relationships with our clients by serving as a strategic provider of mission critical services and solutions. We serve over 1,700 clients with operations in 55 countries and that compete in industries including banking, insurance, government, healthcare, utilities, telecommunications and transportation and logistics. We have operations in 14 countries in North America and Europe. We also sell software and hardware through resellers and distributors in emerging markets throughout Asia, Latin America, the Middle East, Eastern Europe and Africa.

Our Industry

        In today's challenging corporate environment, businesses that process high volumes of payments, documents and other content are continually driven to improve their operating efficiencies and manage their expenditures carefully. These businesses must manage complex technologies, particularly in regards to the creation and management of content in multiple formats and compliance with regulation, both of which tend to increase the costs of operations. In addition, legislation such as Check 21, SOX and HIPAA have increased the importance of information security practices and internal controls. As a result, many business leaders have begun to re-evaluate their internal technology infrastructure and service strategies and are searching for more efficient, secure ways to automate complex, data-intensive business processes, such as payment processing and document and content processing. Automating and outsourcing these key functions allow a business to use information more effectively, generate new sources of revenue and often drive significant cost savings.

        Payment processing involves the capture, extraction, assessment and archive of financial data from paper and electronic payments. Over the past five years, payment processing has undergone significant changes, including the shift away from paper to electronic payments and the demand for delivery of payment information to diverse technology platforms. Many businesses that process high volumes of payments have made substantial IT investments to centralize processing and implement legislative changes, such as Check 21. By permitting the use of check truncation, Check 21 has increased the demand for faster, more efficient electronic handling of bank documents. Check truncation is the process by which a check is converted into a digital image, which, when reprinted, serves as the official record of the check. Financial institutions employ check imaging, automatic image recognition and web accessibility as part of their efforts to reduce operating costs, facilitate timely research, handle a variety of complex transactions and provide enhanced banking services to their clients.

        Document and content processing involves the electronic capture of a variety of paper and electronic documents combined with extraction of information from the documents and integration of the captured data into appropriate business applications. This paper-to-electronic conversion is driving the automation of business processes and transactions and the reduction of processing costs.

        In addition, there is a growing trend among businesses to outsource payment processing and document and content processing, commonly referred to as BPO. BPO involves the transfer of business operations to a third-party service provider in an effort to improve operational efficiencies and reduce cost. BPO also allows businesses to outsource the management of complex technologies, improve operational efficiencies, reduce cost and focus on their core competencies. NelsonHall estimates that the global BPO market in 2008, which includes the market for our BPO services, was $314.8 billion growing at a 9.0% compounded annual growth rate to $450.7 billion in 2012. Based on this global BPO market estimate, we believe the addressable market opportunity for our payment processing BPO services in 2008 was approximately $6.9 billion, growing at an 8.9% compounded annual growth rate to $9.7 billion in 2012, and the addressable market opportunity for our document and content processing BPO services in 2008 was approximately $20.6 billion, growing at a 10.8% compounded annual growth rate to $31.1 billion in 2012.

Our Solution

        We have over three decades of experience in payment processing and document and content processing. Our original business focused on the design, development and manufacture of check-sorting software and hardware for the banking industry. Over the years, we have gained experience in mission-critical processes associated with transaction processing in the financial services industry. As a result of listening to our clients' changing needs and monitoring market trends, we have enhanced our software and hardware technology and developed and expanded our offerings. Our current offerings go beyond software and hardware to include services and solutions that serve the payment processing and document and content processing needs of businesses in a variety of industries.

        We focus on long-term, collaborative relationships that position us to meet our clients' payment processing and document and content processing needs. Key to meeting our clients' needs is our software, hardware and business process expertise. We deliver our offerings to our clients through two delivery models: BPO services and in-house business solutions, which enables us to provide services and solutions that meet our clients' needs. Whether delivered as a BPO service or an in-house solution, our software, hardware and process expertise helps our clients improve throughput, accuracy, cost, exception handling and data delivery.

Business Process Outsourcing Services

        Our BPO services use our software, hardware, business process expertise, facilities and personnel to deliver payment processing and document and content processing for our clients in a variety of application areas. We use our tools in our BPO facilities to take responsibility for the payment processing or document and content processing portion of our BPO clients' business. Our history in managing payment processing and document and content processing gives us an in-depth understanding of our clients' business, which facilitates the transfer of these critical business processes from the client to us.

        Our BPO centers use the same software and hardware that is sold as an in-house business solution to our clients that choose to operate their own facilities, easing transition of these business solution clients to a BPO model if they decide to outsource their processing operations. Our BPO contracts are typically long-term, recurring-revenue contracts delivered through our 19 outsourcing centers in the United States and Europe. Our BPO services include:

  AP Invoice Processing:
  Our accounts payable invoice processing service provides for accounts payable automation, managing both electronic and paper invoices for a reduction of processing cost per invoice.

  Explanation of Benefit ("EOB") Processing:
  Our EOB processing is designed to improve productivity, lower costs and deliver full life-cycle control by validating data, balancing EOB totals, reviewing discrepancies and matching original claims.

  Interactive Exception Processing:
  Our interactive exception processing service, a flexible workflow tool, provides a web-delivered solution for managing the portion of documents companies receive in a payment process that are unable to be processed in a routine, automated way because they fail to meet quality standards.

  Healthcare Revenue Cycle Services:
  Our comprehensive healthcare revenue cycle solution provides a unified view into patient payments, insurance payments and deposits with reporting and data analytics.

  Hosted Image Archives:
  Our document imaging and archiving services provide access to documents and improved information management by converting and storing digital documents and using our web-enabled search tools to offer access to these documents.

  Inbound Mail Processing:
  Our inbound mail processing service allows our clients to outsource their entire mail center operations to a managed service that provides incoming mail receipt, document scanning, indexing, classification, archive, optical character recognition ("OCR")/data entry and exception processing.

  Payment Processing:
  Our advanced OCR technology and high speed mail opening equipment processes checks and remittance coupons and accelerates the processing of accounts receivable payments.

  Image Capture:
  Our high-volume image capture service helps streamline image capture processes and deliver critical throughput efficiencies.

Business Solutions

        Clients who do not choose to outsource their business processing needs may contract with us to provide a number of components or a comprehensive solution for their payment processing and document and content processing needs. We customize our in-house solutions that are typically operated by our clients at their own locations to fit our clients' environment and business processes. These in-house solutions employ our software and hardware products, professional and maintenance services and third-party technology.

        Once we implement an in-house business solution, we offer infrastructure services to our clients for ongoing maintenance and support of critical hardware—our own as well as third-party hardware. We have expertise in the installation, repair and maintenance of large, mission-critical, computer-driven electromechanical devices such as reader/sorters and scanners, which involve imaging and paper handling. Our hardware maintenance contracts usually include both parts and labor and are typically long-term and recurring in nature. We also market a full range of consumable supplies that complement our payment processing and document and content processing systems.

Payment Processing Software and Hardware

        Our payment processing services and solutions bring speed and efficiency to billing and processing of remittances, checks and giros, accounts payable, tax payments and healthcare payments. Whether delivered as a BPO service or an in-house business solution, our payment processing software and hardware is key to meeting our clients' needs. Our payment processing software and hardware products include the following:

  AP Master®:
  Our AP Master product provides line-item purchase order matching, customized reports, integration with client enterprise resource planning systems and advanced implementation and training.

  eCap™:
  Our eCap product provides automated data capture for check and list processing in traditional retail payment processing environments, plus data extraction from invoices or payment advices in the wholesale lockbox environment.

  PayCourier®:
  Our PayCourier product is designed for high-volume remittance processing to assist companies reduce the cost of data entry by processing payment transactions electronically.

  PayCourier® Archive:
  Our PayCourier Archive is a web-based archival solution merging both paper and electronic transactions, and providing tools to manage, store and retrieve high volumes of payment data and images.

  Image Sentry™:
  Our Image Sentry is advanced image quality and usability assurance software designed to achieve optimal image quality post-scan.

  E-Series™:
  Our E-Series is a family of transport systems designed for banks and payment processing centers that require reading and sorting of 600 to 1,700 checks/documents per minute.

  X-Series™:
  Our X-Series product is a mid-range transport for check and remittance processing offering both one- or two-pass applications. Designed for companies processing up to 100,000 items per day, the X-Series provides a scalable solution for the changing volumes of processing found in today's banks and payment processing businesses.

Document and Content Processing Software and Hardware

        Our document and content processing services and solutions use recognition technology to capture and process various types of information, including machine print, handwriting, signatures, pictures and bar codes. We offer services and solutions for processing high-volume, complex, business transactions, including account origination, scan-to-archive transactions and processing of loans, credit cards, claims and inbound correspondence. Whether delivered as a BPO service or an in-house business solution, our document and content processing software and hardware is key to meeting our clients' needs. Our document and content processing software and hardware products include the following:

  CenterVision®:
  Our CenterVision software product processes inbound paper and electronic documents, captures and converts information from these documents into usable digital content and delivers it directly to appropriate users.

  eFIRST™ Process:
  Our eFIRST Process business process management suite provides analysis, modeling, development and execution of business workflows. Integration with other eFIRST products delivers enterprise-wide information capture, process management and archive solutions.

  eFIRST™ Archive:
  Our eFIRST Archive is a platform for building secure archive management solutions that tracks any file or document type, including images, data records, video and mixed media content.

  eFIRST™ Capture:
  Our eFIRST Capture product captures, classifies, sorts and processes, paper or electronic structured or unstructured documents.

  IntelliScan®:
  Our document and content processing suite includes:

    IntelliScan XDS: Our next-generation eXtreme Document Scanner offering our highest processing speed and resolution.

    IntelliScan SDS: A small-footprint, open-track scanning system for mid-volume and distributed environments.

    IntelliScan USC: Universal Scanner Control software providing real-time identification and processing on a wide range of capture devices.

Our Strategy

        Our strategy is to grow our sources of recurring revenue, including our BPO business, in both the United States and Europe, to expand our client relationships, to continue to invest in product development and intellectual property and to pursue acquisitions that compliment our current business and broaden our client base.

Grow Recurring Revenue

        We seek to establish and maintain long-term relationships with our clients by entering into multi-year contracts that include the payment of monthly or transactional fees, which enables us to generate recurring revenue. Due to our strong domain expertise, existing BPO centers and proprietary software and hardware products, we are able to increase our revenue by cross-selling our longer-term BPO services to our existing business solutions clients. By having a strong BPO offering as well as a full suite of business solutions, we believe we are able to meet the most demanding needs of a wide variety of clients and expand our recurring revenue business.

Expand Existing Client Relationships

        We believe we provide our clients with quality service and a compelling value proposition. By leveraging our strong relationships with the senior level management teams of many of our clients, we believe we have an opportunity to expand the services and solutions used by our existing clients and to increase our revenue. We intend to continue to provide our clients with outstanding service, flexible customization of services and solutions and a dedicated focus on their business needs.

        We seek to enhance our portfolio of services by focusing on our clients' requirements, emerging trends in the industry and new technologies that will create both the need for and opportunity to provide additional in-house solutions and cross-sell our BPO services to our existing clients. We believe we can improve our return on invested capital by leveraging our existing base of skilled professionals and infrastructure to expand existing client relationships by providing new services and solutions in high value targeted areas.

Invest in Product Development and Intellectual Property

        Our services and solutions grew out of our own research and development efforts. We are engaged in ongoing research and development activities, funded by us and our clients, for both new and existing products that support our services and solutions. We intend to continue to make significant research and development expenditures to develop new and innovative services and solutions and enhance our competitive position. We invested approximately $4.2 million in research and development for the year ended December 31, 2009.

Pursue Strategic Acquisitions

        We seek to expand our capabilities and geographic footprint through acquisitions of businesses and products that complement our existing client offerings, allow us to better penetrate our target markets and expand our client base.

        In June 2009, we purchased Privatgirot, a leading provider of payment processing and document and content processing services in the Nordic region of Europe. We expect that combining Privatgirot with our existing Nordic processing centers will provide a market leading portfolio of payment processing and document and content processing services to the largest and most demanding financial institutions in the Nordic region. As a result of our acquisition of Privatgirot, we have agreements with seven of the eight largest Swedish banks, as measured in terms of 2008 total assets.

        In 2008, we purchased DocuData, an imaging, content management, media storage and BPO organization. The acquisition of DocuData expanded our business in the healthcare, government and utilities segments. DocuData also increased our BPO capacity with the addition of three processing centers. Also in 2008, we purchased Document@Work, a scan to archive company based in Paris, which established our BPO presence in France.

Sales and Distribution

        We offer our products, services and business solutions directly to our clients and through indirect channels, including value added resellers, distributors and system integrators, to achieve the widest possible geographic footprint. Our direct sales force offers BPO services and in-house business solutions, including software and hardware products, professional services and maintenance, and products directly to our clients. We also use indirect channels to market our products.

        Other than in the emerging markets, we primarily rely on our direct sales force, and use indirect channels to complement our direct sales distribution. As of March 31, 2010, we employed 34 salespeople focused on the Americas and the emerging markets, 31 of whom are responsible for selling directly to our clients and three of whom are responsible for selling to value added resellers, distributors and system integrators. As of that date, we employed 35 salespeople focused on EMEA, all of whom are responsible for selling directly to our clients. We continue to seek partnership opportunities with indirect channels to further our penetration in our existing and potential markets.

Clients

        Our clients are large national and multinational corporations that are focused on the need for more efficient and cost effective methods of payment processing and document and content processing. Our top ten BPO clients based on revenue for the year ended December 31, 2009 include Aflac, EDS, Discover, Ministry of Agriculture, Swedbank, HBOS plc, Automated Document Solutions, Shell Oil Company, Svenska Handelsbanken AB and British Airways. Our top ten business solutions clients based on revenue for the year ended December 31, 2009 include EDS, Bank of America, U.S. Bank, JPMorgan Chase, Bank of Ireland, Her Majesty the Queen in right of Ontario as represented by the Ministry of Finance, ING Bank N.V., Lockheed Aircraft Service Co., BancTec Japan, Inc. and Symcor Inc. To reach our clients, we primarily rely on our direct sales force, and use indirect channels to complement our direct sales distribution.

        Sales from our U.S. operations for the years ended December 31, 2009, 2008 and 2007 accounted for 53.9%, 50.1% and 49.5%, respectively, of our total revenue, while sales from our foreign operations for the same periods accounted for 46.1%, 49.9% and 50.5%, respectively, of our total revenue.

        A significant portion of our revenue is concentrated among our ten largest clients which accounted for 34.3%, 33.3% and 33.9% of our revenue for the years ended December 31, 2009, 2008 and 2007, respectively. During the years ended December 31, 2009, 2008 and 2007, we derived 10.7%, 8.9% and

9.2%, respectively, of our revenue from a single client, EDS. Our relationship with EDS is governed by multiple contracts, pursuant to which we provide BPO services and systems solutions and maintenance, however, our business is not substantially dependent on any individual contract. In general, we are required to meet specified service levels under such contracts and to indemnify EDS for, among other customary provisions, our failure to meet such service levels. EDS is able to cancel certain of these agreements for convenience upon giving us advanced notice and paying a termination fee, as specified in each such agreement. We believe our relationship with EDS to be positive. However, we can give no assurance that EDS will not elect to terminate certain of its agreements with us in the future. The loss of EDS or any other key client could have a material adverse effect on our business.

Product Development and Intellectual Property

        We are engaged in ongoing research and development activities for both new and existing products, employing approximately 76 people for such activities as of March 31, 2010 and investing approximately $4.2 million, $5.2 million, and $6.5 million in the years ended December 31, 2009, 2008 and 2007, respectively. There can be no assurance that our research and development efforts will result in successful services or solutions.

        We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and brand. We or our subsidiaries own a number of registered and common law trademarks in the United States and other countries relating to our trade names, products and services, including AP Master®, BancTec®, CenterVision®, DocuData®, eFIRST®, ImageSentry®, IntelliScan®, PayCourier® and Privatgirot. Our unregistered trademarks include eCAP™, E-Series™ and X-Series™.

        We hold 19 U.S. and foreign patents and have two pending patent applications. All of our patents generally pertain to software and hardware technology in the areas of document and content processing, document sorting, data compression, character recognition, document detection, image capture, image analyses, document encoding and check strip attachment and removal.

        No single patent or patent application owned by us and no third party technology licensed to us is so integral to our success that we would suffer a material adverse effect if any such patent were to expire or be invalidated, if any such patent application were to be abandoned or not issued or if any such third party technology were to become unavailable. The loss of such technologies, however, could create a short term hardship while substitute methods, technology or products were obtained and implemented. If the validity of any issued or potential patents was challenged, we could encounter legal costs and expenses in enforcing our patent rights against alleged infringers. There can be no assurance that other technology cannot or will not be developed, or that patents will not be obtained, by others that would render any of our patents, proprietary technology, products or services obsolete.

        Our industry is characterized by frequent claims of intellectual property infringement, and we have received notice of such claims in the past. We are aware of patent enforcement litigation against third parties centered around US patents 5,910,988 and 6,032,137 that could apply to our business. The litigation involves process patents for payment processing systems, that capture data remotely, and encrypt and transmit the data to a central location for processing and storage. We believe that prior art exists that could invalidate any potential claims of patent infringement arising out of the litigation described above. If the patent holder sues us for patent infringement, however, we can give no assurance of a favorable outcome. We believe the cost of defending such a lawsuit could be material. See "Risk Factors—Risk Factors Relating to Our Business."

Fluctuations in Sales Results

        Our business has historically experienced fluctuations in our equipment and software sales and we may continue to experience similar fluctuations in the future. Due to the cyclical and unpredictable nature of corporate purchasing decisions, any one fiscal quarter may result in unpredictable fluctuations of our quarterly sales results throughout the fiscal year.

Competition

        The market for companies that provide technology products and services is intensely competitive and highly fragmented, and we expect increased competition from both existing competitors and companies that enter our existing or future markets. Numerous companies supply competing products and services, and many of these companies specialize in one or more of the services that we offer or intend to offer to our clients.

        We encounter competition for our services and solutions from a wide variety of companies, some of which have substantially greater resources than we have. In our BPO services business, we face competition from EDS, Affiliated Computer Services, Inc., Regulus Group LLC, First Data Corporation, JPMorgan, R.R. Donnelley & Sons Co., IBM Global Services and Aditro. In our business solutions business, we face competition from Beta Systems Software AG, Wassau Financial Systems, Inc., EMC Corporation, Unisys Corporation, ITESOFT, Metavante Technologies Inc. (now a part of Fidelity National Information Services, Inc.), Imaging Business Machines, LLC and Kofax, Inc.

        We believe that the principal competitive factors determining success in the industries we serve include the following:

  •
  reputation for reliability and service,

  •
  breadth and quality of services,

  •
  technological innovation and understanding client strategies and needs,

  •
  process expertise,

  •
  scalable infrastructure,

  •
  creative design and systems engineering expertise,

  •
  effective client support,

  •
  processing speed and accuracy,

  •
  pricing, and

  •
  long-term financial strength.

Facilities

        We own our corporate headquarters facility located at 2701 East Grauwyler Road, Irving, Texas. Consisting of approximately 310,500 square feet of building area, this facility is also the primary location for our assembly and manufacturing activities. We also lease a regional headquarters facility in

London, United Kingdom. Globally, we operate in 14 countries out of five major BPO facilities, which include BPO facilities with at least 33,000 square feet, and 14 other satellite BPO facilities.

Europe	United States
Major BPO facilities
Harlow, UK	Chicago, IL
Stockholm, Sweden	Columbus, GA
Dallas, TX
Satellite BPO facilities
Heathrow, UK	Austin, TX
Durham, UK	Charlotte, NC
Paris, France	Houston, TX
Dublin, Ireland	Phoenix, AZ
Frankfurt, Germany	Philadelphia, PA
Cologne, Germany	Totowa, NJ
Utrecht, Netherlands
Tallin, Estonia

        In addition, we have initiated the process to establish a subsidiary in the Philippines to provide us with additional capacity in that offshore location. We believe that these facilities are adequate to meet our ongoing needs. The loss of any of our facilities could have an adverse impact on operations in the short term; however, we have the option to renew our facility leases or believe we can replace them with alternate facilities at comparable cost.

Foreign Sales and Assets

        We operate in the following geographic areas: the United States, the United Kingdom, and other international areas consisting primarily of Canada, France, Sweden, Germany, and the Netherlands. Inter-area sales to affiliates are accounted for at established transfer prices.

        Sales to unaffiliated clients and affiliates for the years ended December 31, 2009, 2008 and 2007, and long-lived assets, other than deferred taxes, at the end of each of those periods, classified by geographic area, are as set forth below. Sales to clients are attributed to the geographic area from which the sale was made.

	United States	United Kingdom	Other International	Eliminations	Consolidated
	(In thousands)
Year ended December 31, 2009
Sales to unaffiliated customers	$134,100	$57,758	$80,774	$—	$272,632
Inter-area sales to affiliates	13,007	2,340	2,648	(17,995)	—
Long-lived assets other than deferred taxes	70,518	12,165	14,093		96,776
Year ended December 31, 2008
Sales to unaffiliated customers	$124,230	$71,473	$76,217	$—	$271,920
Inter-area sales to affiliates	4,334	2,410	7,043	(13,787)	—
Long-lived assets other than deferred taxes	26,935	4,658	5,796	—	37,389
Year ended December 31, 2007
Sales to unaffiliated customers	$122,839	$72,913	$79,727	$—	$275,479
Inter-area sales to affiliates	4,029	2,801	10,059	(16,889)	—
Long-lived assets other than deferred taxes	35,641	6,921	3,279	—	45,841

Government Regulation

        Our BPO operations are subject to several regulations, which apply directly to us and to our clients, including the Payment Card Industry Standards, security provisions of the Gramm-Leach-Bliley Act of 1999, privacy regulations imposed under HIPAA and the Fair Credit Reporting Act, as amended. Our BPO operations also undergo an annual SAS 70 audit in connection with our clients' compliance with the internal controls requirements of Section 404 of SOX. In addition, we anticipate that certain clients may in the future require that we facilitate their compliance with Item 1122 (Compliance with Applicable Servicing Criteria) of SEC Regulation AB, which requires us to implement policies and procedures to facilitate monitoring of our performance required by such regulation.

Employees

        As of March 31, 2010, we had approximately 2,019 employees, 1,095 of whom were located in the United States. Our U.S. employees are not represented by any labor unions. We have never experienced a work stoppage and we consider our relations with our employees to be good.

History

        Founded as a Texas corporation in 1972, we released our first product, the CheckMender, in 1973. In 1980, we successfully completed an initial public offering and we were listed on The NASDAQ Stock Market. In 1987, we became a Delaware corporation. In 1995, we merged with Recognition International, Inc., nearly doubling our revenue and workforce. That same year, our stock was listed on the New York Stock Exchange. In July 1999, WCAS, a private equity investment firm, took us private. In 2007, we completed the June 2007 Recapitalization, which resulted in net proceeds of $351.8 million. We used a portion of the proceeds from the June 2007 Recapitalization to purchase or redeem all of our then outstanding capital stock, including all of the shares held by WCAS, to retire all of our then outstanding long-term debt and to repay borrowings outstanding under our then existing revolving credit facility. We sold our ITSM division in January 2009. We believe the sale allows us to sharpen our strategic focus on expanding our BPO and business solutions practices.

Legal Proceedings

        We are a party to various legal proceedings from time to time. None of such proceedings are currently expected to have an outcome that is material to our financial condition.

MANAGEMENT

Executive Officers and Directors

        Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company
Executive Officers:
J. Coley Clark	64	Chief Executive Officer and Chairman of the Board of Directors
Jeffrey D. Cushman	48	Senior Vice President and Chief Financial Officer
Mark D. Fairchild	50	Senior Vice President and Chief Technology Officer
Michael D. Fallin	57	Senior Vice President and President, Americas
Michael D. Peplow	50	Senior Vice President and President, EMEA
Robert R. Robinson	46	Vice President, General Counsel and Secretary
Steven L. Sims	52	Vice President, Controller and Chief Accounting Officer
Non-Employee Directors:
Felipe F. Atela	54	Director
R. Randolph Devening	68	Director
Gary J. Fernandes	66	Director
John R. Harris	61	Director

        The following are biographical summaries, including experience, of those individuals who serve as our executive officers:

        J. Coley Clark has been Chairman of our board of directors since June 2007 and Chief Executive Officer since September 2004, when he joined BancTec after 32 years with EDS. Mr. Clark has been one of our directors since March 2004, and his current term of office as a director expires in 2010. Mr. Clark retired from EDS in 2004 as a Senior Vice President and President, Global Financial Industry. He was also a member of the Global Operations Council, EDS senior executive team. Mr. Clark served on the board of directors of i2 Technologies, Inc. from May 2008 until January 2010, the board of directors of Carreker Corporation from September 2004 until April 2007 and on the board of directors of FundsXpress Financial Network, Inc. from 2003 until 2007. Mr. Clark brings to the board extensive experience in the outsourcing and financial services industries from his experience at EDS and with us. He also possesses considerable financial expertise and experience at the board level, having served as the Chairman of the Audit Committee of i2 Technologies, Inc. while it was a publicly traded company.

        Jeffrey D. Cushman has been Senior Vice President and Chief Financial Officer since February 2005. Mr. Cushman joined BancTec in November 2004 as Vice President of Finance. From November 2001 to May 2003, Mr. Cushman performed strategic development work for Metromedia Fiber Network, Inc., and before joining Metromedia, from January 2000 to October 2001, Mr. Cushman was the Chief Financial Officer, Senior Vice President, Secretary and Treasurer for GroceryWorks, Inc., an internet grocery-fulfillment company. From November 1997 to December 1999, Mr. Cushman was Chief Financial Officer of Evercom, Inc., a telecommunications services provider. Prior to this time, Mr. Cushman was Director of Business Development at EDS, after holding a number of financial positions, including Group Financial Officer.

        Mark D. Fairchild has been Senior Vice President and Chief Technology Officer since November 2005. Mr. Fairchild joined BancTec in 1985 and since then has progressed through various management roles including European Software Director, Vice President of Engineering, Vice President of European Operations and Senior Vice President of Global Products and Operations.

        Michael D. Fallin has been Senior Vice President and President, Americas since April 2005, when he joined BancTec after 29 years with EDS. Mr. Fallin also served as Senior Vice President—Corporate Marketing from 2005 to 2008 and Senior Vice President—Emerging Markets from 2005 to 2009. From 2004 to 2005, Mr. Fallin was a Vice President in the Industrial Manufacturing Division at EDS and prior to that held various positions at EDS including Division Manager, Financial Industry Group and Vice President in the U.S. Southwest Region responsible for clients in energy, telecommunications, manufacturing and financial industries.

        Michael D. Peplow has been Senior Vice President and President, EMEA since 2004. Mr. Peplow joined BancTec in June 1997 as Business Development Manager. Mr. Peplow has also served as Managing Director of BancTec Ltd. in the United Kingdom and Ireland. Prior to joining BancTec, Mr. Peplow served at other entities in a number of strategic marketing, sales and consultancy roles. Mr. Peplow holds an MBA from the Manchester Business School, an honours degree in Aeronautical Engineering and is a registered Chartered Engineer.

        Robert R. Robinson has been Vice President and General Counsel since June 2008 and Secretary since August 2008. Mr. Robinson's responsibilities include legal, contracts and the human resources function. From July 2003 to January 2008, Mr. Robinson held various positions, including the positions of Senior Vice President and Group Counsel—International and Senior Vice President and Group Counsel—Corporate for Affiliated Computer Services, Inc., an IT and business process outsourcing company, where he was responsible for first the international and then the global corporate legal function. Prior to that, Mr. Robinson served as General Counsel and Vice President of Business Development for Renew Data Corp., a provider of e-discovery services, and held various positions with Vignette Corporation, a provider of enterprise content management software, including Vice President and General Counsel—Americas.

        Steven L. Sims has been Vice President, Controller and Chief Accounting Officer since January 2008. From May 2005 to December 2007, Mr. Sims was a consultant providing interim Controller and SEC reporting functions for us. From January 2003 to May 2005, Mr. Sims held the position of Controller/Director of Finance of Car Spa, Inc., a chain of high-quality car care supercenters, where he was responsible for all accounting and finance matters. From 1994 to 2001, Mr. Sims held positions of Vice President Operations of Mace Security and Chief Financial Officer/Chief Operations Officer of a Mace subsidiary prior to its merger. Prior to Mace, Mr. Sims held a number of financial positions, including Vice President of Brazos Securities and Controller of InterVoice.

        The following are biographical summaries of those individuals (other than J. Coley Clark, whose biographical summary is shown above), who serve as our directors:

        Felipe F. Atela has been one of our directors since August 2007, and his current term of office as a director expires in 2012. Mr. Atela has been Vice President and an advisor of Convergys Corporation, a relationship management company, since October and June 2009, respectively. From December 2002 to June 2009, Mr. Atela was Chairman of Deutsche Telekom Espana, S.L., a telecommunications operator and IT business services provider. Mr. Atela's responsibilities included overseeing operations of T-Systems Spain, a technology services company. Mr. Atela serves on the boards of directors of T-Systems Spain, Buongiorno S.p.A, an Italian based independent mobile media and technology company, and Arsys Internet S.L., an Internet Service Provider. Mr. Atela brings to the board considerable experience in the outsourcing industry from his experience with EDS as Vice President of Operations in Spain and later President of EDS' Spanish business. Mr. Atela also provides expertise with respect to the European and Latin American geographies. In addition, Mr. Atela serves as a member of our Audit Committee and of our Compensation Committee.

        R. Randolph Devening has been one of our directors since August 2007, and his current term of office as a director expires in 2011. Mr. Devening has over forty years of management experience primarily in the food and retail service channels. Mr. Devening served as the Chairman, President and

Chief Executive Officer of Foodbrands America, Inc., a food services and retail marketing company, until 2001. Prior to his service with Foodbrands America, Mr. Devening was the Vice Chairman and Chief Financial Officer of Fleming Companies, Inc., a consumer goods distributor. Mr. Devening currently serves on the boards of directors of Penford Corporation, a developer, manufacturer and marketer of specialty natural-based ingredient systems, Safety-Kleen Systems, Inc., a holding company of a cleaning and environmental solutions company, and Fred Jones Enterprises, a supplier of engines and transmissions. Mr. Devening also served on the board of directors of 7-Eleven, Inc. from 2004 to 2008, Gold Kist, Inc. from 2004 to 2008, and Ozone International, Inc. from 2005 to the present. Mr. Devening brings to the board extensive financial expertise stemming from his experience as Chief Financial Officer of Fleming Companies, Inc. and his service as Chairman of the Audit Committee of Safety-Kleen Systems, Inc. In addition, Mr. Devening serves as the chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.

        Gary J. Fernandes has been one of our directors since 2002 and his current term of office as a director expires in 2012. Mr. Fernandes retired as Vice Chairman of EDS in 1998, after serving on the board of directors of EDS since 1981. After retiring from EDS, Mr. Fernandes founded Convergent Partners, a venture-capital fund focusing on buyouts of technology-related companies. He also served as Chairman and CEO of GroceryWorks, Inc. until 2001. He currently serves as the lead independent director of CA, Inc., one of the world's largest IT management software providers, and on the board of Blockbuster Inc., the largest chain of video game and DVD rental shops in the world. Mr. Fernandes has been the Chairman of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Mr. Fernandes was also the non-executive Chairman of the Board of eTelecare Global Solutions, Inc., a business process outsourcing company, from 2006 to 2009. Mr. Fernandes brings to the board extensive and varied experience in the outsourcing and financial services industries from his experience at EDS, as well as extensive boardroom experience from his service on multiple boards of publicly traded companies, including Blockbuster Inc. and CA, Inc. In addition, Mr. Fernandes serves as the chair of our Compensation Committee and as a member of our Audit Committee.

        John R. Harris has been one of our directors since August 2007, and his current term of office expires in 2010. Mr. Harris was Chief Executive Officer and a member of the board of directors of eTelecare Global Solutions, Inc., a business process outsourcing company, from 2006 to 2009. Prior to eTelecare Global Solutions, Mr. Harris was the Chief Executive Officer of Seven Worldwide, Inc., a marketing services company from 2003 to 2005 and the President and Chief Executive Officer of Delinea Corporation, a professional services company serving the utility industry, from 2002 to 2003. Previously, Mr. Harris spent 25 years with EDS, during which he held a variety of executive leadership positions. Mr. Harris currently serves on the boards of directors of Premier Global Service, Inc., a provider of on-demand business process improvement solutions, and The Hackett Group, Inc., a global strategic advisory firm. Mr. Harris also served on the board of inVentiv Health, Inc., a provider of marketing and sales services for the pharmaceutical and life sciences industries, from May 2000 through June 2008. Mr. Harris brings to the board extensive experience in the outsourcing and financial services industries from his experience at EDS and eTelecare Global Solutions. He also possesses considerable financial and public company management expertise, as well as extensive public and private company board experience. In addition, Mr. Harris serves as the chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Code of Business Conduct and Ethics

        We have adopted a Code of Conduct and Ethics that applies to all of our officers and employees, including our chief executive officer, chief financial officer and controller. We also adopted a Financial Code of Ethics that applies specifically to our chief executive officer, chief financial officer and corporate controller. Additionally, we have adopted a Code of Business Conduct and Ethics for Directors that applies to all of our directors. These codes are designed to affirm our high standards of business conduct and to emphasize the importance of integrity and honesty in the conduct of our business. We believe that the ethical foundations outlined in our corporate governance principles and the codes are critical to our ongoing success.

Director Independence

        Each of Messrs. Atela, Devening, Fernandes and Harris qualifies as an independent director pursuant to the listing requirements of The NASDAQ Stock Market. Additionally, each of the directors serving on the audit, compensation and nominating and corporate governance committees of our board of directors are independent. With limited exception, the listing requirements of The NASDAQ Stock Market require that the majority of our board of directors consist of persons qualified as "independent" under such listing requirements.

Family Relationships

        There is no family relationship between any director or executive officer.

Composition of Our Board of Directors upon Completion of this Offering

        Our bylaws provide that our board of directors must consist of such number of directors as determined from time to time by resolution of our board, which number shall be no less than five and no more than nine (plus such number of directors as may be elected from time to time pursuant to the terms of any preferred stock that may be issued and outstanding from time to time). Upon the closing of this offering, we will have five directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms, as follows:

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  Class I, which consists of R. Randolph Devening, whose term will expire at our annual meeting of stockholders to be held in 2011;

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  Class II, which consists of Felipe F. Atela and Gary J. Fernandes, whose terms will expire at our annual meeting of stockholders to be held in 2012; and

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  Class III, which consists of J. Coley Clark and John R. Harris, whose terms will expire at our annual meeting of stockholders to be held in 2010.

        Each director is elected for a term of three years and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by a majority vote of the directors then in office. Subject to the rights of any one or more classes or series of our preferred stock to elect directors under specified circumstances, directors may be removed only for cause and by the affirmative vote of at least a majority of the total number of directors as so fixed, or the holders of at least 66 2/3% of the voting power of all of our shares of stock entitled generally to elect directors, voting together as a single class.

        Our current and future executive officers and significant employees serve at the discretion of our board of directors.

Committees of the Board

        Our board of directors has established an audit committee, compensation committee and nominating and corporate governance committee. From time to time, the board of directors designates special committees to address such issues as it deems necessary or advisable.

Audit Committee

        The audit committee of our board of directors is responsible for overseeing management and our independent auditor, financial reporting practices, internal controls, risk management and legal and ethical compliance. The audit committee consists of R. Randolph Devening, Felipe F. Atela and Gary J. Fernandes. Mr. Devening is the chair of our audit committee and will also qualify as the "audit committee financial expert" as such term is defined in item 407(d)(5) of Regulation S-K. No member of the audit committee is, or ever was, one of our officers or employees. Each of the audit committee members is an independent director. The principal duties of the audit committee are as follows:

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  to appoint, evaluate, compensate and oversee the work of the independent auditor;

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  to review and approve the independent auditor's retention and overall scope of the annual audit and any permitted non-audit services;

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  to ensure the independent auditor's independence and set our hiring policies regarding employment of former employees of the independent auditor;

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  to review our financial statements and independent auditor reports and to discuss with management, the independent auditor and the internal auditor any significant findings during the year, the audit plan, the coordination of audit efforts and all critical accounting policies and practices;

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  to review and resolve issues regarding financial or audit reporting between the independent auditor and management;

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  to review and discuss policies with respect to risk assessment, risk management and financial reporting with management and the independent auditor;

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  to establish and oversee procedures for the treatment of complaints regarding financial reporting, accounting or auditing matters;

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  to review and recommend the appointment, replacement and compensation of our Chief Financial Officer and head of internal audit;

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  to evaluate the scope and effectiveness of our legal and regulatory compliance policies and programs;

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  to review, approve or ratify any transactions or courses of dealing with related persons;

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  to determine the adequacy of any requests for waivers under our code of business conduct and ethics;

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  to address any conflicts of interests of directors and executive officers; and

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  to conduct an annual self-evaluation of the committee's performance.

Compensation Committee

        The compensation committee supports our board of directors by overseeing management and director compensation policies and practices. Our compensation committee consists of Gary J. Fernandes, John R. Harris and Felipe F. Atela. Mr. Fernandes is the chairman of the compensation committee. Each of the compensation committee members is an independent director. The principal duties of the compensation committee are as follows:

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  to establish our overall management compensation philosophy and policy;

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  to review and approve corporate goals and objectives relevant to compensation of executive officers and to determine the compensation level for the executive officers;

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  to review, approve and recommend all actions relating to compensation, promotion and employment related arrangements for senior management, including severance arrangements;

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  to determine if and ensure that our management compensation programs are appropriate, properly coordinated, accomplish their purposes and are congruent with our risk management practices, and to recommend appropriate modifications;

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  to approve and recommend our board of directors' actions on, and to administer, any incentive and bonus plans applicable to our employees and authorize all awards under incentive compensation and equity based plans, including the award of shares or share options;

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  to review, approve and recommend action on any changes to any other forms of non-salary compensation, including retirement plans or programs;

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  to review the form and amount of director compensation and make appropriate recommendations thereon;

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  to monitor compliance of directors and executive officers with our policies regarding stock ownership;

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  to approve and review the engagement of any compensation consultant providing advice or recommendations on compensation;

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  to prepare and review any reports or disclosure required to be included with any public filing; and

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  to conduct an annual self-evaluation of the committee's performance.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee assists our board of directors in determining individuals qualified to serve as directors and overseeing, implementing and reviewing our overall corporate governance. Our nominating and corporate governance committee consists of: John R. Harris and R. Randolph Devening. Mr. Harris is the chairman of the nominating and corporate governance committee. No member of the nominating and corporate governance committees is, or ever was, one of our officers or employees. Each member of the nominating and corporate governance committee is an independent director. The principal duties of the nominating and corporate governance committee are as follows:

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  to identify, screen and review director nominees and recommend candidates to fill our board of director vacancies;

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  to recommend, implement and review our policies and procedures for identifying and reviewing director nominee candidates;

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  to review the experience, qualifications, attributes and skills of each director and director nominee in light of our current business and structure;

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  to review the composition of our board of directors for independence, skill, diversity and other desired qualities;

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  to recommend whether each director qualifies as independent;

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  to review the process for identifying and evaluating nominees for director;

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  to review the size of our board of directors and make recommendations as to appropriate changes;

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  to address conflicts of interest of directors and executive officers;

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  to review and recommend any changes in the compensation of directors;

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  to review the extent of our board of directors' role in the oversight of risk management and its effect on our leadership structure;

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  to develop, recommend and implement corporate governance guidelines as necessary; and

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  to conduct an annual self-evaluation of the committee's performance.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee is, or ever was, one of our officers or employees. None of our executive officers has served as a member of a compensation committee of any other entity (or if no committee performs that function, the board of directors of such other entity) that has an executive officer serving as a member of our board of directors.

        Prior to the August 2007 appointment of Messrs. Fernandes, Harris and Atela to the compensation committee, Robert A. Minicucci, a general partner of WCAS, served as the sole member of the compensation committee. For a description of related party transactions between us and WCAS, see "Certain Relationships and Related Party Transactions—Related Party Transactions" included elsewhere in this prospectus.

Indemnification

        We maintain directors' and officers' liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See "Description of Capital Stock—Liability and Indemnification of Officers and Directors" included elsewhere in this prospectus for further information.

EXECUTIVE COMPENSATION

        The following compensation discussion and analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

Overview of Compensation Program

        The compensation committee of our board of directors is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. The compensation committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive and uses judgment and discretion rather than relying solely on formulaic results. Throughout this discussion, the individuals listed in the Summary Compensation Table on page 86 are referred to as the "named executive officers."

Compensation Policy and Executive Compensation

        The executive compensation program is designed to attract, motivate, reward and retain those executive officers needed to achieve our business objectives, to increase profitability and to provide value to the stockholders. The program has been structured and implemented to provide competitive compensation opportunities and various incentive awards based on our and individual performance. Executive compensation is dependent upon our performance as well as the individual executive's performance against pre-established objectives and the achievement of goals. The executive compensation program is composed of three principal components:

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  annual base salary;

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  annual target incentive bonus, the amount of which is dependent on the our financial performance; and

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  long-term incentive awards, currently provided in the form of awards of restricted stock.

        Our executive compensation program is intended to:

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  reward performance which drives successful operating results;

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  link executive and stockholder long-term interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives;

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  reinforce a team focus and therefore reward both individual success and the success of the organization; and

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  accommodate the financial resources available to us based on the goal of maximizing return to stockholders.

Determination of Executive Compensation

        Each of our named executive officers entered into an employment agreement with us setting forth each such officer's annual salary and annual target incentive bonus level, in each case, subject to annual review and discretionary increase by our compensation committee in order to reflect changes in job responsibility or to reward individual performance. The base salary provided in each such employment agreement was based on the officer's position, the officer's contributions to our performance and the compensation level required to retain the executive.

        Base salaries are intended to be competitive in the marketplace and are designed to provide an annual salary at a level consistent with individual experience, skills and contributions to our business. The annual target incentive bonus level for each executive officer is set under the terms of such officer's employment agreement (at 100% of the officer's base salary in the case of the named executive officers), consistent with our belief that bonuses should represent a significant portion of the total compensation paid to our executive officers, and should be dependent upon our annual performance. Long-term incentive compensation is granted from time to time at the discretion of the compensation committee, and is designed to align the financial interests of our executive officers with the interests of our stockholders by having the realizable value of such compensation depend upon an increase of our stock price.

        We do not have a strict policy for allocating between either long-term or currently paid out compensation or cash and non-cash compensation. We strive to have an appropriate mix of compensation that rewards and motivates annual performance and long-term performance. No single mix of elements would be optimal for all of our executive officers.

        We currently have three individuals serving on our compensation committee and have adopted a charter governing such committee. For a description of the principal duties of our compensation committee, please see the section entitled "Management—Compensation Committee" located elsewhere in this prospectus. Our compensation committee determines the compensation of our Chief Executive Officer. Historically, our compensation committee has relied upon the recommendations of our Chief Executive Officer, particularly with respect to those executive officers that report directly to him, regarding the determination of executive compensation (other than his own) and the relative mix of the three principal components thereof.

        In awarding executive compensation, we take the following elements of individual performance into account: the roles and responsibilities of our executive officers; the individual experience and skills of, and expected contributions from, our executive officers; the professional effectiveness and capabilities of the executive officer; and the performance of the executive officer against the target thresholds used to determine the annual target incentive bonus. While we have not used any formula to determine compensation based on these factors (other than the thresholds set in relation to the annual target incentive bonus), for compensation paid from 2004 to the present, we have placed the most emphasis in determining compensation on our understanding of the amount of compensation generally paid to executive officers with similar roles and responsibilities and our subjective assessment of the professional effectiveness and capabilities of the executive officer.

        Our understanding of the amount of compensation generally paid to executive officers with similar roles and responsibilities was based on our compensation committee's and Chief Executive Officer's own business judgment and collective experience in such matters.

        The compensation committee reviews, approves and administers management compensation policies and practices, including all forms of incentive compensation. Our compensation committee has authority to exercise discretion in the administration of such programs, and has used such discretion in the past in order to award compensation absent attainment of target performance goals.

        We have not yet experienced a situation in which the relevant performance measures taken into account in determining incentive compensation have had to be adjusted or restated in a manner that would have reduced the size of the compensation award or payment after payment of such amounts had already been made. In order to avoid such an occurrence, we generally do not pay bonuses under our annual incentive plan until the audit of our year-end financial statements is complete. Were such an adjustment or restatement to occur following our payment of incentive compensation, however, our compensation committee would consider any such adjustment or restatement in light of the circumstances under which it was required, and make a determination at that time as to how to treat any previously paid incentive compensation which was based upon the performance measures subject to such adjustment or restatement. We do not have a formal policy requiring repayment by our executive officers of incentive compensation under such circumstances at this time.

Relative Size of Major Compensation Elements

        In setting executive compensation, the compensation committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The compensation committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of our objectives and personal objectives, and equity awards and other long-term incentives designed to align the interests of executive officers with those of our stockholders. The level of incentive compensation typically corresponds to an executive officer's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers.

Annual Base Salary

        The base salary for each named executive officer is determined by the compensation committee and is designed to be at levels considered appropriate for our named executive officers based upon their relative experience level and position with us. Our determination of appropriate compensation levels was based on our compensation committee's and Chief Executive Officer's own business judgment and collective experience in such matters, which they may supplement from time to time with advice from an executive compensation consultant regarding selected issues. In determining 2009 and 2010 compensation, we generally did not base our understanding of appropriate compensation levels on quantitative data or benchmarking against any specific similar company or set of similar companies.

Annual Executive Incentive Plans

        To reinforce the attainment of our goals, the compensation committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. We maintain annual executive incentive plans under which the executive officers may earn an award based on a target percentage of their base compensation, if we meet the minimum threshold EBITDA profit objectives set by the compensation committee at the beginning of the fiscal year. The achievement of the objectives will determine the payout under the plan, after the threshold is met. The payout to each executive is calculated by multiplying a targeted payout for that executive, which is expressed as a percentage of the executive officer's base salary, by the level of achievement of our EBITDA objectives. The employment agreements between us and our named executive officers provide that the target payout for each such officer is 100% of his base salary, with any reduction in the target payout being grounds for such officer to terminate his employment with us "for good reason." In addition, our executive officers are eligible to receive a revenue growth incentive bonus under our annual executive incentive plans, which increases an executive's total actual bonus payout by 20% in the event our corporate revenues exceed specified targets and there is sufficient EBITDA earned in excess of the applicable minimum threshold EBITDA profit objective in order to cover the cost of such revenue growth incentive bonus. See "Executive Compensation—Employment Agreements" located elsewhere in this section for a description of the employment agreements between us and our named executive officers.

        The table below presents the 2010 base salary level and target annual incentive bonus level (expressed as a percentage of base salary) for each of our named executive officers:

Executive Officer	2010 Base Salary		2010 Target Bonus Percentage(3)
J. Coley Clark Chief Executive Officer and Chairman of the Board of Directors	$475,000		100%
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	$328,846		100%
Mark D. Fairchild Senior Vice President and Chief Technology Officer	$321,000		100%
Michael D. Fallin Senior Vice President and President, Americas	$325,000		100%
Brendan P. Keegan(1) Senior Vice President, Strategy and Business Development and President, ITSM	$—		—
Michael D. Peplow Senior Vice President and President, EMEA	$274,045	(2)	100%

(1)
Mr. Keegan's employment with us ended on January 15, 2009, upon the sale of the ITSM division to a wholly-owned subsidiary of QualxServ, LLC. Mr. Keegan received sufficient compensation in 2009 to qualify him as one of our three most highly compensated executive officers other than our chief executive officer and chief financial officer, but for the fact that he was no longer serving as an executive officer at the end of 2009.

(2)
Mr. Peplow's salary is paid in Pounds Sterling and, for purposes of the above table, has been converted to U.S. Dollars using the weekly average Sterling to U.S. Dollars for 2009.

(3)
Pursuant to the terms of our 2010 Executive Incentive Plan, if certain revenue objectives are met in addition to the target EBITDA objectives, then each named executive officer's bonus payout under such plan will increase by 20% of the target bonus payout.

        The compensation committee and board of directors annually review our performance against the objectives set forth in the annual incentive plan and approve awards consistent with the plan. The determination of the amount of award to be paid under our annual incentive plan over the last three fiscal years was based on our attainment of the annual financial objectives in 2009, 2008 and 2007 annual incentive plans.

        During 2009, the target payout for each of our named executive officers was 100% of his base salary. Based on 2009 actual financial results compared to the pre-established objectives, the plan EBITDA targets were exceeded and therefore, bonus awards of 104% of the target threshold amount for each executive officer were made under the 2009 annual incentive plan.

        During 2008, the target payout for each of our named executive officers was 100% of his base salary. Based on 2008 actual financial results compared to the pre-established objectives, the plan EBITDA targets were not attained and therefore no bonus awards were made to any executive officer under the 2008 annual incentive plan.

        During 2007, the target payout for each of our named executive officers was 100% of his base salary. Based on 2007 actual financial results compared to the pre-established objectives, the plan targets of combined EBITDA and revenue growth were only partially attained and therefore, bonus awards of 57% of the target threshold amount for each executive officer were made under the 2007 annual incentive plan.

        For purposes of determining the target percentage under our annual incentive plan, the compensation committee selects internal EBITDA target levels (and for purposes of the additional revenue growth incentive bonus, revenue target levels) that it believes are achievable while also indicative of strong financial performance. The compensation committee designs our target levels to be challenging but attainable if we have what we consider to be a successful year. Items such as sales, productivity improvement and customer retention impact whether or not our EBITDA profit objective is met, and make it difficult for any one executive to receive his full annual incentive bonus unless there has been strong overall performance. Overall, we expect that we will pay at least some portion of the annual incentive bonus to each of our executive officers for their 2010 performance.

        Over the past five years, we have achieved EBITDA performance at the target level two times. The payout percentage over the past five years has been between approximately 0% and 121% of the participants' target award opportunity. Generally, the compensation committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term Incentive Awards

        In connection with the closing of our June 2007 Recapitalization we adopted the 2007 Equity Incentive Plan, which replaced the 2000 Stock Plan. In September 2008 and December 2009, we adopted the 2008 Equity Incentive Plan and 2009 Equity Incentive Plan, respectively. These Equity Incentive Plans govern the terms of equity awards we grant to employees and are intended to increase stockholder value through the alignment of executive pay with our corporate strategic goals and to support alignment between executive actions and our long-term strategic plan. Additionally, these plans provide us a means of directly aligning our executive officers' financial reward opportunities with our stockholders' return on investment.

        Immediately following the closing of our June 2007 Recapitalization, our board of directors granted 855,002 incentive options and 145,334 shares of restricted stock to our named executive officers under the 2007 Equity Incentive Plan. The incentive options were granted at a fixed exercise price of $24.00 per option share (the per share price paid by stockholders in connection with the June 2007 Recapitalization). As explained below, all of the options granted under the 2007 Equity Incentive Plan, other than those options held by employees primarily affiliated with our ITSM division, were exchanged for grants of restricted stock in December 2008. For the detailed vesting schedule of these and all other awards made to our named executive officers, please see the section entitled, "Outstanding Equity Awards at Fiscal Year-End 2009" contained elsewhere in this prospectus.

        In November 2008, the compensation committee awarded 55,670 shares of restricted stock with time-based vesting criteria and 55,670 shares of restricted stock with time- and performance-based vesting criteria to our named executive officers under the 2008 Equity Incentive Plan. The compensation committee determined that the combination of time- and performance-based vesting criteria associated with such awards encourages our officers to remain with us as well as to better align their financial interests with those of our stockholders. Shares of restricted stock with time-based vesting criteria under the 2008 Equity Incentive Plan typically vest equally over three anniversary years while the shares of restricted stock with performance-based vesting criteria typically vest over three calendar years, provided that certain revenue and EBITDA targets are reached (as outlined in each award agreement).

        In December 2008, we provided for the exchange of outstanding stock options that were granted under the Equity Incentive Plans for new awards of restricted stock. This exchange was conducted to provide long-term incentives to our affected employees due to the fact that the exercise prices of the exchanged options were generally substantially above the fair market value of our common stock. Except for employees primarily affiliated with the ITSM division, which was then for sale, all of our executive officers and employees participated in the exchange. We allowed such non-ITSM affiliated executive officers and employees to exchange their stock options for grants of restricted stock with performance-based vesting criteria, having a value, based on a Black-Scholes calculation, approximately equal to the value of the exchanged options. Under the 2007 Equity Incentive Plan, our named executive officers exchanged 743,335 options for 181,302 shares of restricted stock, having an approximate value equal to $7.74 per share.

        In January 2009, pursuant to the 2007 Equity Incentive Plan, all outstanding unvested stock options granted to our ITSM-affiliated employees became vested when their employment with us ended in connection with the sale of our ITSM division. No such outstanding vested stock options were exercised by April 15, 2009, resulting in the forfeiture of all the outstanding stock options under the 2007 Equity Incentive Plan.

        In March 2009, the compensation committee awarded 320,000 shares of restricted stock with time-based vesting criteria and 320,000 shares of restricted stock with time- and performance-based vesting criteria to our named executive officers under our 2007 Equity Incentive Plan. These grants were provided to our named executive officers to encourage our further short-term and long-term growth.

        In January 2010, the compensation committee awarded 95,000 shares of restricted stock with time-based vesting criteria and 95,000 shares of restricted stock with time- and performance-based vesting criteria to our named executive officers under our 2009 Equity Incentive Plan. These grants were provided to our named executive officers to encourage our further short-term and long-term growth.

        Under the Equity Incentive Plans, future equity awards will be granted at the discretion of the compensation committee. The compensation committee will review at least annually each potential grantee's performance, and based on such evaluation, determine and approve any long-term incentive compensation for such potential grantee. For both executive officers and other grantees, in making such awards, the compensation committee will review as appropriate an individual's level of responsibility within his or her area, such individual's executive development potential and competitive market norms.

        We do not have a strict policy for allocating between either long-term or currently paid out compensation or cash and non-cash compensation. We strive to have an appropriate mix of compensation that rewards and motivates annual performance and long-term performance. No single mix of elements would be optimal for all of our named executive officers.

        We do not have a strict policy for determining the timing of equity incentive awards. The compensation committee periodically reviews all aspects of short-term and long-term incentives and makes any awards based on that evaluation.

Employment and Retirement Benefits

        In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executive officers, medical and dental coverage, disability insurance, and life insurance. All of our executive officers are entitled to participate in these plans.

        We do not currently offer a defined benefit plan for our employees in the United States, but instead encourage saving for retirement through the 401(k) Retirement Saving Plan ("401(k) Savings Plan"), to which we may make matching contributions. Employees may contribute up to 100% of their annual salary, including bonuses, into the plan (subject to Internal Revenue Service ("IRS") limits). We may match a percentage of each employee's pre-tax contributions during each year, in our sole discretion. All employee contributions are fully vested upon contribution. Any matching Company contributions are fully vested upon completion of one year of service.

        In addition, we have entered into an employment agreement with J. Coley Clark, our Chairman and Chief Executive Officer, pursuant to which Mr. Clark's equity awards shall immediately vest and, if applicable, become immediately exercisable, should Mr. Clark, for any reason, terminate his employment with the Company on or after July 10, 2011 provided he gives at least three months notice of such termination.

Termination and Change of Control Benefits

        We have entered into employment agreements, which supersede any prior employment arrangements, with each of our named executive officers providing for severance benefits upon a termination of the officer's employment without cause or for good reason. See the "Employment Agreements" section below for a description of these employment agreements. The employment agreements also provide for certain enhanced benefits if we experience a change of control. We believe the change of control provisions contained in our executive employment agreements help us attract and retain a well-qualified management team. See "Executive Compensation—Potential Payments Upon Termination or Change of Control" below for a description of the change of control benefits and events that trigger payment thereof.

2009 Total Compensation for the Chief Executive Officer

        When J. Coley Clark became our Chief Executive Officer in September 2004, the compensation committee designed a compensation plan that was consistent with that provided to our other executive officers. Although a significant portion of Mr. Clark's potential future compensation consists of bonus plan payments based on Company performance, the compensation committee did not rely entirely on predetermined formulas or a limited set of criteria when it determined the compensation of our Chief Executive Officer. The compensation committee designed a compensation package for Mr. Clark that provided a competitive salary with the potential of significant bonus plan compensation in the event we performed well under his leadership. The compensation committee annually reviews Mr. Clark's compensation to ensure that it continues to meet our objectives.

Risk Review

        As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments to compensation policies and practices that should be made to address changes in our risk profile. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

        The table below summarizes the compensation paid to the persons serving as our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated individuals serving as executive officers at the end of our last fiscal year, and one individual who would have been one of our other three most highly compensated individuals but for the fact that he was not serving as an executive officer at the end of 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Comp ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
J. Coley Clark Chief Executive Officer and Chairman	2009 2008 2007	475,000 475,000 462,308	— — 1,100,000	104,186 120,700 318,443	494,000 — 270,750	— — —	— — —	1,073,186 595,700 2,151,501
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	2009 2008 2007	328,846 327,581 316,740	40,000 — 300,000	45,790 53,250 59,140	342,000 — 187,442	— — —	453 1,550 1,550	757,089 382,381 864,872
Mark D. Fairchild Senior Vice President and Chief Technology Officer	2009 2008 2007	321,000 279,839 248,153	— — 300,000	45,790 53,250 47,008	333,840 — 147,060	— — —	1,605 47,890 64,488	702,235 380,979 806,709
Michael D. Fallin Senior Vice President and President, Americas	2009 2008 2007	325,000 325,000 312,308	— — 325,000	45,790 53,250 60,656	338,000 — 185,250	— — —	1,625 1,550 1,550	710,415 379,800 884,764
Brendan P. Keegan(7) Senior Vice President, Strategy Business Development and President, ITSM	2009 2008 2007	396,117 325,000 312,308	— — 350,000	144,560 53,250 57,623	— — 185,250	— — —	625,000 42,414 32,571	1,165,677 420,664 937,752
Michael D. Peplow(8) Senior Vice President and President, EMEA	2009 2008 2007	263,251 284,917 290,946	— 19,997 329,524	— 53,250 100,136	309,160 — 168,448	78,007 47,894 —	— 19,071 26,650	650,418 425,129 915,704

(1)
The amounts in the table represent a discretionary bonus paid to certain executive officers as compensation for their services to us in connection with the June 2007 Recapitalization along with certain other discretionary bonuses awarded by the compensation committee.

(2)
Except with respect to Mr. Keegan (whose option awards expired without exercise), on December 23, 2008, the named executive officers exchanged all previously granted options (totaling 743,335 options) for a total of 181,302 shares of restricted stock, on a value-for-value basis. Such restricted stock was valued at $7.74 per share.

(3)
The amounts in the table reflect the compensation expense calculated in accordance with the provisions of ASC 718 for stock and option awards granted to the named executive officers in 2008 and 2007. In December 2004, the FASB amended ASC 718. This amendment requires us to recognize compensation expense for stock options and other stock related awards granted to the employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The compensation expense is required to be recognized over the vesting period. The requirements of the amendment of ASC 718 became effective beginning in the first quarter of 2006. The assumptions used to determine the valuation of the awards are discussed in "Note A—Summary of Significant Accounting Policies" to the Consolidated Financial Statements included elsewhere in this prospectus. See Note (2) above regarding the exchange of options granted for grants of restricted stock. See "Management's Discussion and Analysis—Critical Accounting Policies—Stock-Based Compensation" for a discussion of the assumptions used to calculate the fair value of such awards.

(4)
Amounts shown represent the amounts earned under our annual incentive plans for 2009, 2008 and 2007. The amounts paid under the 2009 annual incentive plan were based on achievement of target levels of EBITDA. No amounts were paid under the 2008 annual incentive plan. The amounts paid under the 2007 annual incentive plan were based on achievement of a combination of target levels of EBITDA and revenue growth.

(5)
Represents the increase in the actuarial present value of pension benefits between each of fiscal year-end 2009, 2008 and 2007 and the respective prior year. See the "Pension Benefits" table below for further discussion regarding our UK pension plans.

(6)
Includes our contributions under certain benefit plans and other arrangements for the named executive officers. Our 401(k) Savings Plan is a tax-qualified plan subject to government imposed annual limitations on contributions. Non-U.S. employees (such as Mr. Peplow) maintain the retirement benefits from their home country. The amounts related to retirement plan benefits and other non-retirement plan benefits listed in the column entitled "All Other Compensation" in the Summary Compensation Table above for the year ended December 31, 2009 are as follows:

Name	401(k) Savings Plan	Automobile	Severance Payments	Total
J. Coley Clark	$—	$—	$—	$—
Jeffrey D. Cushman	453	—	—	453
Mark D. Fairchild	1,605	—	—	1,605
Michael D. Fallin	1,625	—	—	1,625
Brendan P. Keegan	—	—	625,000	625,000
Michael D. Peplow	—	—	—	—
(7)
Mr. Keegan's employment with us ended on January 15, 2009, upon the sale of the ITSM division to a wholly-owned subsidiary of Qualxserv, LLC. Mr. Keegan received sufficient compensation in 2009 to qualify him as one of our three most highly compensated executive officers other than our chief executive officer and our chief financial officer, but for the fact that he was no longer serving as an executive officer at the end of 2009.

(8)
The amounts paid to Mr. Peplow were paid in Pounds Sterling and were converted to U.S. Dollars using the weekly average Sterling to Dollars rate for 2009, 2008 and 2007, respectively.

Grants of Plan-Based Awards

        The following table shows awards that were granted to the named executive officers during the fiscal year ended December 31, 2009 under non-equity and equity plans.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)
										Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Coley Clark	03-06-2009 N/A	(1)	— —	— —	— 494,000	— —	120,000 —	120,000 —	120,000 —	1,857,600 —
Jeffrey D. Cushman	03-06-2009 N/A	(1)	— —	— —	— 342,000	— —	50,000 —	50,000 —	50,000 —	774,000 —
Mark D. Fairchild	03-06-2009 N/A	(1)	— —	— —	— 333,840	— —	50,000 —	50,000 —	50,000 —	774,000 —
Michael D. Fallin	03-06-2009 N/A	(1)	— —	— —	— 338,000	— —	50,000 —	50,000 —	50,000 —	774,000 —
Brendan P. Keegan	N/A		—	—	—	—	—	—	—	—
Michael D. Peplow	03-06-2009 N/A	(1)	— —	— —	— 309,160	— —	50,000 —	50,000 —	50,000 —	774,000 —

(1)
All awards of restricted stock on this date were granted under our 2007 Equity Incentive Plan.

(2)
Represents actual payout levels under our 2009 annual incentive plan for 2009 performance. The amounts paid under the 2009 annual incentive plan were based on the achievement of target levels of EBITDA.

(3)
These performance-based restricted stock grants vest as follows: (a) beginning with fiscal year 2009 and ending with fiscal year 2011, 1/3 of the restricted stock vests for each fiscal year in which our performance targets (as defined in the restricted stock award) based on our annual revenue and annual EBITDA were achieved, and (b) for any fiscal year in which the annual performance targets were not achieved, such portion will vest if in the subsequent fiscal year the cumulative revenue and EBITDA targets were achieved (the cumulative targets are defined in the restricted stock award).

(4)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted to our named executive officers under the 2007 Equity Incentive Plan.

Narrative Disclosure to Summary Table and Grants of Plan-Based Awards

Employment Agreements

        We have entered into employment agreements with each of the named executive officers. For each of these key employees, the employment agreement had an initial term commencing on June 27, 2007 and lasting for 12 months (24 months in the case of Mr. Clark) thereafter, after which time it will be automatically extended for successive one-year terms unless we or the officer give at least 60-days prior written notice of intent to cancel the employment agreement. Each employment agreement provides for a base salary, a target annual incentive bonus equal to 100% of base salary, participation in our benefit plans and programs in effect from time to time, discretionary bonuses in connection with our June 2007 Recapitalization and reimbursement of all reasonable and necessary business out-of-pocket expenses incurred in connection with the officer's performance of his duties under the employment agreement. These employment agreements supersede any prior arrangement between us and the executive officers listed above regarding the terms of such executive officer's employment with us.

        The base salary for 2010 for each of our five named executive officers who remain employed with us are as follows: J. Coley Clark—$475,000; Jeffrey D. Cushman—$328,846; Mark D. Fairchild—$321,000; Michael D. Fallin—$325,000; and Michael D. Peplow—£175,000. Each officer is also entitled to various "gross-up" payments for certain excise taxes he or she may incur in connection with his compensation or any severance payments.

        Under the employment agreements, the named executive officers are entitled to severance benefits in the event of a termination without cause (defined below) or a resignation for good reason (defined below), including by reason of death or permanent disability. For a description of such severance benefits, see "Executive Compensation—Potential Payments Upon Termination or Change of Control" located elsewhere in this section. In addition, Mr. Clark's employment agreement provides that his equity awards shall immediately vest and, if applicable, become immediately exercisable, should Mr. Clark, for any reason, terminate his employment with us on or after July 10, 2011 provided he gives at least three months prior notice of such termination.

        For purposes of the employment agreements, the term "cause" means: (a) a material breach of, or the willful failure or refusal by the named executive officer to perform and discharge duties or obligations the officer has agreed to perform or assume under, the employment agreement (other than by reason of permanent disability or death); (b) the officer's failure to follow a lawful directive of the chief executive officer or the board of directors that is within the scope of the officer's duties for a period of ten business days after notice specifying the performance required; (c) any material violation by the officer of a policy contained in our Code of Conduct or similar publication; (d) drug or alcohol abuse by the officer that materially affects the officer's performance of the officer's duties under the employment agreement; or (e) conviction of, or the entry of a plea of guilty or nolo contendere by the officer for, any felony or other crime involving moral turpitude. In addition, any failure by us to renew the term of an officer's employment agreement will constitute a termination without cause.

        For purposes of the employment agreements, the term "good reason" means: without the named executive officer's express written consent, (a) a reduction in the officer's base salary or annual target incentive bonus percentage to less than 100% of base salary; (b) any change in the position, duties, responsibilities (including reporting responsibilities) or status of the officer that is adverse to the officer in any material respect with the officer's position, duties, responsibilities or status as of the effective date of the employment agreement; (c) a requirement by us that the officer be based in an office that is located more than 50 miles from the officer's principal place of employment as of the effective date of the employment agreement; or (d) any material failure by us to comply with and satisfy the terms of the employment agreement.

        The employment agreements also provide for certain change of control benefits. For a description of these change of control benefits and the events that trigger such benefits, see "Executive

Compensation—Potential Payments Upon Termination or Change of Control" located elsewhere in this section.

        Each employment agreement contains a provision prohibiting the solicitation of our customers and employees, which remains in effect for a period of one year following the termination of the officer's employment agreement. Additionally, the employment agreements include standard confidentiality and intellectual property ownership provisions.

Equity Incentive Plans

        We provide long-term equity incentive compensation to retain our named executive officers and to provide for a significant portion of their compensation to be at risk and linked directly with appreciation of stockholder value. We generally provide long-term compensation through equity awards in the form of restricted stock with time- and performance- based vesting criteria and under the terms and conditions of our Equity Incentive Plans.

        Second Amended and Restated 2007 Equity Incentive Plan.    In connection with the closing of our June 2007 Recapitalization we adopted the 2007 Equity Incentive Plan, which replaced the 2000 Stock Plan. The 2007 Equity Incentive Plan was last amended and approved by our board of directors in March 2009 and has a 10 year term.

        The 2007 Equity Incentive Plan authorizes awards of up to 1,252,000 shares of our common stock. Awards covering more than 342,000 shares of common stock may not be granted to any participant in any calendar year.

        Our 2007 Equity Incentive Plan provides for the issuance of four types of awards: stock options, stock appreciation rights, restricted stock, and, at the discretion of our compensation committee, other stock-based awards. Our employees, consultants and directors are eligible to receive awards under the 2007 Equity Incentive Plan.

        The stock options issued under the 2007 Equity Incentive Plan fall into two categories: incentive stock options, which meet the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options. While we may grant incentive stock options only to employees, we may grant non-qualified stock options or restricted stock to any eligible participant.

        Unless otherwise determined by the compensation committee, the named executive officers will not have voting rights or receive dividends with respect to restricted stock. Generally, if certain events occur, including a change of control or a qualifying termination or resignation, any unvested options or restricted stock awarded to a named executed officer will vest immediately.

        The 2007 Equity Incentive Plan authorizes the compensation committee to award any award as "qualified performance based compensation" under Section 162(m) of the Internal Revenue Code. The compensation committee must establish performance criteria for such awards within 90 days after the commencement of a performance period.

        The 2007 Equity Incentive Plan is administered by our compensation committee, which has the authority to select the recipients of the awards and to determine:

  •
  the terms and conditions of the award;

  •
  the vesting dates of any award;

  •
  the term of period of exercisability of any award;

  •
  the exercise price or purchase price of any awards; and

  •
  the number of shares attached to any award.

        As of April 16, 2010, there were 1,251,079 shares of restricted stock outstanding under the 2007 Equity Incentive Plan and no outstanding stock options. There are currently 921 shares remaining for issuance under the 2007 Equity Incentive Plan.

        Amended and Restated 2008 Equity Incentive Plan.    Our 2008 Equity Incentive Plan was last amended in October 2008 and has a 10 year term. The 2008 Equity Incentive Plan permits us to issue up to 333,334 shares. No more than 83,334 shares may be issued to any participant in a single year.

        The 2008 Equity Incentive Plan provides for the issuance of two types of awards: stock options and restricted stock. Our employees, consultants and directors are eligible to receive awards under the 2008 Equity Incentive Plan.

        Unless otherwise determined by the compensation committee, the named executive officers will not have voting rights or receive dividends with respect to restricted stock. Generally, if certain events occur, including a change of control of the Company or a qualifying termination or resignation, any unvested options or restricted stock awarded to a named executed officer will vest immediately.

        The Committee may designate restricted stock awards as "qualified performance based compensation" under Section 162(m) of the Internal Revenue Code. Stock options under the 2008 Equity Incentive Plan may only be nonqualified stock options.

        The plan is administered by the compensation committee of our board of directors, which has the authority to select the recipients of the awards and to determine:

  •
  the terms and conditions of the award;

  •
  the vesting dates of any award;

  •
  the term of period of exercisability of any award;

  •
  the exercise price or purchase price of any awards; and

  •
  the number of shares attached to any award.

        As of April 16, 2010, there were 332,233 shares of restricted stock and no stock options outstanding under the 2008 Equity Incentive Plan. There are 1,101 shares remaining for issuance under the 2008 Equity Incentive Plan.

        2009 Equity Incentive Plan.    Our 2009 Equity Incentive Plan was approved by our board of directors in December 2009 and has a 10 year term.

        Our 2009 Equity Incentive Plan authorizes awards of up to 1,500,000 shares of our common stock. Awards covering more than 250,000 shares of common stock may not be granted to any participant in any calendar year.

        Our 2009 Equity Incentive Plan provides for the issuance of three types of awards: stock options, restricted stock, and, at the discretion of our compensation committee, other stock-based awards. Our employees, consultants and non-employee directors are eligible to receive awards under the 2009 Equity Incentive Plan. The stock options issued under the 2009 Equity Incentive Plan shall be non-qualified stock options.

        Unless otherwise determined by the compensation committee, recipients of restricted stock pursuant to the 2009 Equity Inventive Plan will not have voting rights or receive dividends with respect to restricted stock. Generally, if certain events occur, including a change of control or a qualifying termination or resignation, any unvested options or restricted stock awarded to a named executive officer will vest immediately.

        The 2009 Equity Incentive Plan authorizes the compensation committee to award any award as "qualified performance based compensation" under Section 162(m) of the Internal Revenue Code. The compensation committee must establish performance criteria for such awards within 90 days after the commencement of a performance period.

        The 2009 Equity Incentive Plan is administered by our compensation committee, which has the authority to select the recipients of the awards and to determine the following:

  •
  the terms and conditions of the award;

  •
  the vesting dates of any award;

  •
  the term of period of exercisability of any award;

  •
  any adjustments to awards on account of a change of control;

  •
  the exercise price or purchase price of any awards; and

  •
  the number of shares attached to any award.

        As of April 16, 2010, there were 519,500 shares of restricted stock outstanding under the 2009 Equity Incentive Plan and no outstanding stock options. There are 980,500 shares remaining for issuance under the 2009 Equity Incentive Plan.

Outstanding Equity Awards

        The following table sets forth information regarding the outstanding equity awards of our named executive officers as of December 31, 2009.

Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
J. Coley Clark	22,667 15,251 120,000	(2) (3) (6)	175,443 118,043 928,800	20,334 192,358	(4) (5)	157,385 1,488,851
Jeffrey D. Cushman	10,000 6,626 50,000	(2) (3) (6)	77,400 51,285 387,000	8,834 77,236	(4) (5)	68,375 597,807
Mark D. Fairchild	10,000 6,626 50,000	(2) (3) (6)	77,400 51,285 387,000	8,834 77,236 —	(4) (5)	68,375 597,807 —
Michael D. Fallin	10,000 6,626 50,000	(2) (3) (6)	77,400 51,285 387,000	8,834 77,236	(4) (5)	68,375 597,807
Brendan P. Keegan	—		—	—		—
Michael D. Peplow	10,000 6,626 50,000	(2) (3) (6)	77,400 51,285 387,000	8,834 77,236	(4) (5)	68,375 597,807

(1)
As of the end of our last fiscal year, our common stock was not traded on an established securities market. However, in December 2008, we determined that the fair value of our common stock was

  $7.74 per share. We have used this per share valuation in calculating the market value of our shares as of December 31, 2009 as there have not been any significant changes to our business operations since such valuation was performed.

(2)
These restricted stock awards were granted under our 2007 Equity Incentive Plan, with 25% of the award vesting on each the first four anniversaries of the vesting commencement date. The vesting commencement date was June 27, 2007. Such vesting is subject to acceleration upon a change of control, termination of employment without cause or resignation for good reason, as further described in the "Executive Compensation—Potential Payments upon Termination or Change of Control" section, located elsewhere in this prospectus.

(3)
These restricted stock awards were granted under our 2008 Equity Incentive Plan, with 25% of the award vesting on each of the first and second anniversary of the vesting commencement date and 50% of the award vesting on the third anniversary of the vesting commencement date. The vesting commencement date was November 14, 2008. Such vesting is subject to acceleration upon a change of control, termination of employment without cause or resignation for good reason, as further described in the "Executive Compensation—Potential Payments upon Termination or Change of Control" section, located elsewhere in this prospectus.

(4)
These restricted stock awards were granted under our 2008 Equity Incentive Plan and vest as follows: (a) beginning with fiscal year 2009 and ending with fiscal year 2011, 33 1/3% of the restricted stock vests for each fiscal year in which our annual revenue and annual EBITDA performance targets (as defined in the restricted stock award) were achieved, and (b) for any fiscal year in which the annual performance targets were not achieved, such portion will vest if in the subsequent fiscal year the cumulative revenue and EBITDA targets were achieved (the cumulative targets are defined in the restricted stock award). Such vesting is subject to acceleration upon a change of control, termination of employment without cause or resignation for good reason, as further described in the "Executive Compensation—Potential Payments upon Termination or Change of Control" section, located elsewhere in this prospectus. The targets for fiscal years 2009 through fiscal year 2011 require significant yearly growth in revenue and EBITDA and will be challenging for us to achieve.

(5)
These restricted stock awards were granted under our 2007 Equity Incentive Plan and vest as follows: (a) beginning with fiscal year 2009 and ending with fiscal year 2011, 33 1/3% of the restricted stock vests for each fiscal year in which our annual revenue and annual EBITDA performance targets (as defined in the restricted stock award) were achieved, and (b) for any fiscal year in which the annual performance targets were not achieved, such portion will vest if in the subsequent fiscal year the cumulative revenue and EBITDA targets were achieved (the cumulative targets are defined in the restricted stock award). Such vesting is subject to acceleration upon a change of control, termination of employment without cause or resignation for good reason, as further described in the "Executive Compensation—Potential Payments upon Termination or Change of Control" section, located elsewhere in this prospectus. The targets for fiscal years 2009 through fiscal year 2011 require significant yearly growth in revenue and EBITDA and will be challenging for us to achieve.

(6)
These restricted stock awards were granted under our 2007 Equity Incentive Plan, with 25% of the award vesting on each of the first and second anniversary of the vesting commencement date and 50% of the award vesting on the third anniversary of the vesting commencement date. The vesting commencement date was March 6, 2009. Such vesting is subject to acceleration upon a change of control, termination of employment without cause or resignation for good reason, as further described in the "Executive Compensation—Potential Payments upon Termination or Change of Control" section, located elsewhere in this prospectus.

Stock Vested

        The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2009 for each of our named executive officers.

	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
J. Coley Clark	16,417	127,068
Jeffrey D. Cushman	7,208	55,790
Mark D. Fairchild	7,208	55,790
Michael D. Fallin	7,208	55,790
Brendan P. Keegan(2)	15,000	116,100
Michael D. Peplow	7,208	55,790

(1)
The value of shares was determined by multiplying the number of shares granted by the per-share price of $7.74, which was the fair value of our common stock on the date of vesting.

(2)
All of Mr. Keegan's unvested shares vested upon Mr. Keegan's termination of employment on January 15, 2009, in connection with the sale of the ITSM division.

Pension Benefits

        The following table sets forth certain information regarding our pension plan providing for payments or other benefits at, following or in connection with retirement, as of December 31, 2009, for each of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
J. Coley Clark	N/A	—	$—	$—
Jeffrey D. Cushman	N/A	—	—	—
Mark D. Fairchild	N/A	—	—	—
Michael D. Fallin	N/A	—	—	—
Brendan P. Keegan	N/A	—	—	—
Michael D. Peplow	BancTec Limited Pension Scheme	12	296,971	—

(1)
The present value of these benefits is shown based on the assumptions used in determining the annual pension expense, as shown in "Note L—Employee Benefit Plan" to our Consolidated Financial Statements.

BancTec Limited Retirement Benefits Scheme

        The BancTec Limited Retirement Benefits Scheme is a defined benefit or final salary pension scheme under which members receive a pension for life, and/or in certain circumstances a lump sum, based on the length of their scheme membership and their earnings at or near retirement or earlier leaving. The BancTec Limited Retirement Benefits Scheme has existed since at least April 1, 1977 and was closed to new entrants on October 1, 2001.

        Members currently contribute at 9% of pensionable salary and the employer contributes 6% of pensionable salary to meet the cost of ongoing accrual. In addition, members may pay additional voluntary contributions to provide additional benefits on a money purchase basis.

        Pensionable salary is defined as the base salary of the member at July 1 each year. The final pensionable salary is the highest average of three consecutive pensionable salaries during the last ten years.

        Increases in pensionable salary, other than promotional increases, for active members have been restricted by member consent to no more than 2.5% per annum.

        Normal retirement age is age 60 for members who joined the scheme prior to April 1, 1980, and is age 65 for members who joined thereafter. The pension amounts are as follows: for service up to March 31, 1977, 1/120th of final pensionable salary for each complete year of pensionable service with a proportionate amount for each additional month of pensionable service; for service from April 1, 1977 onwards, 1/60th of final pensionable salary for each complete year of pensionable service with a proportionate amount of each additional month of pensionable service.

        Pensions relating to pensionable service accrued prior to October 1, 1999 receive increases at the rate of 5% per annum, pensions relating to pensionable service accrued from October 1, 1999 will increase at the rate of the increase in the Retail Prices Index subject to a maximum of 5% per annum and pensions relating to pensionable service accrued on or after July 1, 2005 will increase at the rate of the increase in the Retail Price Index subject to a maximum of 2.0% per annum.

Potential Payments Upon Termination or Change of Control

        We have entered into employment agreements with each of our named executive officers which entitle them to certain severance benefits in the event of a resignation for good reason or a termination without cause. Our named executive officers are also entitled to certain enhanced benefits if such resignation or termination is at the request of any third party participating in or causing a change of control or at any time within 12 months after a change of control. For a description of the terms "cause" and "good reason," see "Executive Compensation—Narrative Disclosure to Summary Table and Grants of Plan Based Awards—Employment Agreements" located elsewhere in this section.

        In the event of a resignation for good reason or a termination without cause, the named executive officers are entitled to severance benefits which include: (if such resignation or termination is not in connection with a change of control) (a) the continuation of the officer's base salary for a period of 12 months (24 months in the case of Mr. Clark); (b) the officer's annual target incentive bonus for the year in which his employment was terminated (two times the annual target incentive bonus in the case of Mr. Clark); (c) immediate vesting of all unvested equity incentive awards (except in the case of death or permanent disability); and (d) welfare benefits for the sooner of a period of 18 months from the date of the officer's termination or such time as the officer is employed by a company offering such benefits (whether or not the officer elects to receive them). In the case of Mr. Clark, he will also receive a pro rata portion of the annual target incentive bonus he would have received if he had remained an employee through the end of the applicable calendar year, to be paid in a lump sum as soon as practical following review and acceptance of the prior year's audit by the audit committee of the board of directors or by June 30th of the year following the end of the calendar year to which such bonus relates. Additionally, Mr. Clark's employment agreement provides that his equity awards shall immediately vest, and if applicable, become immediately exercisable, should Mr. Clark, for any reason, terminate his employment with us on or after July 10, 2011, provided he gives at least three months prior notice of such termination.

        In the event of a resignation for good reason or a termination without cause at the request of any third party participating in or causing a change of control or at any time within 12 months after a change of control, the named executive officers are entitled to severance benefits which include: (a) the same severance benefits described above an officer would be entitled to upon a resignation with good reason or a termination without cause and (b) a pro rata portion of the annual target incentive bonus the officer would have received if he had remained our employee through the end of the applicable calendar year, to be paid in a lump sum as soon as practical following review and acceptance of the prior years' audit by the audit committee of the board of directors or by June 30th of the year following the end of the calendar year to which such bonus relates (except that in the case of Mr. Peplow, such pro rated portion is to be paid out in a lump sum no later than 2 1/2 months following the end of the calendar year to which such bonus relates). In addition, the named executive officers are entitled to accelerated vesting of outstanding unvested equity awards to become effective immediately prior to the event of a change of control.

        For purposes of the employment agreements, "change of control" means the occurrence of any of the following events:

          (a)   any person is or becomes the beneficial owner (except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is currently exercisable or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our voting stock, including by way of merger, consolidation, tender, exchange offer or otherwise;

          (b)   the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person;

          (c)   during any period of two consecutive years commencing on or after the effective date of the 2007 Equity Incentive Plan (which was June 27, 2007), individuals who as of the beginning of such period constituted the entire board (together with any new directors whose election by such board or nomination for election by our stockholders was approved by a vote of at least two-thirds of our directors, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

          (d)   approval by our stockholders of our complete liquidation or dissolution.

        We believe our severance benefits due to these termination events provide the named executive officers a reasonable package based on the value the officers have created that is ultimately realized by our stockholders. Further, we believe the change of control provisions contained in our executive employment agreements help us attract and retain a well-qualified management team. These triggering events for termination and change of control protection were selected in order to allow management to focus their attention on our business without worrying about a change of control.

        The table below shows the amounts that would have been payable under the employment agreements entered into with our named executive officers if certain events of termination and/or a change of control had occurred on December 31, 2009:

Name	Benefit	Termination Due to Death or Disability(1)	Termination by Executive for "Good Reason" or by Company Without "Cause"(2)		Change of Control Severance(3)
J. Coley Clark Chief Executive Officer and Chairman of the Board of Directors	Salary Bonus Health/Medical Equity Award Vesting	$950,000 1,425,000 19,581 —	$950,000 1,425,000 19,581 2,868,522	(4)	$950,000 1,425,000 19,581 2,868,522
Jeffrey D. Cushman Senior Vice President and Chief Financial Officer	Salary Bonus Health/Medical Equity Award Vesting	$328,846 328,846 30,306 —	$328,846 328,846 30,306 1,181,867		$328,846 657,692 30,306 1,181,867
Mark D. Fairchild Senior Vice President and Chief Technology Officer	Salary Bonus Health/Medical Equity Award Vesting	$321,000 321,000 32,650 —	$321,000 321,000 32,650 1,181,867		$321,000 642,000 32,650 1,181,867
Michael D. Fallin Senior Vice President and President, Americas	Salary Bonus Health/Medical Equity Award Vesting	$325,000 325,000 30,306 —	$325,000 325,000 30,306 1,181,867		$325,000 650,000 30,306 1,181,867
Michael D. Peplow Senior Vice President and President, EMEA	Salary Bonus Health/Medical Equity Award Vesting	$274,045 274,045 1,930 —	$274,045 274,045 1,930 1,181,867		$274,045 548,090 1,930 1,181,867

(1)
Health care benefits continue upon a named executive officer's disability; upon death, spouse and dependents of executive officers are entitled to continuation of health coverage for 18 months; amounts reflected represent portion of annualized 2010 premiums attributable to spouse/dependent coverage, before giving effect to executive contributions. Any unvested equity awards do not vest upon death or disability. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(2)
Amount of health care benefits represents the annualized premiums after giving effect to executive contributions. The amounts stated for equity award vesting represent the assumed cash value of the accelerated equity award on the date of termination of employment, derived by multiplying the fair value of the stock as of December 31, 2009 by the number of shares of unvested restricted stock subject to accelerated vesting as a result of the executive's termination for "good reason" or termination by us without "cause." Any equity awards which vest as a result of the executive officer's termination without cause or resignation for good reason must be exercised prior to the earlier to occur of (x) the expiration date of the applicable equity award, or (y) 90 days after the termination date of the executive officer's employment.

If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive officer is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

  In the event a named executive officer is terminated with "cause" or resigns for reasons other than death, disability or "good reason," our employment agreements do not provide for any special payments or benefits.

(3)
In the event a named executive officer other than Mr. Clark is terminated without cause or resigns for good reason, at the request of any third party participating in or causing a change of control or within the 12 months following a change of control event, in addition to the severance benefits such executive officer would otherwise receive, he is also entitled to a pro rata portion of the annual target incentive bonus he would have received if his employment with us had continued through the end of the applicable calendar year, in a lump sum payment to be paid as soon as practical following review and acceptance of the prior years' audit by the audit committee of the board of directors or by June 30th of the year following the end of the calendar year to which such bonus relates. In the case of Mr. Clark, he will receive the benefits specified above if he is terminated without cause or resigns for good reason regardless of whether there is a change of control.

Amount of health care benefits represents the annualized premiums after giving effect to executive contributions.

If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(4)
Mr. Clark's employment agreement provides that his equity awards shall immediately vest, and if applicable, become immediately exercisable, should Mr. Clark, for any reason, terminate his employment with us on or after July 10, 2011, provided he gives at least three months prior notice of such termination.

Tax Deductibility of Executive Compensation

        Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. Because we did not have a class of stock that was traded on a securities exchange in 2008, Section 162(m) did not affect the deductibility of our 2008 compensation, but it could do so in the future when our stock becomes so traded. There is an exception to the limit on deductibility for performance-based compensation that meets certain criteria.

        While the deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Compensation of Directors

        The goal of our director compensation policy is to attract and retain qualified persons to serve as members of our board of directors and to encourage ownership of our equity in order to provide additional incentives to promote our success. We paid annual retainer fees totaling $328,336 to our non-employee directors as compensation for their 2009 service on our board. Directors' fees of $63,000 per director, plus committee chair retainer fees as applicable, were paid during the fiscal year ended December 31, 2009.

        Effective for fiscal year 2010, pursuant to our director compensation policy, each non-employee director receives an annual retainer of $50,000. Each such director also receives $1,000 for each board meeting or telephonic board meeting, after the eighth such meeting within a fiscal year. The directors serving as chairman of the audit committee, compensation committee and nominating and corporate governance committee each receive an annual retainer of $15,000 and each committee member of each such committee receives a $10,000 committee member retainer. Each member of each such committee also receives a committee meeting fee of $1,000 for each committee meeting held after the fourth such committee meeting during a fiscal year. Also, each non-employee director will annually be awarded a grant of 75,000 shares of restricted stock or restricted stock units.

        Our 2007 Director Plan provides for the grant to non-employee directors of non-qualified stock options and awards of restricted stock or restricted stock units. Pursuant to such plan, in fiscal year 2009, each non-employee director received 21,464 restricted stock units which vested immediately and are to be settled in cash within 180 days after the departure of a director from the board of directors. Additionally, in January 2010, each non-employee director received a grant of 25,000 restricted stock units, which vest in three equal installments with one-third vesting immediately and one-third vesting on each of the first and second anniversaries of the date of grant, and which are to be settled in cash within 180 days after the departure of a director from the board of directors.

        All of our directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of their board duties.

        The following table reflects amounts paid to our non-employee directors as compensation for their 2009 service on our board.

		Stock Awards
	Fees Earned or Paid in Cash(1) ($)
Name		Shares or Units Awarded (#)	Aggregate Fair Value of Awards(2) ($)	Total(3) ($)
Felipe F. Atela	72,000	21,464	166,131	238,131
R. Randolph Devening	91,000	21,464	166,131	257,131
Gary J. Fernandes	85,668	21,464	166,131	251,799
John R. Harris	79,668	21,464	166,131	245,799

(1)
Includes aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2)
The dollar amounts shown represent the aggregate fair value for the year ended December 31, 2009 of awards of restricted stock or restricted stock units granted to each of our non-employee directors as determined pursuant to ASC 718. Each non-employee director was awarded (a) 6,460 shares of restricted stock units on March 6, 2009 with a fair value of $7.74 per share, and (b) 15,004 shares of restricted stock units on July 1, 2009 with a fair value of $7.74 per share. See "Management's Discussion and Analysis—Critical Accounting Policies—Stock-Based Compensation" for a discussion of the assumptions used to calculate the fair value of such awards.

(3)
Consists of the aggregate dollar amount of all fees earned or paid in cash for services as a director and the fair value of the awards of restricted stock or restricted stock units on the date of the grant.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information as of April 16, 2010 regarding the ownership of common stock of: (a) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock (based solely on the selling stockholder's questionnaires); (b) each of our directors; (c) each executive officer named in the Summary Compensation Table; (d) all of our executive officers and directors as a group; and (e) each of the selling stockholders.

        To our knowledge, each such selling stockholder acquired its shares in connection with our June 2007 Recapitalization, or through subsequent transactions occuring in the PORTAL Market. Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below. Certain selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. Any profits realized by such selling stockholders may be deemed to be underwriting commissions. Each of the selling stockholders listed below has voting and dispositive power with respect to the shares to be offered for resale by such selling stockholder, and, except as noted below, none of such selling stockholders are broker-dealers or an affiliate of a broker-dealer.

        The number of shares and percentage of shares beneficially owned is based on 17,634,141 shares of common stock outstanding as of April 16, 2010, which includes 15,525,077 shares of common stock issued in our June 2007 Recapitalization and 2,109,064 shares of restricted stock granted to management, employees and non-employee directors pursuant to our Equity Incentive Plans and 2007 Director Plan, but does not include 213,780 restricted stock units granted under our 2007 Director Plan. No shares of preferred stock were outstanding as of April 16, 2010. The table also lists the applicable percentage of shares beneficially owned based on 23,134,141 shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters' over-allotment option.

        Beneficial ownership of our common stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held and also includes options to purchase shares currently exercisable or exercisable within 60 days after April 16, 2010. As of April 16, 2010, there were no vested options to purchase common stock exercisable as of, or that will be exercisable within 60 days after, April 16, 2010. Unless otherwise indicated, the address of each executive officer and director is c/o BancTec, Inc., 2701 East Grauwyler Road, Irving, Texas, 75061.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage
5% Stockholders:
Paulson & Co.(1) 1251 Avenue of the Americas, 50th Floor New York, NY 10020	1,500,000	8.50	—	1,500,000	6.48
Cedar Hill Capital Partners Onshore, L.P.(2) 445 Park Avenue, 5th Floor New York, NY 10022	1,197,534	6.79	—	1,197,534	5.18
Cedar Hill Capital Partners Master Fund, LP(3) 445 Park Avenue, 5th Floor New York, NY 10022	962,967	5.46	—	962,967	4.16

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Executive Officers and Directors:
J. Coley Clark	442,364	2.51	—	442,364	1.91
Felipe F. Atela(4)	2,084	*	—	2,084	*
R. Randolph Devening(4)	2,084	*	—	2,084	*
Gary J. Fernandes(5)	—	*	—	—	*
John R. Harris(4)	2,084	*	—	2,084	*
Jeffrey D. Cushman	197,259	*	—	197,259	*
Michael D. Peplow	199,904	*	—	199,904	*
Michael D. Fallin	197,259	*	—	197,259	*
Mark D. Fairchild	197,331	*		197,331	*
All executive officers and directors as a group (11 persons)	1,240,369	7.03	—	1,240,369	5.36
Selling Stockholders:
Ann C Karter(6)	5,000	*	5,000	—	*
Barbara B McCarty(6)	167	*	167	—	*
Capital Ventures International(20)	266,667	1.15	266,667	—	*
Charles T Walsh TTEE The Charles T Walsh Trust U/A DTD 12/06/2000(6)	1,800	*	1,800	—	*
City of Dearborn General Employees Retirement Systems(17)	3,805	*	3,805	—	*
City of Dearborn Policemen and Firemen Revised Retirement Systems(17)	6,706	*	6,706	—	*
D MacCubbin & L MacCubbin TTEE Don A MacCubbin & Linda B MacC U/A DTD 05/04/1993(6)	1,000	*	1,000	—	*
Deutsche Bank AG—London Branch(8)	133,334	*	63,334	70,000	*
Endicott Investment Partners, L.P.(9)	113,834	*	113,834	—	*
Endicott Offshore Investors, Ltd.(9)	23,334	*	23,334	—	*
Endicott Opportunities Partners II, L.P.(9)	66,667	*	66,667	—	*
FrontPoint Financial Horizons Fund, L.P.(10)	41,667	*	41,667	—	*
G Harmon & T Harmon & H Wall Lawrence J Harmon Trust A U/A DTD 1/29/2001(6)	267	*	267	—	*
George Weiss Associates Inc. Profit Sharing Plan(11)	103,334	*	103,334	—	*
Gerard J Allen TTEE Gerard J Allen Trust U/A DTD 07/05/2001(6)	1,700	*	1,700	—	*
Gracie Capital International(12)	147,178	*	147,178	—	*
Gracie Capital International II(12)	4,552	*	4,552	—	*
Gracie Capital LP(12)	168,229	*	168,229	—	*
Gracie Capital LP II(12)	9,209	*	9,209	—	*
Hartmarx Retirement Income Trust(17)	7,921	*	7,921	—	*
Henderson Global Equity Multi Strategy Fund(21)	68,814	*	68,814	—	*
IOU Limited Partnership(11)	103,334	*	103,334	—	*
JabCap Multistrategy Master Fund Ltd(16)	320,930	1.82	320,930	—	*
Jacqueline J Slyman(6)	1,000	*	1,000	—	*
LMA SPC for MAP 31(13)	58,334	*	58,334	—	*
Melodee A Ruffo(6)	467	*	467	—	*
Nationwide Funds Group—Nationwide Variable Insurance Trust—SCV(7)	36,134	*	36,134	—	*
Precept Capital Master Fund, GP(19)	16,667	*	16,667	—	*
Putnam Investment Funds—Putnam Small Cap Value Fund(7)	160,833	*	160,833	—	*
Putnam Variable Trust—Putnam VT Small Cap Value Fund(7)	152,299	*	152,299	—	*

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Rush University Medical Center Endowment Account(17)	10,388	*	10,388	—	*
Rush University Medical Center Pension and Retirement(17)	12,511	*	12,511	—	*
Sandor Capital Master Fund, L.P.(18)	18,334	*	18,334	—	*
The William K. Warren Foundation(14)	10,000	*	10,000	—	*
Westpark Capital, L.P.(15)	125,000	*	125,000	—	*
William Blair Small Cap Growth Fund(17)	603,328	3.42	603,328	—	*

*
less than one percent

(1)
We have been advised that John Paulson has the power to vote and to dispose or direct the vote and disposition of the reported shares.

(2)
We have been advised that Cedar Hill Capital Partners ("Capital Partners") acts as the investment manager of Cedar Hill Capital Partners Onshore, LP ("Onshore"). Cedar Hill Fund Management, LLC (the "General Partner") acts as the general partner of Onshore. Capital Partners and the General Partner have dispositive and voting power over the reported shares. The controlling person of Capital Partners and the General Partner are Emil Woods and Charles Cascarilla.

(3)
We have been advised that Capital Partners acts as the investment manager of Cedar Hill Partners Master Fund, LP ("Master Fund"). Cedar Hill Capital GPI, LLC ("General Partner I") and Cedar Hill Capital GPII, LLC ("General Partner II") act as general partners of Master Fund. Capital Partners, General Partner I and General Partner II have dispositive and voting power over the reported shares. The controlling persons of Capital Partners is Emil Woods and Charles Cascarilla. The controlling person of General Partner I is Emil Woods. The controlling person for General Partner II is Charles Cascarilla.

(4)
Felipe F. Atela, R. Randolph Devening and John H. Harris each hold 52,924 restricted stock units granted pursuant to the 2007 Director Plan.

(5)
Gary J. Fernandes holds 55,008 restricted stock units granted pursuant to the 2007 Director Plan.

(6)
We have been advised that Mark E. Brady, co-chief investment officer and principal of Eubel, Brady & Sutton Asset Management, Inc., the investment advisor to this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(7)
We have been advised that this selling stockholder is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a FINRA registered broker-dealer engaged in the distribution of affiliated mutual funds, and that the shares owned by this selling stockholder were purchased in the ordinary course of business and there were no prior arrangements with any person to distribute these shares. In addition, we have been advised that Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company, has voting and dispositive control over the shares held by this selling stockholder.

(8)
We have been advised that this selling stockholder is affiliated with Deutsche Bank Securities, Inc., a FINRA broker-dealer, and purchased the shares being registered hereunder in the ordinary course of business and had no prior arrangement with any person to distribute such shares. We have been advised that Sig Heller, director of DB Alternative Trading Inc., the investment advisor to this selling stockholder, has voting and investing authority over the shares held by this selling stockholder.

(9)
We have been advised that Wayne Goldstein and Robert Usdan have voting and dispositive control over the shares held by this selling stockholder.

(10)
We have been advised that this selling stockholder's general partner, FrontPoint Financial Horizons Fund GP, LLC (the "General Partner"), is an indirectly-owned subsidiary of Morgan Stanley, a publicly held corporation, and that Morgan Stanley has subsidiaries that are registered broker-dealers and FINRA member firms. In addition, we have been advised that the shares held by this selling stockholder were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such shares. Steven Eisman, the senior officer of the General Partner, exercises investment discretion (including as to voting and dispositions of securities) on behalf of the General Partner. Mr. Eisman disclaims beneficial ownership of the securities held by this selling stockholder except for his pecuniary interest therein.

(11)
We have been advised that Weiss Multi-Strategy Advisors LLC, the investment advisor to this selling stockholder, is owned by GWA, LLC ("GWA"), the majority owner of Oakpoint Advisors, LLC, a FINRA registered broker-dealer. In addition, we have been advised that the shares held by this selling stockholder were purchased for investment purposes in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such shares. George A. Weiss, trustee of this selling stockholder and manager of GWA, has voting and dispositive control over the shares held by this selling stockholder.

(12)
We have been advised that the investment manager of this selling stockholder has the power to vote and dispose of the shares owned by this selling stockholder. The managing member of the general partner of the investment manager is Daniel Nir.

(13)
We have been advised that Robert P. Swan, Sean McGould and J. Scott Perkins have voting and dispositive control over the shares held by this selling stockholder.

(14)
We have been advised that Mark A. Butz has voting and dispositive control over the shares held by this selling stockholder.

(15)
We have been advised that Patrick J. Brosnahan, general partner of this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(16)
We have been advised that Philippe Jabre, chief investment officer of Jabre Capital Partners S.A., has voting and disposive control over the shares held by this selling stockholder.

(17)
We have been advised that Karl Brewer, principal of William Blair & Company, L.L.C., a FINRA broker-dealer and investment advisor to this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(18)
We have been advised that John S. Lemak, the manager of this selling stockholder, is an affiliate of WFG Investments, Inc., a FINRA broker-dealer, and that Mr. Lemak has voting and dispositive control over the shares held by this selling stockholder.

(19)
We have been advised that D. Blair Baker and Nick Roosien have voting and dispositive control over the shares held by this selling stockholder.

(20)
We have been advised that Martin Kobinger, president of Heights Capital Management, Inc., the investment manager of this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

(21)
We have been advised that Robert Villiers, a fund manager with Henderson Global Investors Limited, the manager of this selling stockholder, has voting and dispositive control over the shares held by this selling stockholder.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        WCAS, our former majority stockholder, is the majority stockholder of Headstrong Corp., who in turn owns 100% of Metamor, Inc. ("Metamor"), a company that provides ERP consulting services. We paid Metamor approximately $3.9 million in the year ended December 31, 2007, as consulting fees for ERP software implementation. This agreement is similar to consulting agreements we enter into from time to time with third party providers of consulting services. We believe the terms are no less favorable to us than what are offered by Metamor to third party large customers. The board of directors has approved this arrangement.

        Following the closing of our June 2007 Recapitalization, we used approximately $113.5 million of the proceeds from such transaction to prepay our Sponsor Note held by WCAS, plus accrued interest through June 30, 2007 and used approximately $90.8 million to redeem all of our outstanding capital stock held by WCAS.

        Brian Rathe, a principal owner and President of DocuData prior to its acquisition by us, became our employee and also remained in his position as President of DocuData following the acquisition. Prior to such acquisition, DocuData entered into two separate lease agreements: (a) the first dated June 10, 2004 and later amended on May 14, 2009, which has since expired and been replaced by a new lease agreement dated October 1, 2009, with 3724 Dacoma Partners Ltd. ("3724 Dacoma") for 16,200 square feet of an office building in Houston, Texas, which expires on September 30, 2012, and has a current annualized rental rate of $128,004 (the "Dacoma Lease") and (b) the second dated January 4, 2006 and later amended on February 20, 2008, with 7777 Carpenter Partners, Ltd. ("7777 Carpenter") for 32,050 square feet of an office building in Dallas, Texas, which expires on March 1, 2013, and has a current annualized rental rate of $168,000 (the "Carpenter Lease"). The aggregate amount of rental payments for the Dacoma Lease and the Carpenter Lease from March 2008 through the applicable current expiration dates of the lease agreements are $642,685 and $840,000, respectively. Mr. Rathe is a limited partner and 50% owner of 3724 Dacoma and 7777 Carpenter, and, therefore, has a direct financial interest in both the Dacoma Lease and the Carpenter Lease. Our board of directors has approved both of these lease agreements.

Related Persons Transaction Policy

        We have a written Related Person Transaction Policy in order to address the reporting, review and approval or ratification of transactions with related persons. Our Related Person Transaction Policy provides that our audit committee will primarily review each related party transaction.

        The types of transactions covered by our Related Person Transaction Policy are those in which we and a related person participate, with such related person having a material, direct interest in the transaction at issue. Examples generally include sales, purchase or other transfers or real or personal property, use of property and equipment by lease or otherwise, services received or furnished and the borrowing and lending of funds.

        Our directors, nominees for election as a director and executive officers who intend to enter into a related person transaction are required under our Related Person Transaction Policy to disclose all material facts with respect to the transaction to our audit committee. If one of our officers or employees intend to enter into any related person transaction, that person is required to disclose all material facts with respect to the transaction to his or her supervisor, who will report such information to our audit committee.

        Our audit committee has authority (a) to determine categories of transactions that are immaterial and not required to be reported to, reviewed by or approved or ratified by our audit committee, and

(b) to approve in advance categories of transactions that need not be reported or approved individually but instead will be reported and reviewed collectively on a periodic basis.

        If we have a related person transaction that requires audit committee approval in accordance with the policies set forth in our Related Person Transaction Policy, we will seek that approval before we enter into the transaction. If we, in error, enter into a related party transaction that requires pre-approval by our audit committee without such pre-approval, the transaction will be presented to our audit committee for its review upon discovery of such error and our audit committee will then make a recommendation to our board of directors whether rescission or any modification of the transaction is appropriate.

        In determining whether to approve or ratify a related person transaction, our audit committee will consider whether the transaction is in our best interests, by considering the following items, among others:

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  the related person's relationship to us;

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  the materiality of the transaction to the related person and us, including the dollar value of the transaction;

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  the business purpose for the transaction;

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  whether the transaction is comparable to a transaction that could be available on an arms-length basis;

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  whether the transaction is in the ordinary course of our business; and

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  the effect of the transaction on our business and operations.

 DESCRIPTION OF CAPITAL STOCK

        Our second amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, provides for the authority to issue an aggregate of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

        Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

        As of April 16, 2010, we had a total of 17,634,141 shares of common stock outstanding held of record by 171 stockholders. The number of shares of common stock outstanding includes restricted stock granted to management, certain employees and non-employee directors pursuant to our Equity Incentive Plans and 2007 Director Plan. Except as set forth in our certificate of incorporation, all holders of shares of common stock shall be entitled to the same rights and privileges.

        We have applied to have our common stock listed on The NASDAQ Global Market under the symbol "BTEC." Since our June 2007 Recapitalization, our common stock has been traded on The PORTAL Market, which is operated by The Nasdaq Stock Market, Inc. Prior to that time, there was no market for our common stock. The PORTAL Market is available only to qualified institutional buyers, and, accordingly, our common stock has experienced very limited trading volume to date. Because of such limited trading, sales of our common stock effected through The PORTAL Market may not accurately reflect the price at which shares of our common stock will trade on The NASDAQ Global Market after this offering. To our knowledge, the sale prices for shares of our common stock traded on The PORTAL Market since June 27, 2007 have ranged between $24.00 and $5.00 per share. The most recent reported sales price was $5.00.

Voting rights

        Each holder of common stock shall be entitled to one vote per share. The holders of common stock and any other class of capital stock which has a right to vote shall elect our directors. Our certificate of incorporation and bylaws require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

Dividends

        Any dividends declared by our board of directors on our common stock will be payable ratably out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. We do not anticipate paying dividends in the forseeable future. Our ability to pay cash dividends is restricted by our Revolving Credit Facility which allows for the payment of cash dividends only upon our meeting certain conditions, including that (a) no default or event of default exists at the time of or would arise as a result of such payment, (b) after giving effect to such payment, the financial covenants continue to be complied with on a pro forma basis, (c) such payment, and all other restricted payments do not exceed $5 million in any fiscal year, and (d) after giving effect to such payment, the availability under the Revolving Credit Facility is not less than $15 million.

Liquidation

        Upon any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of common stock, according to the number of shares of common stock then outstanding, shall be entitled to share ratably in all assets available for distribution to stockholders.

Fully paid

        All of our outstanding shares of common stock are fully paid and nonassessable.

Other Rights

        Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

        Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There are currently no shares of preferred stock outstanding.

        The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock.

Liability and Indemnification of Officers and Directors

        Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

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  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases, redemptions or dividends; or

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  for any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

        We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

        We have entered into separate indemnification agreements with our directors that provide them with indemnification rights. These indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as our directors or officers or otherwise serve at our request if they acted in good faith and in a manner they reasonably believed to be in our best interests. Exceptions to our duty to indemnify the directors include, among others, liability arising from acts or omissions (a) in the event of claims initiated or voluntarily brought by the director, not by way of defense; (b) regarding enforcement of the indemnification agreement, if not taken in good faith; (c) resulting in claims which have been paid or are required to be paid by an insurance carrier under an insurance policy which we maintain; (d) related to the purchase and sale by the director of securities in violation of Section 16(b) of the Exchange Act; or (e) from which an officer or director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Additionally, we have agreed to indemnify the directors against court determined expenses even if a director is adjudged to be liable to us, if such indemnification is not prohibited by applicable law. Furthermore, our directors are entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless, except in certain situations, the expenses incurred are in connection with a criminal proceeding alleging a scheme to commit fraud; provided, however, that any amounts advanced must be repaid if it is determined that the directors are not entitled to indemnification against expenses.

        Insofar as indemnification of directors or officers for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Anti-Takeover Statute

        Following the listing of our common stock on The NASDAQ Global Market, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances from engaging in a "business combination" with (a) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"), (b) an affiliate of an interested stockholder, or (c) associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of 10% or more of our assets.

Charter and Bylaw Provisions

        Authorized but unissued shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issues without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings or private placements to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise. Undesignated preferred stock may also be used in connection with a stockholder rights plan, although we have no present intention to adopt such a plan.

        Staggered Board; Removal of Directors.    Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of at least a majority of the whole board or the holders of at least 66 2/3% of the voting power of our outstanding common stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

        No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors or any other matter brought to a vote of our stockholders unless our certificate of incorporation provides otherwise. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation does not provide for cumulative voting.

        Advance Notice Requirements for Stockholder Proposals.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        Stockholder Action by Written Consent; Special Meetings.    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

        Amendment of Certificate of Incorporation and Bylaws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions contained in our certificate of incorporation or bylaws.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the date of this prospectus, there has been no public market for our common stock and we cannot assure you that a significant market for our common stock will develop or be sustained after this offering. The sale of a substantial amount of common stock in the public market in the future, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        Upon the completion of this offering, we will have 23,134,141 shares of common stock outstanding (or 24,369,353 shares if the underwriters exercise their over-allotment option in full). The number of shares outstanding after this offering is based on 17,634,141 shares of common stock outstanding as of April 16, 2010. This includes 2,102,812 shares of restricted stock granted pursuant to our Equity Incentive Plans, and 6,252 shares of restricted stock granted pursuant to our 2007 Director Plan, and excludes 213,780 restricted stock units granted pursuant to the 2007 Director Plan as of April 16, 2010. All of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate or held by our current stockholders (except those shares offered for resale by the selling stockholders following a declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part) may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below. The shares of common stock held by our employees are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market by our employees only if they are registered or if they qualify for an exemption from registration under Rule 144. These rules are summarized below.

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (a) we have been a public reporting company under Section 13 or 15(d) of the Exchange Act for at least 90 days before the sale and (b) such person is not, and has not been deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale.

        Persons who have beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

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  1.0% of the then outstanding shares of our common stock; or

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  the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144;

provided, in each case, that we are subject to the Exchange Act reporting requirements for at least 90 days before such sale. Such sales by affiliates under Rule 144 are also subject to restrictions relating to the manner of sale, notice requirements and the availability of current public information about us.

Registration Rights

        In connection with our June 2007 Recapitalization, we entered into a registration rights agreement (the "2007 Registration Rights Agreement") with FBR Capital Markets & Co. (formerly Friedman Billings Ramsey & Co., Inc.), the initial purchaser and sole placement agent in such transaction.

        Pursuant to the 2007 Registration Rights Agreement, we agreed, at our expense, to use our reasonable best efforts to file with the SEC no later than August 13, 2007, a shelf registration statement registering for resale the shares of common stock sold in the June 2007 Recapitalization, plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock split, or otherwise.

        We have no obligation pursuant to the 2007 Registration Rights Agreement with respect to any shares proposed to be sold in a registration pursuant to the 2007 Registration Rights Agreement by a holder of our common stock that is the beneficiary of the 2007 Registration Rights Agreement (a "Holder") if, in the opinion of counsel to us, all shares proposed to be sold by such Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

        As described above in "—Rule 144," in general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (a) we have been a public reporting company under Section 13 or 15(d) of the Exchange Act for at least 90 days before the sale, and (b) such person is not, and has not been deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale. Holders of approximately 12.66% of shares of our common stock may be deemed to be affiliates of us and, therefore, may have rights under the 2007 Registration Rights Agreement.

        The preceding summary of certain provisions of the 2007 Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to all of the provisions of the 2007 Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act to register approximately 866,421 shares of common stock issuable or issued but unvested under our 2007 Equity Incentive Plan, approximately 239,997 shares of common stock issuable or issued but unvested under the 2008 Equity Incentive Plan, approximately 1,500,000 shares of common stock issuable or issued but unvested under our 2009 Equity Incentive Plan and approximately 614,865 shares of common stock issuable or issued and unvested under our 2007 Director Plan. As of April 16, 2010, we had 2,322,844 shares of our restricted stock and restricted stock units outstanding under such plans. Such registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options or restricted stock after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except for applicable vesting restrictions and Rule 144 limitations applicable to our affiliates.

Rule 701

        Rule 701 of the Securities Act, as currently in effect, permits each of our employees, officers, directors, and consultants, to the extent such persons are not "affiliates" as that term is defined in Rule 144, who purchased or received our shares pursuant to a written compensatory plan or contract, to resell such shares 90 days after the effective date of this prospectus in reliance upon Rule 144, but without compliance with the specific requirements regarding the availability of public information or holding periods thereunder. Rule 701 provides that affiliates who purchased or received shares pursuant to a written compensatory plan or contract are eligible to resell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144.

Lock-Up Agreements

        We and each of our directors and senior executive officers have agreed, for a period of 180 days after the date of this prospectus, and the selling stockholders named in this prospectus and certain non-selling stockholders have agreed, for a period of 90 days after the date of this prospectus (or, in the case of the selling stockholders managed by Putnam Investment Management, LLC, until August 26, 2010), not to, directly or indirectly: (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of our common stock, or any securities convertible into, or exercisable or exchangeable for our common stock; and (b) establish or increase any put equivalent position or liquidate or decrease any call equivalent position with respect to our common stock, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock, whether or not such transaction would be settled by delivery of common stock or other securities, in cash or otherwise, without, in each case, the prior written consent of FBR Capital Markets & Co., subject to certain specified exceptions.

        The restricted periods described above is subject to extension under limited circumstances. In the event either: (a) during the last 17 days of the applicable restricted period, we issue an earnings results or material news or a material event relating to us occurs; or (b) before the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period following the last day of the applicable period, the "lock up" restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event.

        We have been advised that pursuant to FINRA Rule 5110(g)(1), FBR Capital Markets & Co. and its affiliates will refrain during the period commencing on the effective date of the registration statement of which this prospectus is a part and ending on the date that is 180 days after the effective date of the registration statement of which this prospectus is a part from selling, transferring, assigning, pledging or hypothecating or otherwise entering into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the 495,195 shares of our common stock that it holds.

 UNDERWRITERS

        FBR Capital Markets & Co., William Blair & Company, L.L.C., Needham & Company, LLC, and D.A. Davidson & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us and the selling stockholders named in this prospectus, on a firm commitment basis, the respective number of shares of common stock shown opposite its name:

Underwriters	Number of Shares of Common Stock
FBR Capital Markets & Co.
William Blair & Company, L.L.C.
Needham & Company, LLC
D.A. Davidson & Co.

Total	8,234,744

        The underwriting agreement provides that the underwriters' obligations to purchase our common stock are subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions, and the absence of material adverse changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

        The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $        per share for the common stock. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $        per share for the common stock to brokers and dealers. After the completion of the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions that we and the selling stockholders named in this prospectus will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

Total
	Price per Share	Without Over- allotment	With Over- allotment
Public offering price
Underwriting discount paid by us and selling stockholders

        We have also agreed to reimburse the underwriters for all reasonable out-of-pocket expenses incurred in connection with the roadshow related to this offering in an amount not to exceed $300,000. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, blue sky fees and legal, accounting and transfer agent expenses, roadshow expenses, but excluding underwriting discounts and commissions, will be approximately $2,076,072. In addition, we have granted FBR Capital Markets & Co. a right of first refusal to act as exclusive or lead financial adviser for any subsequent equity financing transaction that is sourced by FBR Capital Markets & Co. prior to May 24, 2011.

        We have applied to list our common stock on The NASDAQ Global Market under the symbol "BTEC."

        We and each of our directors and senior executive officers have agreed, for a period of 180 days after the date of this prospectus, and the selling stockholders named in this prospectus and certain non-selling stockholders have agreed, for a period of 90 days after the date of this prospectus (or, in the case of the selling stockholders managed by Putnam Investment Management, LLC, until August 26, 2010), not to, directly or indirectly: (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of our common stock, or any securities convertible into, or exercisable or exchangeable for our common stock, and (b) establish or increase any put equivalent position or liquidate or decrease any call equivalent position with respect to our common stock, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock, whether or not such transaction would be settled by delivery of common stock or other securities, in cash or otherwise, without, in each case, the prior written consent of FBR Capital Markets & Co., subject to certain specified exceptions.

        The restricted periods described above are subject to extension under limited circumstances. In the event either: (a) during the last 17 days of the applicable restricted period, we issue an earnings results or material news or a material event relating to us occurs; or (b) before the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period following the last day of the applicable period, the "lock up" restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event.

        We have granted to the underwriters an option to purchase up to an aggregate of 1,235,212 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount and commissions. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the table at the beginning of this section.

        We and the selling stockholders named in this prospectus have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

        The representatives of the underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making or purchases for the purpose of pegging, fixing or maintaining the price of our common stock in accordance with Regulation M under the Exchange Act.

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  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

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  Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum.

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  Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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  In passive market marking, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        A prospectus in electronic format will be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate specific number of shares for sale to online brokerage account holders. Any such allocations for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

        The principal business address of FBR Capital Markets & Co. is 1001 Nineteenth Street North, Arlington, Virginia 22209.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by persons that are non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings, and decisions thereunder now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. This summary deals only with non-U.S. holders that will hold our common stock as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules. For example, this summary does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as "controlled foreign corporations," "passive foreign investment companies," certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the common stock. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        As used in this discussion, a "non-U.S. holder" is a beneficial owner of common stock that for U.S. federal income tax purposes is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. federal income tax as expatriates;

  •
  foreign corporation; or

  •
  foreign estate or trust.

A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership, sale, exchange or other disposition of common stock.

Dividends

        We do not expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do pay a dividend, any dividend paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with a properly executed IRS Form W-8BEN or other appropriate version of Form W-8 (or any successor form) certifying eligibility for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as described under the Code. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with a properly executed IRS Form W-8ECI or other appropriate version of the Form W-8 (or any successor form) properly certifying eligibility for such exemption. Dividends received by a corporate non-U.S. holder that are effectively connected with a trade or business conducted by such corporate non-U.S. holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of our common stock, unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. (and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the disposition on a net income basis, in the same manner as if the non-U.S. holder were a U.S. person as described under the Code (furthermore, the branch profits tax discussed above also may apply if the non-U.S. holder is a corporation) or (b) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period discussed below.

        We do not believe that we are or have been a U.S. real property holding corporation and we do not anticipate becoming a U.S. real property holding corporation. If we have been in the past or were to become a U.S. real property holding corporation at any time during the relevant period, then, provided that our common stock is considered to be "regularly traded on an established securities market," within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-U.S. holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our common stock, gains realized upon a disposition of shares of our common stock generally would not be subject to U.S. federal income tax pursuant to clause (b) above. Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market and certain minimum trading volume requirements are met. If we are, or have been during the relevant period, a U.S. real property holding corporation, and our common stock is not considered to be "regularly traded on an established securities market," a non-U.S. holder will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as described under the Code and will be subject to withholding on the amount realized from a sale or disposition of our common stock at a 10% rate. Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of common stock.

Information Reporting and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will usually satisfy the certification requirements necessary to avoid the backup withholding tax as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

        The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the common stock, including the tax consequences under U.S. federal, state, local, foreign and other tax laws, including gift and estate tax laws, alternative minimum tax laws and the possible effects of changes in federal or other tax laws.

 CHANGE IN ACCOUNTANTS

        We engaged KPMG LLP ("KPMG") as our independent registered public accounting firm effective September 11, 2009. Concurrent with this appointment, we dismissed Deloitte & Touche LLP ("Deloitte & Touche"), effective September 2, 2009. The decision to change our principal independent registered public accounting firm was approved by our audit committee.

        The reports of Deloitte & Touche on our consolidated financial statements for each of the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 2008 and 2007, and during the subsequent period through to the date of Deloitte & Touche's dismissal, there were no disagreements between us and Deloitte & Touche, whether or not resolved, on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference in their reports on our audited consolidated financial statements. During the fiscal years ended December 31, 2008 and 2007, and during the subsequent period through the date of Deloitte & Touche's dismissal, there were no "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K ("Reportable Event").

        During the two years ended December 31, 2008, and through the date of our retention of KPMG as our independent registered public accounting firm on September 11, 2009, we did not consult with KPMG on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any other matter that was either the subject of a disagreement or a Reportable Event.

        We have provided Deloitte & Touche with a copy of the above statements and have requested that it furnish a letter addressed to the SEC stating whether Deloitte & Touche agrees with such statements. A copy of that letter has been filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP will pass upon the validity of the shares of our common stock offered under this prospectus and certain other legal matters for us. Nelson Mullins Riley & Scarborough LLP will pass upon certain legal matters for the underwriters.

EXPERTS

        The consolidated financial statements and schedules of BancTec, Inc. as of December 31, 2009 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of BancTec, Inc. as of December 31, 2008, and for each of the two years in the period ended December 31, 2008 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and in the registration statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

        We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        Following the declaration of effectiveness of the registration statement on Form S-1, of which this prospectus forms a part, we will be required to comply with the informational requirements of the Exchange Act, and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

BANCTEC, INC.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
BancTec, Inc.:

        We have audited the accompanying consolidated balance sheet of BancTec, Inc. and subsidiaries (the Company) as of December 31, 2009, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index as of December 31, 2009 and for the year then ended. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BancTec, Inc. and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule as of December 31, 2009 and for the year then ended, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
Dallas, Texas April 6, 2010

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of BancTec, Inc.
Irving, TX

        We have audited the accompanying consolidated balance sheet of BancTec, Inc. and subsidiaries (the "Company") as of December 31, 2008, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BancTec, Inc. and subsidiaries at December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 19, 2009

BANCTEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
CURRENT ASSETS:
Cash and cash equivalents	$9,866	$10,534
Restricted cash	—	712
Accounts receivable, less allowance for doubtful accounts of $855 and $972, respectively	55,445	51,552
Inventories, net	12,894	21,303
Prepaid expenses	5,549	4,476
Income taxes receivable	—	1,350
Other current assets	376	1,361
Assets of discontinued operations held for sale	—	27,435

Total current assets	84,130	118,723
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land	874	874
Field support spare parts	28,970	29,637
Systems and software	67,927	61,735
Machinery and equipment	32,335	30,686
Furniture, fixtures and other	6,588	6,757
Buildings	24,643	24,352
Construction in process	5,173	4,506

	166,510	158,547
Less accumulated depreciation and amortization	(131,264)	(121,158)

Property, plant and equipment, net	35,246	37,389
OTHER ASSETS:
Goodwill	30,731	30,497
Other intangible assets, net	11,150	11,217
Outsourcing contract costs, net	13,902	10,472
Deferred tax assets	9,907	8,018
Other assets	5,748	3,761
Assets of discontinued operations held for sale	—	2,545

Total other assets	71,438	66,510

TOTAL ASSETS	$190,814	$222,622

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
CURRENT LIABILITIES:
Current obligations under capital leases, financing arrangements and revolver	$31,430	$51,111
Trade accounts payable	13,787	11,705
Other accrued expenses and liabilities	33,482	24,530
Deferred revenue	11,399	17,402
Income taxes payable	222	—
Liabilities of discontinued operations held for sale	387	16,241

Total current liabilities	90,707	120,989
OTHER LIABILITIES:
Long-term debt and financing arrangements, less current portion	6,133	6,352
Pension liability	19,274	13,920
Other liabilities	6,469	6,329
Liabilities of discontinued operations held for sale	—	2,122

Total other liabilities	31,876	28,723

Total liabilities	122,583	149,712
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock—authorized, 100,000,000 shares of $.01 par value at December 31, 2009 and 2008
Issued 17,085,149 shares, outstanding 17,055,223 shares at December 31, 2009;
Issued 16,205,654 shares, outstanding 16,196,779 shares at December 31, 2008;	171	162
Additional paid-in capital	434,399	431,024
Treasury stock	(232)	(95)
Accumulated deficit	(349,024)	(341,021)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(7,821)	(11,510)
Unrealized plan amendment gains, net of tax of $702	1,806	—
Unrealized pension actuarial losses, net of tax of $(4,306) and $(2,198), respectively	(11,068)	(5,650)

Total accumulated other comprehensive loss	(17,083)	(17,160)

Total stockholders' equity	68,231	72,910

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$190,814	$222,622

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
REVENUE
Equipment and software	$71,315	$74,434	$97,667
Software services	35,276	43,521	44,650
Maintenance and other services	72,937	90,142	95,879
Business process outsourcing	93,104	63,823	37,283

	272,632	271,920	275,479
COST OF SALES
Equipment and software	43,333	49,986	61,717
Software services	13,708	17,124	19,234
Maintenance and other	54,930	65,707	69,152
Business process outsourcing	85,890	62,884	36,512

	197,861	195,701	186,615

Gross profit	74,771	76,219	88,864

OPERATING EXPENSES
Research and development	4,246	5,179	6,506
Selling, general and administrative	69,321	79,102	73,669
Goodwill impairment	—	23,442	—

	73,567	107,723	80,175

Operating income (loss)	1,204	(31,504)	8,689

OTHER INCOME (EXPENSE)
Interest income	437	219	747
Interest expense	(4,241)	(3,583)	(14,964)
Sundry, net	(2,122)	3,867	(1,409)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4,722)	(31,001)	(6,937)
INCOME TAX EXPENSE	3,293	2,355	6,613

NET LOSS FROM CONTINUING OPERATIONS	(8,015)	(33,356)	(13,550)
LOSS FROM DISCONTINUED OPERATIONS	(584)	(6,315)	7,937
GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS	506	—	—

NET GAIN (LOSS) FROM DISCONTINUED OPERATIONS	(78)	(6,315)	7,937
INCOME TAX (BENEFIT) EXPENSE FROM DISCONTINUED OPERATIONS	(90)	821	532

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	12	(7,136)	7,405

NET LOSS	(8,003)	(40,492)	(6,145)

PREFERRED STOCK DIVIDEND	—	—	663
ACCRETION OF DISCOUNT	—	—	2,221

NET LOSS AVAILABLE TO COMMON STOCK	$(8,003)	$(40,492)	$(9,029)

Per Share Data
Basic and diluted
Loss from continuing operations	(0.51)	(2.15)	(1.24)
Income (loss) from discontinued operations	0.00	(0.46)	0.68

Net loss per share	$(0.51)	$(2.61)	$(0.56)

WEIGHTED AVERAGE SHARES
Basic and diluted	15,604	15,526	10,910

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock shares	Common Stock	Class A Common Stock	Series B Preferred Stock	Subscription Warrants	Additional Paid in Capital	Treasury Shares	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2007	5,668	$57	$12	$13,520	$3,726	$123,017	$—	$(294,384)	$(15,573)	$(169,625)
Series B preferred stock—new issue				8,000						8,000
Series B preferred stock dividends				663		(663)				—
Series A accretion of discount						(2,221)				(2,221)
New common stock issuance	15,525	157				350,062				350,219
Redeem Series B preferred stock				(22,183)						(22,183)
Redeem common stock	(5,668)	(57)	(12)		(3,726)	(44,546)				(48,341)
Foreign currency translation adjustments									2,098	2,098
Net loss								(6,145)		(6,145)
Unrealized pension actuarial loss, net of tax of $438									545	545
Stock-based compensation expense	155					1,662				1,662

Balance at December 31, 2007	15,680	$157	$—	$—	$—	$427,311	$—	$(300,529)	$(12,930)	$114,009
Treasury stock transaction	(8)						(95)			(95)
Foreign currency translation adjustments									(9,529)	(9,529)
Net loss								(40,492)		(40,492)
Unrealized pension actuarial loss, net of tax of $2,061									5,299	5,299
Registration expense						(465)				(465)
Stock-based compensation expense	525	5				4,178				4,183

Balance at December 31, 2008	16,197	$162	$—	$—	$—	$431,024	$(95)	$(341,021)	$(17,160)	$72,910
Treasury stock transaction	(21)						(137)			(137)
Foreign currency translation adjustments									3,689	3,689
Net loss								(8,003)		(8,003)
Unrealized pension actuarial loss, net of tax of $(2,107)									(5,418)	(3,612)
Unrealized plan amendment gain, net of tax of $702									1,806
Registration expense						(896)				(896)
Stock-based compensation expense	879	9				4,271				4,280

Balance at December 31, 2009	17,055	$171	$—	$—	$—	$434,399	$(232)	$(349,024)	$(17,083)	$68,231

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2009	2008	2007
Net loss	$(8,003)	$(40,492)	$(6,145)
Foreign currency translation adjustments	3,689	(9,529)	2,098
Unrealized plan amendment gains, net of tax $702 in 2009	1,806	—	—
Unrealized pension actuarial losses, net of tax $(2,107) in 2009	(5,418)	5,299	545

Total comprehensive loss	$(7,926)	$(44,722)	$(3,502)

See notes to consolidated financial statements.

BANCTEC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,003)	$(40,492)	$(6,145)
Income (loss) from discontinued operations	(494)	(7,136)	7,405
Gain on sale of discontinued operations	506	—	—

Net loss from continuing operations	(8,015)	(33,356)	(13,550)
Adjustments to reconcile net loss to cash flows provided by (used in) operations:
Depreciation and amortization	18,773	18,182	12,789
Provision for doubtful accounts	296	(176)	234
Impairment of goodwill	—	23,442	—
Impairment of capitalized software	—	2,620	—
Loss on extinguishment of debt	—	—	1,774
Interest paid in-kind	—	—	2,680
Deferred income tax benefit	549	(2,646)	(191)
Share-based compensation	5,144	4,183	2,501
Cost associated with early redemption of long-term debt	—	—	2,799
Loss on disposition of property, plant and equipment	79	423	310
Other	361	710	322
Changes in operating assets and liabilities (net of effect of acquisitions)
Accounts receivable	(1,580)	3,020	(9,404)
Inventories	8,431	(2,267)	886
Other assets	427	(982)	2,046
Trade accounts payable	367	142	(1,325)
Deferred revenue	(6,303)	(985)	(407)
Other accrued expenses and liabilities	2,076	(1,564)	(1,882)

Cash flows provided by (used in) continuing operations	20,605	10,746	(418)
Cash flows used in discontinued operations	(2,045)	(712)	(11,000)

Cash flows provided by (used in) operating activities	18,560	10,034	(11,418)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,368)	(11,570)	(17,021)
Decrease in restricted cash	712	1,787	43
Purchase of businesses, net of cash acquired	(1,352)	(21,374)	—
Proceeds from disposal of business	16,028	—	—
Increase in capitalized software cost	(2,234)	(3,296)	(3,169)
Increase in outsourcing contract costs	(6,770)	(6,211)	(4,757)

Cash flow provided by (used in) continuing operations investing activities	16	(40,664)	(24,904)
Cash flow provided by (used in) discontinued investing activities	—	997	(1,335)

Cash flow provided by (used in) investing activities	16	(39,667)	(26,239)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of current maturities of capital lease and financing obligations	(2,673)	(1,966)	(1,285)
Proceeds from long-term borrowing	—	2,233	—
Payments on long-term borrowing	—	—	(206,456)
Proceeds from (payments on) short-term borrowings, net	(19,919)	35,298	(18,073)
Debt issuance costs	—	(567)	—
Repurchase of preferred stock	—	—	(42,444)
Repurchase of common stock	—	(95)	(48,341)
Redemption of options on common stock	—	—	(839)
Net proceeds from sale and issuance of preferred stock	—	—	8,000
Net proceeds from sale and issuance of common stock	—	—	351,790
Purchase of treasury stock	(137)	—	—
Recapitalization expenses	(896)	(465)	(1,571)

Cash flows provided by (used in) continuing operations financing activities	(23,625)	34,438	40,781

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,899	(5,519)	(9)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,150)	(714)	3,115
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	12,016	12,730	9,615

CASH AND CASH EQUIVALENTS—END OF PERIOD	$9,866	$12,016	$12,730

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid during the period for:
Interest	$3,378	$2,767	$9,298
Taxes	$2,240	$8,586	$5,463

See notes to consolidated financial statements.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        BancTec, Inc. ("BancTec" or the "Company"), a Delaware corporation, is a worldwide provider of comprehensive enterprise content management, image capture devices, infrastructure support services and payment processing solutions. The Company helps clients create business efficiencies through innovative technology and services by combining advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment. These solutions are subsequently maintained and supported by the Company's service operations.

        On June 27, 2007, the Company completed a private equity placement (the "June 2007 Recapitalization") resulting in the sale of 46,575,000 shares of restricted common stock (pre reverse split). Net proceeds of $351.8 million were used to retire existing equity and debt as well as for working capital and general corporate purposes. The June 2007 Recapitalization did not result in a new accounting basis of the Company's assets and liabilities. (See "Note H—Recapitalization.")

        On November 18, 2008, the Company completed a 1 for 3 common stock reverse split. A certificate of amendment was filed with the Secretary of the state of Delaware amending the Certificate of Incorporation of BancTec, Inc. and ratifying the results of the stockholders' meeting held on November 17, 2008. Any remaining fractional shares were rounded up to a whole share. All share and per share data have been adjusted to reflect this split.

Discontinued Operations

        On December 11, 2008, the Company signed a definitive agreement to sell its computer repair business, including licenses, contracts and assets for cash and notes receivable. The Company completed this sale for cash of $10 million and $7.5 million in notes receivable on January 15, 2009. As required by the ASC 360-10, "Impairment and Disposal of Long-lived Assets," the results of operations and cash flows of the Information Technology Services Management ("ITSM") operating segment have been presented as Discontinued Operations in the accompanying Consolidated Statements of Operations and Consolidated Statements of Cash Flow. The related assets and liabilities are presented as Assets Held for Sale in the accompanying Consolidated Balance Sheet at December 31, 2008. Revenues for ITSM included in discontinued operations were $2.5 million and $105.2 million for the years ended December 31, 2009 and 2008, respectively. Pre-tax loss for ITSM was $(0.6) million and $(6.3) million for the year ended December 31, 2009 and 2008, respectively. The Company recognized a gain on sale of $0.5 million, net of selling costs.

Principles of Consolidation

        The consolidated financial statements include the accounts of BancTec and its wholly-owned subsidiaries. The Company has no investments in which it does not exercise control (generally ownership of 50% or less) under the equity method of accounting.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contingent assets and liabilities and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and on deposit. There was no restricted cash at December 31, 2009. At December 31, 2008, there was $0.7 million representing cash in escrow from a client deposit.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is an estimate prepared by management based on the overall condition of the receivables portfolio and identification of the collectability of specific accounts. The Company analyzes client credits, client concentrations, client credit-worthiness, current economic trends and changes in client payment terms, when evaluating the adequacy of the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically and adjustments are recorded as deemed necessary.

Inventories

        Inventories are valued at the lower of cost or market and include the cost of raw materials, labor, factory overhead, and purchased subassemblies. Cost is determined using the first-in, first-out and weighted average methods.

        At least quarterly, the Company evaluates the carrying amount of inventory based on the identification of excess and obsolete inventory. The Company's evaluation involves a multi-factor approach incorporating the stratification of inventory by time held and the stratification of inventory by risk category, among other factors. The approach incorporates both recent historical information and management analysis of inventory usage. The Company's approach is intended to take into consideration potential excess and obsolescence caused by a decreasing installed base, engineering changes and end of manufacture. If any of the factors of the Company's estimate were to deteriorate, additional reserves may be required. The inventory reserve calculations are reviewed periodically and additional reserves are recorded as deemed necessary. Inventory reserves as of December 31, 2009 and 2008 were $9.2 million and $9.5 million, respectively.

Property, Plant, and Equipment

        Property, plant, and equipment are recorded at cost and are depreciated or amortized principally on a straight-line basis over the estimated useful lives of the related assets, as follows:

Field support spare parts	2 to 5 years
Systems and software	3 to 8 years
Machinery and equipment	5 to 7 years
Leasehold improvements	Lesser of 5 to 7 years or the life of the lease
Furniture and fixtures	5 to 7 years
Buildings	40 years

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Depreciation expense is reflected in both cost of sales and selling, general and administrative expense. Depreciation expense for the years ended December 31, 2009, 2008, and 2007 was $12.6 million, $12.6 million, and $9.7 million, respectively.

        Property, plant and equipment still under construction are classified on the accompanying Consolidated Balance Sheets as Construction in Process. The increase in Construction in Process during the year ended December 31, 2009 of $0.7 million is primarily a result of infrastructure build-out in the U.S.

        In accordance with ASC 350-40 "Internal Use Software" the Company capitalizes certain costs as systems and software that are incurred to purchase or to create and implement internal-use computer software, which includes software coding, installation, testing and certain data conversion as Systems and Software. These costs are capitalized only when (a) the preliminary project stage is completed and (b) management, with the relevant authority, implicitly or explicitly authorizes and commits to funding a computer software project and it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred in the research and development phase are expensed as incurred. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. Amortization of capitalized software development costs is determined separately for each software product. These capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. The following table presents the balances of internal use software:

	December 31,
	2009	2008
	(in thousands)
Internal use software—gross	$11,555	$14,227
Accumulated Amortization	(4,251)	(5,268)

Internal use software	$7,304	$8,959

Capitalized Software Development

        Capitalized software development costs, as included in Other assets, in the accompanying Consolidated Balance Sheets for the years ended December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
	(in thousands)
Software for resale—gross	$5,150	$4,871
Impairment	—	(2,589)
Amortization	(593)	—

Software for resale	$4,557	$2,282

        The Company also develops software for external sale. Development costs are accounted for under ASC 605. Once the computer program is ready for sale, related costs are amortized straight-line over the estimated useful life of the product. In accordance with the standard, the Company, at each balance

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

sheet date, reviews the capitalized costs for net realizable value, as determined by estimated future gross revenues from the product less future development and customer support costs.

        The Company recorded no software development impairment in 2009. For the twelve months ended December 31, 2008, the Company recorded an impairment of $2.6 million.

Long-Lived Assets

        Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the expected future cash flows generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

        The Company accounts for goodwill in accordance with ASC 350, "Intangibles—Goodwill." Goodwill is not amortized but rather is tested at least annually for impairment. The impairment test is based on fair value compared to the recorded value at a reporting unit level. Reporting units are defined as an operating segment or one level below. Valuation methods used in determining fair value include an analysis of the cash flows that the reporting units can be expected to generate in the future ("Income Approach"), and can also include an analysis of the market multiples of the Company in relation to other public company competitors ("Market Multiple Methodology") as well as an analysis of a hypothetical open market sale of the Company taking into account any minority interests and lack of marketability ("Comparable Transaction Methodology"). Together, the Market Multiple Methodology and the Comparable Transaction Methodology are referred to as the "Market Approach." In preparing these valuations, management utilizes estimates to determine the fair value of the reporting units. Estimates utilized in future calculations could differ from estimates used in the current period. Future years' estimates that are unfavorable compared to current estimates could cause an impairment of goodwill. An annual test for impairment is performed every year as of December 31. No impairment of goodwill was recorded for 2009.

        At December 31, 2008, the Company believed that the goodwill carrying value of the U.S. Operations segment exceeded the fair value of its goodwill and therefore, recorded a goodwill impairment charge of approximately $23.4 million. The fair value of this segment was determined using both the Income Approach and the Market Approach. This conclusion was based on management's judgment, taking into consideration expectations regarding future operations.

        Components of the Company's goodwill and other intangibles include amounts that are foreign currency denominated. These amounts are subject to translation at each balance sheet date. The Company records the change to Accumulated Other Comprehensive Loss on the accompanying Consolidated Balance Sheets.

        During 2008, the Company made the final payment of $450,000 related to the purchase of SDS Applications Limited. This payment is an adjustment to the original purchase price as additional

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

goodwill. The contingent payment was not previously recorded as a liability as it was not deemed probable.

        During 2009, the Company made additional payments of $50,000 and $68,000 related to the acquisitions of DocuData and Document@work, respectively. These payments were adjustments to the original purchase price as additional goodwill.

        The following is a summary of goodwill balances as of December 31, 2009 and 2008, respectively, by reporting unit.

	U.S. Operations	SDS Applications, Ltd.	BancTec Canada	BancTec France	Total
	(in thousands)
Balance at January 1, 2008	$41,236	$651	$240	$—	$42,127
Purchase of businesses	10,706	450	—	1,041	12,197
Impairment	(23,442)	—	—	—	(23,442)
Changes due to foreign currency translation	—	(288)	—	(97)	(385)

Balance at December 31, 2008	28,500	813	240	944	30,497

Purchase of businesses	50	—	—	68	118
Changes due to foreign currency translation	—	86	—	30	116

Balance at December 31, 2009	$28,550	$899	$240	$1,042	$30,731

Outsourcing Contract Costs

        Certain costs associated with contract acquisition and related direct and incremental costs are capitalized in accordance with ASC 360, "Property, plant and equipment." Contract acquisition costs include direct incremental costs associated with contract negotiation, such as legal fees, and costs incurred to transform client processes and technology in direct support of implementing the contract terms and conditions. These costs are amortized on a pro-rata basis over the term of the contract.

        In the event indications exist that an outsourcing contract cost balance related to a particular contract may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term, and compared to the unamortized outsourcing contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract's fair value in the period such a determination is made. The primary indicator used to determine when impairment testing should be performed is when a contract is materially underperforming, or is expected to materially under-perform in the future, as compared to the bid model that was developed as part of the original proposal process and subsequent annual budgets. No impairment of contract acquisition costs has been recorded for the years ended December 31, 2009, 2008 and 2007.

        Outsourcing contract costs are comprised of two general categories of expenses: deferred commissions expense and other deferred contract acquisition costs. Deferred commissions are amortized as selling, general and administrative ("SG&A") costs while the amortization of the other deferred contract costs are expensed as cost of sales.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

        Basic earnings per share ("EPS") is based only on the weighted average number of common shares outstanding, excluding any dilutive effect of options or other dilutive securities. Diluted EPS is based on the weighted average number of common shares and potentially dilutive common shares.

        For all periods presented, basic and diluted EPS are computed without consideration to potentially dilutive instruments because the Company incurred losses which would make such instruments antidilutive.

        Dilutive securities are as follows:

December 31,	Options	Restricted Shares	Total Dilutive Shares
2009	—	78,899	78,899
2008	161,699	—	161,699
2007	1,088,334	—	1,088,334

        Prior to the June 2007 Recapitalization, the Company had two classes of common stock of which a single presentation of EPS has been made in the accompanying Consolidated Statements of Operations, reflective of the parity of rights among the two classes.

Revenue Recognition

        The Company derives revenue primarily from four sources: (1) equipment and software sales—systems integration solutions which address complex data and paper-intensive work processes, including advanced web-enabled imaging and workflow technologies with both BancTec-manufactured equipment and third-party equipment, (2) software services—primarily software maintenance or PCS and other support, (3) maintenance and other services—consisting primarily of design, development and maintenance, all aspects of desktop outsourcing, including field engineering, as well as help desk and LAN/WAN network outsourcing, and (4) business process outsourcing—services provided for payment processing, accounts payable processing, mailroom processes and other services.

        Revenue is realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

        If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. The Company recognizes revenue on sales to resellers and distributors (herein referred to as "resellers") when the reseller has economic substance apart from the Company, credit risk, title and risk of loss to the inventory, the fee to the Company is not contingent upon resale or payment by the end user, the Company has no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company also enters into multiple-element arrangements, which may include any combination of hardware, software, services or maintenance. With respect to arrangements that do not include software or software elements, in accordance with ASC 605, the multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  •
  The delivered item(s) has value to the client on a stand-alone basis;

  •
  There is objective and reliable evidence of the fair value of the undelivered item(s); and

  •
  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

        With respect to arrangements that include software and software elements, in accordance with ASC 605, "Revenue Recognition," if an arrangement includes multiple elements, the revenue is allocated to the various elements based on vendor-specific objective evidence of fair value is limited to the following:

  •
  The price charged when the same element is sold separately;

  •
  For an element not yet being sold separately, the price established by management having the relevant authority; or

  •
  Substantive renewal rates stated in a contract.

        If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last element is delivered. For arrangements with multiple elements, we apply the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate vendor specific objective evidence ("VSOE") of fair value of the undelivered item(s). VSOE of fair value is based upon the price for which the undelivered element is sold separately or upon substantive renewal rates stated in a contract. We determine fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to our customers. When VSOE does not exist for undelivered elements such as maintenance and support, the entire arrangement fee is recognized ratably over the performance period.

        The Company recognizes revenue on delivered elements only if: (a) any undelivered products or services are not essential to the functionality of the delivered products or services, (b) the Company has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services, (c) there is evidence of the fair value for each undelivered product or service, and (d) the revenue recognition criteria otherwise have been met for the delivered elements. Otherwise, revenue on delivered elements is recognized when the undelivered elements are delivered. If substantive client acceptance is required, revenue is recognized when proof of client acceptance has been received in accordance with the completed contract method.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Software and software elements (including equipment, installation and training)

        Consistent with ASC 605, revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met, including separating elements based on VSOE of fair value of each element, or of the undelivered elements under the residual method. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered.

        In the case of software arrangements that require significant production, modification, or customization of software, or the license agreements require the Company to provide implementation services that are determined to be essential to other elements of the arrangement, the Company follows the guidance in ASC 605. If substantive client acceptance is required, revenue is recognized when proof of client acceptance, which is after or concurrent with training and installation, has been received in accordance with the completed contract method. Historically for our hardware and software solution sales, substantially all systems required substantive customer acceptance. If substantive client acceptance is not required, the percentage of completion method is used when reasonably dependable estimates can be made, and revenue is recognized on a constant margin as contract milestones or other output based measures are achieved. The related cost of each milestone is recognized as revenue is recognized. Elements that are not within the scope of ASC 605 are based on each element's VSOE of fair value.

Software development

        The Company has begun to provide software development services to its customers. This solution-based approach allows the Company to customize software applications that address each client's unique document processing needs. The software applications are not dependent on legacy BancTec systems and can be deployed on numerous third-party vendor hardware. The Company accounts for such software development under the percentage of completion guidance contained within ASC 605. Certain contracts may contain intermediate customer acceptance milestones. Management measures progress as developmental milestones are achieved.

Non-software equipment

        The Company recognizes revenue from sales of non-software related equipment and supplies when risk of loss has transferred to the client and there are no unfulfilled company obligations or upon the client's final acceptance of the arrangement. Any costs of remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

Post-contract client support

        Maintenance contracts are primarily one year in duration and the revenue generated is generally recognized ratably over the term of the contract.

Maintenance services not classified as postcontract client support

        The Company's services revenue is primarily billed based on contractual rates and terms, and the Company generally recognizes revenue as these services are performed which, in some cases, is ratably

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

over the contract term. Certain clients advance funds prior to the performance of the services which are recorded as maintenance contract deposits. The Company recognizes revenues as services are performed over time or on a "per call" basis. Certain estimates are used in recognizing revenue on a "per call" basis related to breakdown rates, contract types, calls related to specific contract types, and contract periods. The Company uses its best judgment to relate calls to contracts. In addition, as actual breakdown experience rates are compared to estimates, such estimates may change over time and will result in adjustments to the amount of "per call" revenue.

Business process outsourcing

        The Company provides business process outsourcing services ("BPO") under contracts on a unit-price or fixed-price basis, which may extend up to 10 or more years. These contracts involve a single-service element and revenue is generally recognized when the Company performs the services or processes transactions in accordance with contractual performance standards. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. In some of these arrangements, the Company hires client employees and becomes responsible for certain client obligations. The Company continuously reviews and reassesses the estimates of contract profitability. Circumstances that potentially affect profitability over the life of the contract include decreases in volumes of transactions or other inputs/outputs on which the Company is paid, failure to deliver agreed benefits, variances from planned internal/external costs to deliver the services, and other factors affecting revenues and costs.

Reimbursed Expenses

        In the course of providing services, the Company is reimbursed for normal and customary expenses. Such expenses and reimbursements are presented gross in the accompanying Consolidated Statements of Operations.

Research and Development

        Research and development costs are expensed as incurred. Research and development costs for the year ended December 31, 2009, 2008 and 2007 were $4.2 million, $5.2 million, and $6.5 million, respectively.

Shared-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of ASC 718 "Stock Compensation," which establishes accounting for equity instruments exchanged for employee services. Under these provisions, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

        The Company elected to adopt the modified prospective transition method as provided by ASC 718 and, accordingly, financial statement amounts for the prior periods were not restated to reflect the fair value method of expensing share-based compensation. Under this application, the Company is required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of ASC 718

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of ASC 718.

        Substantially all share-based compensation is recorded as sales, general and administrative expense.

        The Board of Directors must approve all stock grants recommended by the compensation committee or senior management.

Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The Company's foreign subsidiaries file separate income tax returns in the countries in which their operations are based.

        Income taxes are accounted for under the asset and liability method of ASC 740, "Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company records valuation allowances related to its deferred income tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation

        Foreign assets and liabilities are translated using the exchange rate in effect at the balance sheet date, and results of operations are translated using an average rate for the period. Translation adjustments are accumulated and reported as a component of stockholders' equity and comprehensive income (loss). Transaction gains and losses are included in results of operations in "Sundry, net." Foreign currency transaction gains (losses) for the years ended December 31, 2009, 2008, and 2007 were $(1.9) million, $3.2 million, and $0.2 million, respectively. The Company does not currently hedge any of its net foreign currency exposure.

Accrued Vacation

        Beginning June 30, 2006, the vacation policy for U.S. employees specifies that vacation is provided as a company benefit, and is not earned and does not accrue. As a result, unused vacation is not payable upon termination, unless specifically provided for by state law. In addition, no unused vacation is eligible to be carried over to subsequent calendar years. As a result of this change in policy, the Company adjusted its vacation accrual to be equal to the unused vacation for employees in those states which require vacation be paid upon termination. This change was applied prospectively during the quarter and resulted in an immaterial impact to the Company's financial statements. Accrued vacation was $2.3 million and $2.1 million at December 31, 2009 and 2008, respectively.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk for these instruments are limited due to the large number of clients comprising the Company's client base, and their dispersion across different geographic areas.

        The Company sells its products to clients under specified credit terms in the normal course of business. These clients' businesses can generally be classified as banking, personal computer manufacturers, financial services, insurance, healthcare, government agencies, utilities and telecommunications. A single customer accounted for 10.7% of total revenue for the year ended December 31, 2009. No single customer accounted for greater than 10% of total revenue for the year ended December 31, 2008 and 2007.

        The Company currently receives funds in advance for a significant portion of the Company's services prior to the performance of the services they relate to and management believes this mitigates the related credit risk. Due to the diversity of the Company's clients, management does not consider there to be a concentration of risk within any single business segment. However, general economic conditions that cause clients in such industries to reduce or delay their investments in products and solutions such as those offered by the Company could have a material adverse effect on the Company.

        The Company's hardware and systems solutions are assembled using various purchased components such as personal computer monitors, minicomputers, encoders, communications equipment and other electronic devices. Certain products are purchased from sole-source suppliers. The Company generally has contracts with these suppliers that are renewed periodically. The Company has not experienced, nor does it foresee, any significant difficulty in obtaining necessary components or subassemblies; however, if the supply of certain components or subassemblies was interrupted without sufficient notice, the result could be an interruption of product deliveries.

Fair Value of Financial Instruments

        The following estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies:

        Cash, cash equivalents and restricted cash:    Carrying amount approximates fair value due to the short-term nature of the instruments.

        Short term borrowings:    Carrying amount approximates fair value due to the short-term nature of the instruments.

        Revolving Credit Facility:    Carrying amount approximates fair value due to the variable interest rate of this instrument.

        Financing arrangements:    Carrying amount approximates fair value due to the recent origination of the instrument.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The estimated fair values of the Company's financial instruments at December 31 are as follows:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$9,866	$9,866	$10,534	$10,534
Restricted cash	—	—	712	712
Revolving credit facility	28,577	28,577	48,496	48,496
Financing arrangements	2,621	2,621	2,394	2,394
Notes payable to DocuData shareholders	2,000	2,000	3,000	3,000
Notes payable to Document@work shareholders	$127	$127	$155	$155

New Accounting Pronouncements

        In December 2008, the FASB issued FSP SFAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets" ("FSP SFAS 132(R)-1"), which is codified in FASB ASC Topic 715-20-50. FSP SFAS 132(R)-1 requires enhanced disclosures about the plan assets of a Company's defined benefit pension and other postretirement plans intended to provide financial statement users with a greater understanding of: (1) how investment allocation decisions are made; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. The Company adopted FSP SFAS 132(R)-1 on January 1, 2009. This FSP had no impact on the Company's financial position, results of operations or cash flows.

        In April 2009, FASB issued FSP 107-1 and APB 28-1 "Interim Disclosures about Fair Value of Financial Instrument," now included in ASC 825. The FSP requires disclosure about the method and significant assumptions used to establish the fair value of financial instruments for interim reporting periods as well as annual statements. The FSP was effective for the Company as of June 30, 2009 and had no significant impact our consolidated financial condition or statement of operations.

        In April 2009, the FASB issued FSP 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly," now included in ASC 820. The FSP addresses the measurement of fair value of financial assets and liabilities when there is no active market or where the price inputs being used could be indicative of distressed sales and was effective for the Company as of June 30, 2009. The FSP is not expected to have a material impact on our consolidated financial condition or results of operations.

        In May 2009, the FASB issued ASC 855 "Subsequent Events." ASC 855 establishes general standards of accounting for and disclosure of events that the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 is effective for the Company as of June 30, 2009. The adoption of ASC 855 is not expected to have a material impact on our consolidated financial condition or statement of operations.

        In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles." This statement does not change U.S. GAAP;

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

it establishes a single source of authoritative U.S. GAAP. This statement is effective for periods ending after September 15, 2009. On the effective date of SFAS 168, it superseded all then-existing non-SEC accounting and reporting standards. As SFAS 168 is not intended to change or alter existing GAAP, it is not expected to have any impact on our consolidated financial statements and will only impact references for accounting guidance.

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05, "Measuring Liabilities at Fair Value." This update provides amendments to ASC 820, "Fair Value Measurements and Disclosure" for the fair value measurement of liabilities. We adopted ASU 2009-05 for all financial liabilities in the fourth quarter of fiscal 2009. We will adopt ASU 2009-05 for all non-financial liabilities in the first quarter of fiscal 2010. Although we will continue to evaluate the application of this guidance for our non-financial liabilities, we do not expect the adoption of ASU 2009-05 will have a material effect on our consolidated financial statements.

        In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)." This Statement requires an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. SFAS 165 is effective for the Company as of January 1, 2010. The adoption of SFAS 167 is not expected to have a material impact on our consolidated financial condition or statement of operations.

        EITF Issues No. 08-1, "Revenue Arrangements with Multiple Deliverables," and No. 09-3, "Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements," have recently been concluded and address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, how the arrangement consideration should be allocated among the separate units of accounting, and changes to the accounting for multiple element arrangements under SOP 97-2 that contain software-enabled products. This guidance is in the process of being added to the FASB codification and will be effective for calendar year 2011, but can be early adopted. Management has not yet determined the impact these revisions will have on the Company's revenue recognition policies. In October 2009, the FASB issued guidance addressing the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. The guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance replaces all references to fair value as a measurement criteria with the a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating this guidance to determine its impact, if any, on our consolidated financial statements.

        In January 2010, the FASB issued ASC 820 "Fair Value Measurements and Disclosures" amending and clarifying requirements for fair value measurements and disclosures. The new guidance requires disclosure of transfers in and out of Level 1 and Level 2 and a reconciliation of all activity in Level 3. The guidance also requires detailed disaggregation disclosure for each class of assets and liabilities in all levels, and disclosures about inputs and valuation techniques for Level 2 and Level 3. The guidance is effective at the start of interim or annual reporting periods beginning after December 15, 2009 and

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the disclosure reconciliation of all activity in Level 3 is effective at the start of annual reporting periods beginning after December 15, 2010. We do not currently anticipate that this guidance will have a material impact on our consolidated financial statements upon adoption.

NOTE B—SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS

        The accompanying Consolidated Statements of Cash Flows include the following non-cash investing and financing transactions:

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Capital lease obligation incurred for lease of computer hardware	$2,589	$3,184	$846
Inventory put in service as fixed assets	127	295	948
Purchases of fixed assets included in accounts payable at year end	$104	$151	$411

NOTE C—RESTRUCTURING

        Restructuring.    As a part of the Company's focus on cost efficiency, management makes ongoing staff reductions as needed. Severance charges are included in the cost of sales, SG&A and research and development expense line items in the accompanying consolidated Statements of Operations. The Company has an Employee Separation Policy and Severance Plan that defines benefits payable to an employee that meet certain criteria under this plan. Consistent with the provision of ASC 712 "Compensation: Non-retirement Postemployment Benefits," severance liabilities are accrued when the amount of liability is probable and estimable consistent with ASC 450 "Contingencies."

        Changes to the Company's accrued severance liability, included in Other Accrued Expenses and Liabilities in the accompanying Consolidated Balance Sheets, during the years ended December 31, 2008 and 2009 are summarized as follows:

	Americas	EMEA	Corp/Elims	Total
	(in thousands)
Balance at January 1, 2008	$42	$6	$—	$48
Severance Expense	1,215	1,105	673	$2,993
Severance Paid	(902)	(1,111)	(173)	$(2,186)

Balance at December 31, 2008	355	—	500	855
Severance Expense	484	299	32	$815
Severance Paid	(833)	(252)	(532)	$(1,617)

Balance at December 31, 2009	$6	$47	$—	$53

NOTE D—ACQUISITIONS

PrivatGirot AB

        On June 23, 2009, the Company acquired all of the shares of PrivatGirot AB, a Swedish company. The purchase price was $4.106 million in cash and transaction expenses are estimated to be $73,000.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ACQUISITIONS (Continued)

The Company acquired PrivatGirot AB in order to extend its presence in Europe, and in particular in Sweden with respect to its business processing outsourcing services.

        The preliminary purchase price allocation of PrivatGirot AB is as follows (in thousands):

Current assets	$4,535
Fixed assets	1,194
Current liabilities	(2,841)
Noncurrent liabilities	(484)
Intangible assets
Customer contracts	1,702

Total assets identified	$4,106

Cash acquired	(2,765)

$1,341

        The purchase price has been allocated to the underlying assets and liabilities based on respective estimated fair values at June 23, 2009. However, the Company has not finalized the purchase price allocation and is in the process of obtaining a third-party valuation of the customer contracts intangible asset and finalizing fair values of tangible assets and liabilities.

Document@work

        On August 4, 2008, the Company completed the acquisition of 100% of the common stock of Document@work. This acquisition established a BPO presence in France. The purchase price was €1.00 ($1.56) plus the assumption of all assets and liabilities; including liabilities of $1,196,000 due to the seller. The scheduled payments due to the sellers are $313,000 due at closing, $155,000 due June 30, 2009 and $155,000 due December 31, 2010 subject to achieving certain results. If the second payment of $155,000 was paid prior to June 30, 2009, $573,000 of the liability to the seller will be forgiven. The second payment was paid prior to December 31, 2008. During 2009, the Company made an additional payment of $68,000.

        The allocation of the net purchase price was as follows (in thousands):

	Value Assigned	Life in Years
Net working capital	$(127)	N/A
Property and equipment	54	1 to 5 years
Deferred tax asset	334	1 year
Goodwill	1,109	Indefinite

	$1,370

        These assets were allocated to the Europe, Middle East and Africa ("EMEA") segment. Note that goodwill is not deductible for tax purposes in France. The consolidated financial statements include the operating results of Document@work from the date of purchase. Pro forma results of operations have not been presented because the effect of this acquisition was not material.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ACQUISITIONS (Continued)

DocuData

        On March 4, 2008, BancTec acquired all the membership interests of DocuData. The purchase price at closing was $20.7 million in cash (including $0.4 million working capital adjustment), a note payable of $3 million and contingent consideration of up to $3 million. The contingent payment is based upon future operating results of the acquired entity and will be paid and recognized as additional consideration only if certain predefined targets are met. Any additional consideration will be recorded as goodwill. An additional payment of $50,000 was made during 2009. All goodwill is deductible for tax purposes and is reported as a component of the America's segment. Direct transaction costs for the acquisition are approximately $60,000.

        BancTec acquired DocuData primarily to establish a business process outsourcing presence in Texas through DocuData's three existing processing centers located in Dallas, Houston and Austin. For purposes of consolidation, DocuData's financial results for the nine months ended September 30, 2008 include the complete calendar month of March 2008.

        The allocation of the net purchase price was as follows (in thousands):

	Value Assigned	Life in Years
Net working capital	$880	N/A
Property and equipment	1,687	1 to 5 years
Trade name	790	3 years
Non-compete agreements	813	1 to 3 years
Client relationships	7,837	12 years
Backlog	1,177	1 year
Goodwill	10,757	Indefinite

	$23,941

Cash acquired	(73)

Purchase, net of cash acquired	$23,868

        The purchased intangibles consist of the DocuData trade name used to market the company's products, one year non-compete agreements with the certain former key employees, the company's backlog as of the closing date and the company's ongoing customer base. Each of these intangible assets were individually analyzed and valued. The goodwill resulting from this transaction resides solely in the Americas segment.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE E—INVENTORIES, NET

        Inventory consists of the following:

	December 31,
	2009	2008
	(in thousands)
Raw materials	$5,859	$10,898
Work-in-progress	1,720	5,462
Finished goods	14,478	14,431

	22,057	30,791
Less inventory reserves	(9,163)	(9,488)

Inventories, net	$12,894	$21,303

NOTE F—INTANGIBLE ASSETS

        A summary of intangible assets as of December 31, 2009 and 2008 is as follows:

	December 31, 2009
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$22,126	$8,224	$13,902
Client relationships and other intangibles	17,786	6,636	11,150

Total amortizable intangible assets	$39,912	$14,860	$25,052

	December 31, 2008
	Gross Carrying Value	Accumulated Amortization	Net
	(in thousands)
Outsourcing contract costs	$15,950	$5,478	$10,472
Client relationships and other intangibles	15,632	$4,415	11,217

Total amortizable intangible assets	$31,582	$9,893	$21,689

        See "Note A—Outsourcing Contract Costs" for additional discussion of the accounting policies for outsourcing contract costs.

        Amortization related to intangible assets was $5.6 million and $5.6 million for the years ended December 31, 2009 and 2008, respectively. Components of the Company's intangible assets include amounts that are denominated in several foreign currencies. These amounts are subject to translation at each balance sheet date. The Company records the change to its Accumulated Other Comprehensive Loss on the accompanying Consolidated Balance Sheet. During 2009, the Company acquired intellectual property assets for $1.7 million with a weighted- average life of 6 years.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F—INTANGIBLE ASSETS (Continued)

        Based on the carrying amount of the intangible assets as of December 31, 2009, and assuming no future impairment of the underlying assets, the estimated future amortization expense is as follows:

Amortization Expense
2010	$6,169
2011	4,806
2012	3,340
2013	2,454
2014	1,917
Thereafter	5,913

$24,599

        The above table excludes indefinite lived intangible assets valued at $453,000 related to the SDS acquisition.

NOTE G—DEBT AND OTHER LIABILITIES

        Debt and other obligations consist of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Revolving credit facility	$28,577	$48,496
Capital leases	4,365	3,573
Financing arrangements	2,621	2,394
Note payable to sellers of DocuData	2,000	3,000

	37,563	57,463
Less: Current portion	(31,430)	(51,111)

	$6,133	$6,352

        Revolving Credit Facility.    At December 31, 2009, the Company had a revolving credit facility (the "Revolver") provided by General Electric Capital Corporation, successor-in-interest to Heller Financial, Inc. ("GE Capital") and Wells Fargo Foothill, LLC. Effective March 31, 2006, the Company and GE Capital entered into an amendment to the Revolver which extended the maturity date from May 30, 2006 to May 1, 2008. The committed amount was $40 million, with a letter-of-credit sub-limit of $10 million. Funds availability under the Revolver was determined by a borrowing-base formula equal to a specified percentage of the value of the Company's eligible accounts receivable, inventory, owned real property, machinery and equipment and pledged cash. The Revolver was secured by substantially all the assets of the Company. On October 6, 2006, the Company and GE Capital entered into an amendment to the Revolver which provides for a $5.0 million Term Loan to the Company and reduced the availability under the Revolver from $40 million to $35 million. In addition, on March 22, 2007, the Company and GE Capital entered into an amendment to the Revolver which provides for an additional $10.0 million Term Loan to the Company, thus reducing the availability under the Revolver from $35.0 million to $25.0 million. The total potential availability under the Loan and Security

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES (Continued)

agreement, however, remained at $40 million. On June 27, 2007, the Company entered into an amendment to the Revolver with GE Capital which provided for a one-time pay-off of our outstanding term loans while keeping in effect a $15 million term loan commitment to the Company. The interest rate on borrowings under the Revolver was, at the Company's option, either (1) 0.25% over prime or (2) 1.75% over LIBOR. At December 31, 2009, the Company's weighted average interest rate on the Revolver was 7.0%.

        On February 7, 2008, the Company amended and restated its existing $40 million Revolver which was scheduled to terminate on May 1, 2008. The Revolver, as amended and restated, provided for a secured revolving line of credit up to $55 million, with a $10 million letter of credit sub-limit and a $45 million uncommitted incremental facility.

        On March 31, 2010, the Company amended and restated the Revolver a second time. The Revolver, as amended and restated, provides for a secured revolving line of credit up to $65 million, with a $10 million letter of credit sub-limit and a $35 million uncommitted incremental facility. The Company's Revolver is currently provided by GE Capital and the other financial institutions party to the Revolver as lenders.

        The Revolver terminates in February of 2014 and allows borrowings on base rate and LIBOR rate terms. Permitted uses of the proceeds of borrowings under the Revolver include the payment of costs and expenses related thereto, the financing of permitted acquisitions and for working capital and other general corporate purposes. The applicable margin on borrowings is 4.25% over prime for base rate loans and 5.50% over LIBOR for LIBOR rate loans. There is a 3.00% floor for the base rate. A commitment fee of 0.50% per annum is payable monthly in arrears on the first day of the month on the unused portion of the Revolver, if the average outstanding balance on the Revolver exceeds 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). Such commitment fee increases to 0.75% per annum and is payable monthly in arrears on the first day of the month on the unused portion of the Revolver if the average outstanding balance on the Revolver is less than 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). The Company also pays a monthly letter of credit fee of 5.5% per annum on all issued and outstanding letters of credit. The availability of funds under the Revolver is limited to the lesser of $55 million or 2.0 times EBITDA as defined in the Revolver.

        Our Revolving Credit Facility includes outstanding balances of $28.6 million and $48.5 million and letter of credit commitments of $0.2 million and $1.1 million at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the availability remaining under the Revolver that the Company can draw was $21.5 million and $5.4 million, respectively. Amounts outstanding under the Revolver are classified as current obligations in the Company's Consolidated Balance Sheets.

        The Revolver is secured by substantially all of the Company's assets. Under the Revolver, certain proceeds (including proceeds from asset dispositions and non-excluded issuances of equity and debt securities) must be used to repay the outstanding loans, which may be re-borrowed subject to availability. The Revolver also includes customary voluntary and other mandatory prepayment provisions, representations and warranties, affirmative and negative covenants, financial covenants, events of default and reporting requirements. In particular, the Revolver requires delivery of monthly unaudited financial statements and yearly audited financial statements as well periodic management reports and compliance certificates. The Revolver contains restrictions on the use of cash for dividend payments or non-scheduled principal payments on certain indebtedness.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES (Continued)

        At December 31, 2009 and 2008, the Company was in compliance with all covenants under the Revolver. Subsequent to the 2008 year end, audited consolidated financial statements were due but not delivered by the April 15, 2009 deadline as stipulated in the covenants. The Company cured the compliance matter with delivery of the 2008 audited consolidated financial statements on June 19, 2009. Unaudited condensed consolidated financial statements for the three-months ended March 31, 2009 were due but not delivered by the May 15, 2009 deadline as stipulated in the covenants. The Company cured the compliance matter with the subsequent delivery of the unaudited condensed consolidated financial statements for the three-months ended March 31, 2009 on August 14, 2009. Unaudited condensed consolidated financial statements for the three-months ended June 30, 2009 were due, but not delivered by the August 14, 2009 deadline as stipulated in the covenants. The Company cured the compliance matter with the subsequent delivery of the unaudited condensed consolidated financial statements for the three-months ended June 30, 2009 on October 12, 2009. On October 15, 2009, the Company received a waiver of defaults from the required lenders under the Revolver related to these noncompliance matters.

        The Revolver prohibits the Company from granting liens and incurring indebtedness (subject to customary exceptions), provided that the Company can borrow up to an additional $25 million from third parties, either unsecured or secured if junior to the obligations under the Revolver. Dispositions of assets are restricted subject to certain exceptions and an annual $5 million basket. The Revolver permits acquisitions, but limits any single acquisition to $30 million and only $25 million of the consideration for which can be in cash or all acquisitions to $50 million in any two year period and subjects such acquisitions to compliance with certain conditions including pro forma compliance with a senior leverage ratio of not more than 1.50 to 1.00 after giving effect to such acquisition. The Revolver restricts the Company's ability to make capital expenditures beyond an annual threshold (subject to a limitation to only $25 million per year if certain minimum EBITDA amounts are not guaranteed and with unused amounts carried forward for one year). For 2009 and 2010, the capital expenditure limitation is $30 million and $35 million, respectively. The Revolver also mandates compliance with a senior leverage ratio of (i) 2.50 to 1.00 for the fiscal quarters ending March 31, 2010 through December 31, 2010, (ii) 2.25 to 1.00 for the fiscal quarters ending March 31, 2011 through June 30, 2011 and (iii) 2.00 to 1.00 for the fiscal quarter ending September 30, 2011 and the last day of each fiscal quarter thereafter and a total leverage ratio of (i) 3.00 to 1.00 for the fiscal quarters ending March 31, 2010 through December 31, 2010, (ii) 2.75 to 1.00 for the fiscal quarters ending March 31, 2011 through June 30, 2011 and (iii) 2.50 to 1.00 for the fiscal quarter ending September 30, 2011 and the last day of each fiscal quarter thereafter, and imposes a minimum fixed charge coverage ratio of 1.20 to 1.00 for the fiscal quarter ending March 31, 2010 and the last day of each fiscal quarter thereafter. At December 31, 2009, the Company had a senior leverage ratio of 1.23 to 1.00, a total leverage ratio of 1.76 to 1.00 and a fixed charge coverage ratio of 4.63 to 1.00, all of which are in compliance with the Revolver.

        Term Note.    On March 4, 2008, the Company financed a portion of the purchase price for the acquisition of DocuData Solutions, L.C. with a $3.0 million term note payable to the Seller. The term note accrues interest at a fixed 7.0% rate with principal payments due in three equal annual installments. Interest is also paid annually on the outstanding principal balance. At December 31, 2009, the term note had a balance of $2.0 million, of which $1.0 million was classified as current.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—DEBT AND OTHER LIABILITIES (Continued)

        Financing Arrangements.    During 2005, the Company entered into a financing arrangement for $2.1 million that pertained to computer software. This arrangement accrued interest at a fixed 8.0% rate. This arrangement had one remaining annual installment that was paid January 2008.

        During 2008, the Company entered into a financing arrangement for $0.8 million with GE Capital to finance the purchase of equipment and software. This arrangement accrues interest at a fixed 8.64% rate and is payable with 36 equal monthly payments. Also, in 2008, the Company entered into a sales-leaseback financing arrangement for $1.7 million with a third party to finance a portion of the Company's outsourcing contract costs. This arrangement accrues interest at a fixed 12.33% rate and is payable with 60 equal monthly payments. In 2009, we entered into a sales-leaseback financing arrangement for $0.7 million with a third party to finance a portion of our outsourcing contract costs. This lease accrues interest at a fixed 13.12% rate and is payable with 60 equal monthly payments.

        At December 31, 2009 and 2008, the Company had financing arrangement balances outstanding of $2.6 million and $2.4 million, respectively, of which $0.7 million and $0.5 million, respectively, was classified as current.

        Capital Leases.    During 2009 and 2008, the Company entered into capital leases for $2.5 million and $3.2 million, respectively, which pertained to computer hardware and software. The $3.2 million of capital leases in 2008 includes a $1.7 million sales-leaseback arrangement with a third party lessor to refinance equipment and software which was previously purchased by the Company. The lease has a term of 60 months and is payable in equal monthly installments. The $2.5 million of capital leases in 2009 includes a $0.7 million sales-leaseback arrangement with a third party lessor to refinance a portion of our outsourcing contract costs. The lease has a term of 60 months and is payable in equal monthly installments. The Company's interest in assets acquired under capital leases is recorded as property and equipment on the accompanying Consolidated Financial Statements. The gross amounts of assets held under capital lease were $7.7 million and $5.9 million as of December 31, 2009 and 2008, respectively. Amortization of assets recorded under capital leases is included in depreciation expense. The current obligations under capital leases of $1.2 million are classified in the Current Liabilities section of the accompanying Consolidated Balance Sheets and the non-current portion of capital leases of $3.2 million are included in Other Liabilities.

        Future capital lease payments are as follows:

Year	(in thousands)
2010	$1,619
2011	1,330
2012	1,157
2013	935
2014	451

Total obligation	5,492
Interest	(1,127)

Capital lease obligation	$4,365

        The Company had no outstanding foreign debt balances as of December 31, 2009.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H—RECAPITALIZATION

        In June 2007, through written consents of its stockholders and board of directors, the Company amended and restated its certificate of incorporation and authorized (i) an increase in the number of authorized shares of BancTec preferred stock from 200,000 shares to 10,000,000 shares with a par value of $0.01 per share and (ii) an increase in the number of authorized shares of BancTec common stock from 21,800,000 to 100,000,000 shares with a par value of $0.01 per share.

        In connection with the June 2007 Recapitalization, the stockholders and board of directors of BancTec also authorized the issuance and sale of 15,525,077 shares of BancTec common stock in a private equity placement for net proceeds of approximately $345 million (after the initial purchaser's discount, placements fees and other offering expenses including $4.8 million which were recorded as operating expenses because they were not direct and incremental to the offering). The Company used approximately $91.6 million of the net proceeds to purchase and retire all of the outstanding common and preferred stock and options from the existing stockholders.

        Of the remaining net proceeds, the Company used (i) approximately $35.9 million to repay substantially all the indebtedness then outstanding on the Company's Revolver (ii) $96.8 million to redeem in full the outstanding Senior Notes, plus accrued principle and interest thereon, (iii) $113.5 million to prepay all principal, premium and interest on the Sponsor Note, and (iv) $7.2 million for working capital and general corporate purposes.

        The Company incurred $465,000 of expenses related to continued registration of these share issued in the June 2007 Recapitalization. These are presented as a reduction of Additional Paid in Capital in the Consolidated Statement of Stockholders' Equity.

NOTE I—OTHER ACCRUED EXPENSES AND LIABILITIES

        Other accrued expenses and liabilities consist of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Salaries, wages, and other compensation	$13,961	$8,735
Accrued taxes, other than income taxes	8,536	4,875
Accrued interest payable	715	319
Other	10,270	10,601

	$33,482	$24,530

NOTE J—SHARE-BASED COMPENSATION

        The Company's current and past share-based compensation plans include stock option and equity incentive plans.

2000 Stock Plan

        Effective July 1, 2000, the Company adopted the 2000 Stock Plan (the "Plan"), which provides for the grant to employees of incentive options, non-qualified stock options, and restricted stock awards.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

        Incentive Options.    During the year ended December 31, 2007, the Company granted 23,334 incentive options under the Plan. These incentive options were granted at a fixed exercise price of $6.75 per option share, which exceeded the fair market value of the shares of common stock, or $3.30 per share, during the periods of grants. Options granted under the Plan in 2007 vest over a four-year period at 25% per year and have a contractual term of 10 years.

        Non-qualified Stock Options.    No non-qualified stock options were granted during the year ended December 31, 2007.

        Following the closing of the Company's June 2007 Recapitalization, the Company cancelled all outstanding options under the Plan and paid each holder thereof $0.90 per option share, which represents the amount by which the net proceeds of $7.65 per share of common stock received by the Company's former stockholders in the June 2007 Recapitalization exceeded the exercise price of $6.75 per share applicable to the option shares.

        A summary of activity in the Plan during the twelve months ended December 31, 2007 is as follows:

	Incentive Shares	Non- qualified Shares	Weighted Average Exercise Price
Options outstanding—January 1, 2007	893,080	10,587	6.75
Granted	23,333	—	6.75
Forfeited	(5,833)	—	6.75
Cancelled	(910,580)	(10,587)	6.75

Options outstanding—December 31, 2007	—	$—	$—

        The Company calculated the estimated fair value on the date of grant for each stock option using the Black-Scholes option-pricing model.

        The following table presents share-based compensation expenses for continuing operations included in the Company's Consolidated Statements of Operations for the 2000 Stock Plan:

Year Ended December 31, 2007
Share-based compensation expense	$590,000

Weighted Average	Year Ended December 31, 2007
Risk free interest rate	4.67%
Expected life	10 years
Expected volatility	35.00%
Fair value of options granted	$0.44

        Because the Company's stock is not publicly traded, the Company has relied upon the volatilities of the comparables in estimating the expected volatility of the Company's stock. The Company's fair

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

value calculation is based on a constant volatility over the life of each grant. The Company considered those public companies that the Company determined to be most similar to the Company in those respects carrying the greatest weight with the investing public. Although other public companies participate within the relevant industry segments, the Company believes that the selected peer group is the most comparable in terms of size, product offerings, and implied volatility. The Company has considered both the historical and implied volatilities of the comparable peer group. For grants after June 27, 2007, the median historical volatilities of the comparables ranged between 30.7% and 39.0%, while the median implied volatilities ranged between 32.3% and 39.3%. Based upon the above, the Company has concluded an expected volatility of 35.0% for the Company. This is an acceptable practice under U.S. GAAP. The Company revisits its volatility assumptions on a biennial basis, unless market conditions indicate it should be done on a more frequent basis due to the extensive costs in accumulating such information. Should different companies be chosen as comparables or different time periods utilized in analyzing volatilities, different metrics may be computed. Management believes the volatility assumptions utilized are reasonable. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future so the dividend yield used is zero.

2007 Equity Incentive Plan

        Effective June 18, 2007, the Company adopted the 2007 Equity Incentive Plan, as amended, which provides for the grant to employees of incentive options, non-qualified stock options, and restricted stock awards.

        Incentive Options.    As of December 31, 2009, 926,667 incentive options were granted under the 2007 Equity Incentive Plan. As granted under the 2007 Equity Incentive Plan, these incentive options have a fixed exercise price of $24.00 per option share, representing 100% of the fair market value of the shares of stock during the periods of grants. There were 161,668 and 797,085 options forfeited during the twelve months ended December 31, 2009 and 2008, respectively. Options granted under the 2007 Equity Incentive Plan vest over a four-year period at 25% per year and have a contractual term of 10 years.

        Non-qualified Stock Options.    As granted under the 2007 Equity Incentive Plan, these non-qualified options vest over a four-year period at 25% per year and have a fixed exercise price of $24.00 per option share, representing no less than 100% of the fair market value of the shares of stock during the periods of grants. All outstanding options have a contractual term of 10 years.

        During 2008, 868,333 options were voluntarily forfeited in exchange for 211,798 shares of restricted stock. The exchange ratio was determined by the fair value of the options and the restricted stock immediately before and after the exchange. The unrecognized stock option compensation expense as of the exchange date will be recognized over the new vesting period of the restricted stock. There was no incremental compensation cost as a result of the exchange.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

        A summary of option activity in the 2007 Equity Incentive Plan is as follows:

	Incentive Shares	Weighted Average Exercise Price	Weighted Average Grant-Date Fair Value
Options outstanding—January 1, 2008	1,088,333	$24.00	$10.56
Granted	8,333	24.00	9.45
Forfeited	(934,998)	24.00	10.55
Exercised	—	—	—

Options outstanding—December 31, 2008	161,668	24.00	10.56
Granted	—	—	—
Forfeited	(161,668)	24.00	10.56
Exercised		—	—

Options outstanding—December 31, 2009	—	$—	$—

        The following table presents the vested status of all options outstanding at December 31, 2008 under the 2007 Equity Incentive Plan:

2008
Total options outstanding	161,669
Vested options	55,415

Non-vested options	106,254

Weighted average price of vested options	$24

Weighted average remaining contractual life of vested options	8.5 years

Unrecognized compensation related to non-vested options	$1,119,917

Weighted average period related to non-vested options	2.5 years
Weighted average remaining contractual life of non vested options	8.5 years

        The value of each stock option grant under the stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model, and compensation cost is recorded on a straight-line basis over the share vesting period. The weighted average grant date fair value of each stock option grant was estimated using the following weighted-average assumptions and results:

Weighted Average	Year Ended December 31, 2008
Risk free interest rate	2.66%
Expected life	6.25 years
Expected volatility	35.00%
Fair value of options granted	$9.45

        Because the Company's stock is not publicly traded, the Company has relied upon the volatilities of the comparables in estimating the expected volatility of the Company's stock. The Company's fair

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

value calculation is based on a constant volatility over the life of each grant. The Company considered those public companies that the Company determined to be most similar to the Company in those respects carrying the greatest weight with the investing public. Although other public companies participate within the relevant industry segments, the Company believes that the selected peer group is the most comparable in terms of size, product offerings, and implied volatility. The Company has considered both the historical and implied volatilities of the comparable peer group. The median historical volatilities of the comparables ranged between 30.7% and 39.0%, while the median implied volatilities ranged between 32.3% and 39.3%. Based upon the above, the Company has concluded an expected volatility of 35.0%. This is an acceptable practice under U.S. GAAP. The Company revisits its volatility assumptions on a biennial basis due to the extensive costs in accumulating such information on a more frequent basis. Should different companies be chosen as comparables or different time theaters utilized in analyzing volatilities, different metrics may be computed. Management believes the volatility assumptions utilized are reasonable.

        The Company estimated the expected life of "plain vanilla" options granted under the 2007 Equity Incentive Plan using the simplified method permissible under ASC 718. The Securities and Exchange Commission Staff will accept the use of the simplified method for grants for which an entity does not have sufficient historical exercise data and will not object to the use of the simplified method in the periods before an entity becomes public. The risk-free interest rate is based on the implied yield available on U.S. Treasury securities with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future so the dividend yield used is zero. There is no intrinsic value of any 2007 Equity Incentive Plan options at December 31, 2009 or 2008.

        Restricted Stock Awards.    During 2008 the Company granted 214,832 shares of restricted stock to certain employees. These shares vest at (a) the end of 12 months at 100% (b) over 37 months, 25% at 2 months from the grant date and the remainder at 25% per year or (c) 50% of the grant at 25%, 25% and 50% over 3 years and 50% of the grant at 33.3% per year over 3 years with attainment of certain performance objectives. The compensation expense for shares containing performance objectives is recorded on a straight-line basis over the vesting period.

        During 2009, 860,433 shares of restricted stock were awarded to certain executive officers and key employees. These shares vest at (a) the end of 12 months at 100%; (b) over three years , 25% one year from the date of the grant, 25% two years from the date of the grant, and 50% three years from the date of the grant; or (c) 33% at each grant date anniversary for three years based on the attainment of certain performance objectives. The compensation cost is recorded on a straight-line basis over the vesting period. The compensation expense for shares containing performance objectives is also recorded on a straight-line basis over the vesting period.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

        A summary of restricted stock activity in the 2007 Equity Incentive Plan is as follows:

	Restricted Shares	Weighted Average Grant-Date Fair Value
Non-vested restricted stock—January 1, 2008	155,333	$24.00
Granted	214,832	7.76
Forfeited	(16,505)	23.96
Vested	(29,955)	24.00
Exercised	—	—

Non-vested restricted stock—December 31, 2008	323,705	14.13
Granted	860,433	7.76
Forfeited	(393)	23.96
Vested	(47,490)	24.00
Exercised	—	—

Non-vested restricted stock—December 31, 2009	1,136,255	$14.13

        The following table presents the vested status of all restricted stock awards outstanding at December 31, 2009 under the 2007 Equity Incentive Plan:

	Shares	Weighted Average Grant-Date Fair Value
Total incentive shares outstanding	1,199,911	$14.13

Vested shares	63,656	$24.00

Nonvested shares	1,136,255	$13.22

Unrecognized compensation related to nonvested shares	$8,023,192

Weighted-average period related to non-vested shares (years)	2.0

        The following table presents share-based compensation expenses for continuing operations included in the Company's consolidated statements of operations:

	Years Ended December 31,
	2009	2008
Share-based compensation expense	$3,701,227	$3,801,000

        As of December 31, 2009, 52,089 shares of BancTec common stock were available for future grant under the 2007 Equity Incentive Plan.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

2007 Non-Employee Director Equity Plan

        Restricted Stock Awards.    On January 25, 2008, 8,336 shares of restricted stock and restricted stock units were awarded to certain of the Company's non-employee directors. Restricted shares awarded under the 2007 Non-Employee Director Equity Plan vest over a three-year period at 50% after the first year, then 25% per year over the next two years. The compensation cost is recorded pro rata over the vesting period. The weighted average grant date fair value of each incentive share awarded was estimated to be $24.00.

        On December 23, 2008, 25,840 share of restricted stock units were awarded to certain of the Company's non-employee directors. These restricted stock units vest upon issuance, but are only deliverable in cash no earlier than 180 days following the individual's termination of service as a board member.

        During 2009, 85,856 shares of restricted stock units were awarded to certain of the Company's non-employee directors. These restricted stock units vest upon issuance, but are only deliverable in cash no earlier than 180 days following the individual's termination of service as a board member.

        The 2009 and December 2008 restricted stock unit grants to the Company's non-employee directors are classified as liabilities under the provisions of ASC 718 due to the ultimate cash payments due to the underlying holders. The obligation is subject to being marked to fair value based on the estimated fair value of the underlying common stock at each balance sheet date.

        A summary of restricted stock activity in the 2007 Non-Employee Director Plan is as follows:

	Restricted Shares	Weighted Average Grant-Date Fair Value
Non-vested restricted stock—January 1, 2008	—	$—
Granted	34,176	11.70
Forfeited	—	—
Vested	(25,840)	7.74
Exercised	—	—

Non-vested restricted stock—December 31, 2008	8,336	24.00
Granted	85,856	7.74
Forfeited	—	—
Exercised	—	—
Vested	(90,024)	8.49

Non-vested restricted stock—December 31, 2009	4,168	$24.00

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

        The following table presents the vested status of all restricted stock awards outstanding at December 31, 2009 under the 2007 Non-Employee Director Equity Plan:

	Shares	Weighted Average Grant-Date Fair Value
Total incentive shares outstanding	120,032	$12.37
Vested shares	(115,864)	7.92

Nonvested shares	4,168	$24.00

Unrecognized compensation related to nonvested shares	$55,472

Weighted-average period related to non-vested shares (years)	1.1

        The following table presents share-based compensation expenses for continuing operations included in the Company's Consolidated Statements of Operations:

	Years Ended December 31,
	2009	2008
Share-based compensation expense	$718,160	$293,217

        As of December 31, 2009, 713,302 shares of BancTec common stock were available for future grant under the 2007 Non-Employee Director Equity Plan.

2008 Equity Incentive Plan

        Effective September 3, 2008, the Company adopted the 2008 Equity Incentive Plan, which provides for the grant to employees of non-qualified stock options and restricted stock awards. 333,334 shares of BancTec common stock were made available for future grant under the 2008 Equity Incentive Plan.

        Restricted Stock Awards.    During 2008, 262,188 shares of restricted stock were awarded to certain of our executive officers. Restricted shares awarded under the 2008 Equity Incentive Plan vest over a three-year period at (a) 50% of the grant at 25%, 25% and 50% over 3 years and (b) 50% at 33.3% per year over 3 years with attainment of certain performance objectives. The compensation expense for shares containing performance objectives is recorded on a straight-line basis over the vesting period.

        During 2008 the Company granted 49,616 shares of restricted stock to certain non-executive employees. These shares vest at (a) the end of 12 months at 100% or (b) 25%, 25% and 50% per year over 3 years.

        During 2009, the Company granted 21,624 shares of restricted stock to certain non-executive employees. These shares vest at (a) the end of 12 months at 100% or (b) 33% per year over 3 years.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SHARE-BASED COMPENSATION (Continued)

        A summary of restricted stock activity in the 2008 Equity Incentive Plan is as follows:

	Restricted Shares	Weighted Average Grant-Date Fair Value
Non-vested restricted stock—January 1, 2008	—	$—
Granted	311,804	7.74
Forfeited	—	—
Exercised	—	—

Non-vested restricted stock—December 31, 2008	311,804	7.74
Granted	21,624	7.74
Forfeited	(2,169)	7.74
Exercised	—
Vested	(46,158)	7.74

Non-vested restricted stock—December 31, 2009	285,101	$7.74

        The following table presents the vested status of all restricted stock awards outstanding at December 31, 2009 under the 2008 Equity Incentive Plan:

Total incentive shares outstanding	323,983	$7.74
Vested shares	46,158	7.74

Nonvested shares	277,825	$7.74

Unrecognized compensation related to nonvested shares	$1,662,902

Weighted-average period related to non-vested shares (years)	1.9

        The following table presents share-based compensation expenses for continuing operations included in the Company's Consolidated Statements of Operations:

	Years Ended December 31,
	2009	2008
Share-based compensation expense	$724,489	$88,078

        As of December 31, 2009, 9,351 shares of BancTec common stock were available for future grant under the 2008 Equity Incentive Plan.

NOTE K—TAXES

        The Company adopted the provisions of FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"), now included in ASC 740, "Income Taxes", on January 1, 2007. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. At the adoption date and as of December 31, 2009, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

        As a matter of course, the Company is periodically examined by federal, state and foreign tax authorities. The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No significant interest and penalties have been recognized by the Company to date. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

        With few exceptions, the Company is no longer subject to examination for its U.S. federal and state, foreign and local jurisdictions for years prior to 2006. Although the results of examinations are uncertain, based on currently available information, the Company believes that the ultimate outcome of current or pending examinations will not have a material adverse effect on the Company's financial statements.

        A valuation allowance has been provided to reduce the deferred tax asset to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences and taxable income expected to be generated in the future. The need for a valuation allowance on deferred tax assets is evaluated on a jurisdiction by jurisdiction basis. As a result, certain of the foreign subsidiaries' deferred tax assets are not reserved with a valuation allowance due to their history of profitability. The valuation allowance for continuing operations decreased by a net amount of $14.5 million which was impacted by the reduction of net operating loss carryforwards due to section 382 limitations, as detailed below.

        The income tax expense (benefit) on net (loss) income from continuing operations consists of the following:

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Current:
Federal	$215	$—	$—
State	185	180	259
Foreign	2,404	4,821	6,545

Total current	2,804	5,001	6,804

Deferred:
Federal	—	(45)	—
State	—	—	—
Foreign	488	(2,601)	(191)

Total deferred	488	(2,646)	(191)

	$3,292	$2,355	$6,613

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

        The difference between the income tax provision on net (loss) income from continuing operations computed at the statutory federal income tax rate and the financial statement provision for taxes is summarized as follows:

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Provision (benefit) at U.S. statutory rate of 35% for all periods	$(1,653)	$(10,850)	$(2,428)
Increase (Decrease) in tax expense from continuing operations resulting from:
Impact of foreign and Puerto Rico income tax rate	(269)	(750)	547
State income tax, net of federal income tax benefit	2,885	263	(481)
Change in valuation allowance	4,651	4,247	5,369
Permanent differences	158	9,040	221
Other, net	(2,480)	405	3,385

	$3,292	$2,355	$6,613

        The Company paid cash totaling $2.1 million, $8.6 million, and $5.5 million for income taxes during the years ended December 31, 2009, 2008 and 2007, respectively.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2009 and 2008 are presented below:

	December 31,
	2009	2008
	(in thousands)
Gross deferred tax assets:
Net operating losses	$66,111	$60,979
AMT credit carry forwards	—	101
Inventory reserves	3,468	4,699
Receivable allowance	243	(8)
Intangible assets previously deducted	229	5
Deferred revenues	—	873
Deferred compensation	3,117	2,025
Foreign timing differences, net	8,659	7,097
Depreciation	1,304	1,420
Other	5,222	5,198

Total gross deferred tax asset	88,353	82,389

Deferred tax asset valuation reserve	(78,080)	(73,429)

Net deferred tax asset	$10,273	$8,960

        In the above table, the Company has corrected the deferred tax asset related to the net operating losses with a corresponding decrease to the deferred tax asset valuation reserve amount at December 31, 2008. The net deferred tax asset amount at December 31, 2008 did not change. Previously disclosed amounts for the deferred tax asset related to net operating losses were $80.1 million and the deferred tax asset valuation reserve amount was $92.5 million which have been changed

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—TAXES (Continued)

to $61.0 million and $73.4 million, respectively. The change resulted from recording a reduction in U.S. Federal net operating loss carryforwards of $49.0 million related to the ownership change in connection with the June 2007 Recapitalization. Under Internal Revenue Code Section 382, utilization of losses existing at the date of the Recapitalization are limited and a portion will not be eligible for utilization.

        The Company's foreign and domestic net operating loss carry forwards of $189.9 million expire as follows: $1.0 million in the period from 2010 through 2014, $6.8 million in the period from 2015 through 2020, $61.0 million in the period 2021 through 2025, $109.1 million in the period 2026 through 2030 and $12.0 million with no expiration. In addition, the Company has state net operating loss carryforwards of $105.2 million in various jurisdictions.

        Undistributed earnings of foreign subsidiaries included in continuing operations were approximately $87.0, $43.5 million, and $34.1 million, at December 31, 2009, 2008 and 2007, respectively. No taxes have been provided on the undistributed earnings as they are considered to be permanently reinvested.

NOTE L—EMPLOYEE BENEFIT PLANS

U.S. 401(K) Plan

        The Company's Employees' Savings Plan (the "401(k) Plan") allows substantially all full-time and part-time U.S. employees to make contributions defined by Section 401(k) of the Internal Revenue Code. Beginning January 1, 2006 the Company modified its 401(k) Plan by electing to match 10% of the first 5% of the participants' qualifying total pre-tax contributions. The Company recorded expense of $156,420 and $217,000 for matching contributions for each of the years ended December 31, 2009 and 2008, respectively.

U.K. Pension Plan

        The Company's subsidiary in the United Kingdom provides pension benefits to retirees and eligible dependents. Employees eligible for participation include all full-time regular employees who are more than three years from retirement. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

        The following tables set forth the benefit obligations; the fair value of the plan assets and the funded status of the Company's pension plans; and the amounts recognized in the Company's Consolidated Financial Statements:

	Years Ended December 31,
	2009	2008
Change in Benefit Obligation
Benefit obligation at beginning of year	$35,989	$56,252
Service cost	273	955
Interest cost	2,522	3,175
Plan participants' contributions	574	735
Actuarial loss (gain)	6,697	(11,237)
Benefits paid	(270)	(383)
Foreign-exchange rate changes	4,178	(13,507)

Benefit obligation at end of year	$49,963	$35,990

Change in Plan Assets
Fair value of plan assets at beginning of year	$22,070	$33,392
Actual (loss) return on plan assets	4,004	(5,616)
Employer contributions	1,746	2,152
Plan participants' contributions	574	735
Benefits paid	(270)	(383)
Foreign-exchange rate changes	2,565	(8,210)

Fair value of plan assets at end of year	$30,689	$22,070

Funded status at end of year	$(19,274)	$(13,920)

Amounts recognized in accumulated other comprehensive loss consists of:
Net actuarial loss	$15,374	$7,848
Net plan amendment gain	(2,508)	—

Net amount recognized in accumulated other comprehensive loss	$12,866	$7,848

Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate projected benefit obligation	$49,963	$35,990
Aggregate accumulated benefit obligation	53,960	35,990
Aggregate fair value of plan assets	30,689	22,070

        The change in the Plan's Benefit Obligation includes an actuarial loss of $6.7 million during 2009. The loss was driven by changes in assumptions around the discount rate, the assumed inflation rate as well as an expectation of additional lump sum payments vs. annual payments.

        The liability recorded on the Company's Consolidated Balance Sheets representing the funded status of this plan is different than the cumulative expense recognized for this plan. The difference

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

relates to losses that are deferred and that will be amortized into periodic benefit costs in future periods. These unamortized amounts are recorded in accumulated other comprehensive loss, which is a component of total stockholders' equity in the Consolidated Balance Sheets.

	Year Ended December 31,	Year Ended December 31,
	2009	2008
Net actuarial loss at beginning of year, net of income taxes	$(5,650)	$(10,949)
Amortization of net loss, before income taxes	306	596
Net gain arising during the year, before income taxes	(6,786)	3,620
Net plan amendment gain, arising during the year, before income taxes	2,432	—
Foreign currency exchange rate changes	(970)	3,144
Income taxes	1,405	(2,061)

Net actuarial loss at end of year, net of income taxes	$(9,263)	$(5,650)

        The components of the net periodic benefit cost are as follows:

	Years Ended December 31,
	2009	2008	2007
Service Cost	$273	$955	$1,135
Interest Cost	2,522	3,175	2,713
Expected return on plan assets	(1,660)	(2,002)	(1,857)
Recognized actuarial loss	306	596	702

Net periodic benefit cost	$1,441	$2,724	$2,693

        The estimated net loss for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year will be $525,000.

Valuation

        The Company uses the corridor approach in the valuation of its defined benefit plans and other postretirement benefits. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over 15 years.

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

        The following table set forth the principal weighted-average assumptions used to determine benefit obligation and net periodic benefit costs:

	December 31,
	2009	2008
Weighted-average assumptions used to determine benefit obligations
Discount rate	5.80%	6.50%
Rate of compensation increase	2.00%	2.50%

	December 31,
	2009	2008
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	6.50%	6.00%
Expected asset return	6.75%	6.21%
Rate of compensation increase	2.90%	2.50%

        The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

        The Company assumed a weighted average expected long-term rate of return on plan assets for the overall scheme of 6.75%, which is comprised of the blended expected rates of return assumptions of 6.8%, 6.8% and 2.0% for the scheme's equities, government gilts and corporate bonds, and cash, respectively, for 2009 net periodic benefit cost. The Company's expected rate of return for equities is derived by applying an equity risk premium to the expected yield on the fixed-interest 15 year U.K. government gilts. The Company evaluated a number of indicators including prevailing market valuations and conditions, corporate earnings expectations, and the estimates of long-term economic growth and inflations to derive the equity risk premium. The expected return on the gilts and corporate bonds typically reflect market condition at the balance sheet date, and the nature of the bond holdings.

        The discount rate assumption was developed considering the current yield on an investment grade non-gilt index with an adjustment to the yield to match the average duration of the index with the average duration of the plan's liabilities. The index utilized reflected the market's yield requirements for these types of investments.

        The inflation rate assumption was developed considering the difference in yields between a long-term government stocks index and a long-term index-linked stocks index. This difference was modified to consider the depression of the yield on index-linked stocks due to the shortage of supply and high demand, the premium for inflation above the expectation built into the yield on fixed-interest stocks and the UK government's target rate for inflation (CPI) at 3.7%.

        The assumptions used are the best estimates chosen from a range of possible actuarial assumptions which, due to the time scale covered, may not necessarily be borne out in practice. The Company estimates that a 50 basis point decline in the expected long-term rate of return will increase its annual

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

pension expense by an estimated $0.2 million. In addition, the same basis point decline in the discount rate will increase annual expenses and benefit obligations by approximately $0.6 million and $5.8 million, respectively.

Plan Assets

        The investment objective for the plan is to earn, over moving fifteen to twenty year periods, the long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and proper expenses, and meet any other cash needs, in the short- to medium-term.

        The weighted average asset allocations for the Company's defined benefit plans at December 31, 2009 and 2008, are as follows:

	December 31,
	2008	2008
Domestic and overseas equities	78.0%	72.0%
UK government and corporate bonds	22.0%	27.0%
Cash	0.0%	1.0%

Total	100.0%	100.0%

        The Company's investment policy related to the defined benefit plans is to continue to maintain investments in government gilts and highly rated bonds as a means to reduce the overall risk of assets held in the funds. No specific targeted allocation percentages have been set by category, but are at the direction and discretion of the plan trustees. During 2008 and 2009, all contributions made to the fund were in these categories.

        The Company's funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Company expects to contribute $1.8 million to the pension plan during 2010, based on current plan provisions.

        Pension benefit payments expected to be paid to plan participants are as follows:

Year	(in thousands)
2010	$365
2011	412
2012	529
2013	622
2014	693
2015 and thereafter	6,530

Total	$9,151

        The Company adopted certain provisions of ASC Topic 715-20-50 on January 1, 2009. This topic requires enhanced disclosures about the plan assets of a company's defined benefit pension plans intended to provide financial statement users with a greater understanding of the inputs and valuation techniques used to measure the fair value of plan assets and the effect of fair value measurements

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

using significant unobservable inputs on changes in plan assets for the period using the framework established under FASB ASC Topic 820, "Fair Value Measurements and Disclosures." FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three levels of inputs used to measure fair value are as follows:

Level 1—	unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company
Level 2—	inputs that are observable in the marketplace other than those inputs classified as Level 1
Level 3—	inputs that are unobservable in the marketplace and significant to the valuation

        The Company's defined benefit plan assets are measured at fair value on a recurring basis and include the following items:

        Domestic and overseas equities:    Composed of various funds whose diversified portfolio comprised of foreign and domestic equities. Investments are valued at the net asset value of units held by the plan at year-end.

        UK government and corporate bonds:    Investments are valued at the net asset value of units held by the plan at year-end.

        The following table sets forth the fair values of the Company's pension plans assets as of December 31, 2009:

	Fair Value Measurement Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Observable Inputs (Level 3)	Total
	(In thousands)
Assets
Cash and cash equivalent	$8	$—	$—	$8
UK government bonds	—	3,417	—	3,417
UK corporate bonds	—	3,399	—	3,399
Domestic and overseas equities	—	23,865	—	23,865

Total pension assets	$8	$30,681	$—	$30,689

Executive Deferred Compensation Plan

        The Company has individual arrangements with seven former executives in the U.S. which provide for fixed payments to be made to each individual beginning at age 65 and continuing for 20 years. This is an unfunded plan with payments to be made from operating cash of the Company. The weighted average discount rate used as of December 31, 2009 and 2008 was 5.7% and 5.7%, respectively. Benefit

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFIT PLANS (Continued)

payments of $0.3 million and $0.3 million were made during each of the years ended December 31, 2009 and 2008, respectively. The expense for the years ended December 31, 2009 and 2008 was $0.2 million and $0.2 million, respectively. The balance of this obligation is $4.0 million as of both December 31, 2009 and 2008 and is classified in Other Liabilities in the accompanying Consolidated Balance Sheets. Benefit payments expected to be paid to plan participants in 2010 are $0.3 million.

NOTE M—COMMITMENTS AND CONTINGENCIES

        Leases.    The Company leases certain sales and service office facilities and equipment under non-cancelable operating leases expiring through year 2019. Total Company rent expense for the years ended December 31, 2009, 2008, and 2007 was $7.6 million, $7.4 million, and $6.6 million, respectively.

        Future minimum payments under non-cancelable operating leases are as follows:

Year	(in thousands)
2010	$7,628
2011	6,539
2012	5,385
2013	3,643
2014	2,297
Thereafter	4,586

$30,078

        Letters of Credit.    The portion of the Revolver used for letter of credits includes $0.2 million to secure an operating lease on an office facility. There is $9.8 million remaining on the letter of credit facility under the Revolver.

        Litigation.    The Company and its subsidiaries are parties to various legal proceedings. Although the ultimate disposition of such proceedings is not presently determinable, in the opinion of the Company, any liability that may ensue would not have a material adverse impact on the financial position or results of operations or cash flows of the Company.

NOTE N—BUSINESS SEGMENT DATA

        Reportable segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the company's chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Management has chosen to structure the organization around product lines and geography.

        In 2007, the Company reported its operations as three primary segments: (1) the Americas (2) EMEA and (3) ITSM. As discussed in note A to the Consolidated Financial Statements, the Company sold its ITSM operating segment on January 15, 2009. Accordingly, the segment disposal group is not included in the segment discussion below.

        Americas and Europe, Middle East and Africa.    The Americas and EMEA offer similar systems-integration and business-process solutions and services and market to similar types of clients. The

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE N—BUSINESS SEGMENT DATA (Continued)

solutions offered primarily involve high-volume transaction processing using advanced technologies that capture, process and archive paper and electronic documents.

        A single customer accounted for 10.7% of total revenues for the year ended December 31, 2009.

        Whenever possible, the Company uses market prices to determine inter-segment pricing. Other products are transferred at cost or cost plus an agreed upon mark-up. Capital appropriations include leased assets.

        The following table sets forth the conformed segment information for 2009, 2008 and 2007:

	Americas	EMEA	Corp/Elims	Total
	(In thousands)
For the twelve months ended December 31, 2009
Revenue from external customers	$146,978	$125,654	$—	$272,632
Intersegment revenue	13,520	4,475	(17,995)	—
Segment gross profits	37,161	37,610	—	74,771
Segment operating income (loss)	14,294	6,179	(19,269)	1,204
Depreciation/amortization	9,200	6,242	3,331	18,773
Interest expense	—	125	4,117	4,242
Segment identifiable assets	95,979	73,344	21,491	190,814
Capital appropriations	7,201	9,612	1,416	18,229
Goodwill	28,790	1,941	—	30,731
For the twelve months ended December 31, 2008
Revenue from external customers	$136,333	$135,587	$—	$271,920
Intersegment revenue	4,334	9,453	(13,787)	—
Segment gross profits	32,520	43,243	456	76,219
Segment operating income (loss)	(13,611)	10,458	(28,351)	(31,504)
Depreciation/amortization	8,918	4,465	4,799	18,182
Interest expense	—	141	3,442	3,583
Segment identifiable assets	96,143	69,021	27,478	192,642
Capital appropriations	12,220	9,941	2,285	24,446
Goodwill	28,740	1,757	—	30,497
For the twelve months ended December 31, 2007
Revenue from external customers	$136,452	$139,027	$—	$275,479
Intersegment revenue	4,029	12,860	(16,889)	—
Segment gross profits	42,278	47,065	(479)	88,864
Segment operating income (loss)	23,179	17,933	(32,424)	8,689
Depreciation/amortization	5,604	3,462	3,723	12,789
Interest expense	10	49	14,905	14,964
Segment identifiable assets	91,265	74,496	40,362	206,123
Capital appropriations	9,363	10,471	7,072	26,906
Goodwill	41,476	651	—	42,127

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—GEOGRAPHIC OPERATIONS

        The Company operates in the following geographic areas: the United States, the UK, and other international areas consisting primarily of Canada, France, Sweden, Germany, and the Netherlands. Inter-area sales to affiliates are accounted for at established transfer prices.

        Sales to unaffiliated clients and affiliates for the years ended December 31, 2009, 2008 and 2007, and long-lived assets, other than deferred taxes, at the end of each of those periods, classified by geographic area, are as follows:

	United States	United Kingdom	Other International	Eliminations	Consolidated
	(In thousands)
Year ended December 31, 2009
Sales to unaffiliated customers	$134,100	$57,758	$80,774	$—	$272,632
Inter-area sales to affiliates	13,007	2,340	2,648	(17,995)	—
Long-lived assets other than deferred taxes	70,518	12,165	14,093		96,776
Year ended December 31, 2008
Sales to unaffiliated customers	$124,230	$71,473	$76,217	$—	$271,920
Inter-area sales to affiliates	4,334	2,410	7,043	(13,787)	—
Long-lived assets other than deferred taxes	26,935	4,658	5,796	—	37,389
Year ended December 31, 2007
Sales to unaffiliated customers	$122,839	$72,913	$79,727	$—	$275,479
Inter-area sales to affiliates	4,029	2,801	10,059	(16,889)	—
Long-lived assets other than deferred taxes	35,641	6,921	3,279	—	45,841

NOTE P—SUMMARIZED QUARTERLY DATA (UNAUDITED)

	Year Ended December 31, 2009
	Q1	Q2	Q3	Q4	Total
	(in thousands)
Revenue	$60,900	$69,625	$69,052	$73,055	$272,632
Gross profit	15,967	19,421	17,899	21,484	74,771
Loss from continuing operations	(2,179)	(1,540)	(2,532)	(1,764)	(8,015)
Net loss	(762)	(1,659)	(2,392)	(3,190)	(8,003)
Loss per share from continuing operations (basic and diluted)	$(0.14)	$(0.10)	$(0.16)	$(0.11)	$(0.51)

	Year Ended December 31, 2008
	Q1	Q2	Q3	Q4	Total
	(in thousands)
Revenue	$67,096	$66,478	$70,054	$68,292	$271,920
Gross profit	19,389	17,680	20,830	18,320	76,219
Loss from continuing operations	(2,196)	(5,623)	(1,776)	(23,761)	(33,356)
Net loss	(1,262)	(6,017)	(803)	(32,410)	(40,492)
Loss per share from continuing operations (basic and diluted)	(0.14)	(0.36)	(0.11)	(1.54)	(2.15)

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE Q—RELATED PARTY TRANSACTIONS

        Brian Rathe, a principal owner and President of DocuData prior to its acquisition by us, became our employee and also remained in his position as President of DocuData following the acquisition. Prior to such acquisition, DocuData entered into two separate lease agreements: (a) the first dated June 10, 2004 and later amended on May 14, 2009, which has since expired and been replaced by a new lease agreement dated October 1, 2009, with 3724 Dacoma Partners Ltd. ("3724 Dacoma") for 16,200 square feet of an office building in Houston, Texas, which expires on September 30, 2012, and has a current annualized rental rate of $128,004 (the "Dacoma Lease") and (b) the second dated January 4, 2006 and later amended on February 20, 2008, with 7777 Carpenter Partners, Ltd. ("7777 Carpenter") for 32,050 square feet of an office building in Dallas, Texas, which expires on March 1, 2013, and has a current annualized rental rate of $168,000 (the "Carpenter Lease"). The aggregate amount of rental payments for the Dacoma Lease and the Carpenter Lease from March 2008 through the applicable current expiration dates of the lease agreements are $642,685 and $840,000, respectively. Mr. Rathe is a limited partner and 50% owner of 3724 Dacoma and 7777 Carpenter, and, therefore, has a direct financial interest in both the Dacoma Lease and the Carpenter Lease. Our board of directors has approved both of these lease agreements.

NOTE R—SUBSEQUENT EVENTS

        During January 2010, the Company awarded 519,500 shares of restricted stock to certain employees under the 2009 Equity Incentive Plan. These grants will vest over three years using both time- and performance-based criteria. All shares granted will be valued at the public offering price. Based on an assumed initial public offering price of $9.00 (the midpoint of the initial public offering price range indicated on the cover of the prospectus), the anticipated stock compensation expense would be $4.7 million. A $1.00 change in the initial public offering expense would increase (or decrease) the stock compensation expense by $0.5 million.

        During January 2010, the Company awarded 51,162 shares of restricted stock to certain employees under the 2007 Equity Incentive Plan. These shares will vest over 3 years and will be valued at the public offering price. Based on an assumed initial public offering price of $9.00 (the midpoint of the initial public offering price range indicated on the cover of the prospectus), the anticipated stock compensation expense would be $0.5 million. A $1.00 change in the initial public offering expense would increase (or decrease) the stock compensation expense by $51,000.

        During January 2010, the Company awarded 8,500 shares of restricted stock to certain employees under the 2008 Equity Incentive Plan. These shares will vest over 3 years and will be valued at the public offering price. Based on an assumed initial public offering price of $9.00 (the midpoint of the initial public offering price range indicated on the cover of the prospectus), the anticipated stock compensation expense would be $77,000. A $1.00 change in the initial public offering expense would increase (or decrease) the stock compensation expense by $8,500.

        During January 2010, the Company awarded a total of 100,000 shares of restricted stock units to our non-employee directors under the 2007 Non-Employee Director Equity Plan. One-third of the units granted vested immediately while the remaining two-thirds will vest over the next two years. The units cannot be settled for cash until 180 days from the director's termination from the board. These restricted stock units will be valued at the public offering price. Based on an assumed initial public offering price of $9.00 (the midpoint of the initial public offering price range indicated on the cover of the prospectus), the anticipated stock compensation expense would be $0.9 million. A $1.00 change in

BANCTEC, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE R—SUBSEQUENT EVENTS (Continued)

the initial public offering expense would increase (or decrease) the stock compensation expense by $0.1 million. Compensation cost is recorded as vesting occurs.

        On March 31, 2010, the Company amended and restated the Revolver a second time. The second amended and restated Revolver extends the maturity date of the Revolver to February 2014. Under the terms of the Revolver, the maximum revolving line of credit is increased from $55 million to $65 million, and retains the $10 million letter of credit sub-limit. The availability of funds under the Revolver is limited to the lesser of $65 million or 2.5 times EBITDA, as defined in the Revolver credit agreement, through December 31, 2010, 2.25 times EBITDA between January 1, 2011 and June 30, 2011, and 2.0 times EBITDA on July 1, 2011 and thereafter. The applicable margins on borrowings are 4.25% over the prime rate for base rate loans and 5.50% over LIBOR for LIBOR rate loans. A commitment fee of 0.50% per annum is payable monthly in arrears on the first day of the month on the unused portion of the Revolver if the average outstanding balance on the Revolver exceeds 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). Such commitment fee increases to 0.75% per annum and is payable monthly in arrears on the first day of the month on the unused portion of the Revolver, if the average outstanding balance on the Revolver is less than 70% of the aggregate revolving loan commitments thereunder (currently, $19.5 million). The Revolver provides for a portion of the availability thereunder to be borrowed, at the borrower's option, in Pound Sterling or Euros. The Revolver provides for maximum aggregate capital lease obligations of $15 million.

        The Company evaluated all events and transactions that occurred after December 31, 2009 through April 6, 2010, the date that these consolidated financial statements were available to be issued.

SCHEDULE II

BANCTEC, INC.

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at beginning of period	Additions charged to costs and expenses	Deductions (a)		Balance at end of period
Year ended December 31, 2009	$972	$296	$413	(a)	$855
Year ended December 31, 2008	917	(176)	(231	)(a)	972
Year ended December 31, 2007	742	234	59	(a)	917

(a)
Write-off (recoveries) of uncollectible accounts.

Inventory Reserves	Balance at beginning of period	Net Change	Balance at end of period
Year ended December 31, 2009	$(9,488)	$325	$(9,163)
Year ended December 31, 2008	(12,016)	2,528	(9,488)
Year ended December 31, 2007	(12,410)	394	(12,016)

Until                  , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   Shares
of
Common Stock

PROSPECTUS

FBR Capital Markets

William Blair & Company

Needham & Company, LLC

D.A. Davidson & Co.

                         , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

SEC Registration fee	$6,752
Listing fee for The NASDAQ Global Market	100,000
Filing fee for the Financial Industry Regulatory Authority	37,760
Legal fees and expenses	1,302,209
Accounting fees and expenses	438,845
Printing and engraving expenses	250,000
Blue Sky fees and expenses	10,000
Transfer agent and Registrar fees and expenses	10,000
Miscellaneous expenses	370,506

Total	$2,526,072

Item 14.    Indemnification of Directors and Officers

        Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases, redemptions or dividends; or

  •
  for any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

        Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. We may also indemnify employees and others and advance expenses to them in connection with legal proceedings.

        We have obtained directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.

        We have entered into separate indemnification agreements with our directors that provide them with indemnification rights. These indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors or officers or by otherwise serving at our request if they acted in good faith and in a manner they reasonably believed in our best interest. Exceptions to our duty to indemnify our directors include, among others, liability arising from acts or omissions (a) in the event of claims initiated or voluntarily brought by the director, not by way of defense; (b) regarding enforcement of the indemnification agreement, if not taken in good faith; (c) resulting in claims which have been paid or are required to be paid by an insurance carrier under an insurance policy which we maintain; (d) related to the purchase and sale by the director of securities in violation of Section 16(b) of the Exchange Act; or (e) from which an officer or director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Additionally, we have agreed to indemnify the directors against court determined expenses even if a director is adjudged to be liable to us, if such indemnification is not prohibited by applicable law. Furthermore, our directors are entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless, except in certain situations, the expenses incurred are in connection with a criminal proceeding alleging a scheme to commit fraud; provided, however, that any amounts advanced must be repaid if it is determined that the directors are not entitled to indemnification against expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may have the practical effect in certain cases of eliminating the ability of our stockholders to collect monetary damages from our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.    Recent Sales of Unregistered Securities

        On February 26, 2007 we issued 53,333 shares of our Series B preferred stock to WCAS. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. We received proceeds of $8 million from the sale of such shares, which we used for working capital and to fund general operating activities.

        On June 27, 2007, we consummated the June 2007 Recapitalization in which we issued and sold 15,525,077 shares of our common stock, with FBR Capital Markets & Co. (formerly Friedman Billings Ramsey & Co., Inc.) acting as initial purchaser and sole placement agent. A portion of the shares sold in the June 2007 Recapitalization were sold directly by us to accredited investors and non-U.S. persons in transactions exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder relating to sales not involving any public offering and Regulation S relating to offshore sales. The remainder of the shares were sold to the initial purchaser who resold the shares to persons it reasonably believed were "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or to non-U.S. persons (as defined under Regulation S of the Securities Act). We, along with FBR Capital Markets & Co., received and reviewed questionnaires from potential investors regarding such investors' status as qualified institutional buyers, accredited investors and/or non-U.S. persons. Our common stock was sold only to investors that we believed were qualified institutional buyers, accredited investors and/or non-U.S. persons. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, we took reasonable precautions to ensure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that were obtained from the purchasers. For its role as initial purchaser and sole placement agent, FBR Capital Markets & Co., received a discount equal to 7% of the aggregate consideration, or $1.68 per share. Following the closing of the June 2007 Recapitalization, FBR Capital Markets & Co. reimbursed to us an amount equal to 1% of the gross proceeds received from such offering and credited to us certain expenses.

        Pursuant to the June 2007 Recapitalization, we received net proceeds of approximately $351.8 million. We used approximately $91.6 million of the net proceeds to purchase and retire all of our outstanding shares of capital stock and options from our existing stockholders. Of the remaining net proceeds, we used approximately (a) $35.9 million to repay substantially all of the indebtedness then outstanding under our then existing revolving credit facility, (b) $96.8 million to redeem in full our outstanding Senior Notes, plus accrued premium and interest thereon, (c) $113.5 million to prepay all principal, premium and interest on our Sponsor Note, and (d) $7.2 million for working capital and general corporate purposes.

        The following table sets forth information on the stock options and restricted stock issued by us since January 1, 2007.

Grant date	Stock Options (#)	Restricted Stock Awards (#)	Restricted Stock Units (#)		Plan	Per Share FV on grant date ($)	Total FV of grant ($)
3/14/2007	23,333	—			2000 Stock Plan	1.32	30,800
6/27/2007	1,091,680	—			2007 Equity Incentive Plan	9.45	10,316,276
6/27/2007		155,334			2007 Equity Incentive Plan	24.00	3,728,016
7/16/2007	3,334	—			2007 Equity Incentive Plan	9.45	31,506
1/25/2008		6,252			2007 Non Employee Director Plan	24.00	150,048
1/25/2008			2,084	**	2007 Non Employee Director Plan	24.00	50,016
2/5/2008	8,334	—			2007 Equity Incentive Plan	9.45	78,747
5/2/2008		1,462			2007 Equity Incentive Plan	10.50	15,351
8/1/2008		1,598			2007 Equity Incentive Plan	10.65	16,689
11/14/2008		290,300			2008 Equity Incentive Plan	7.74	2,246,922
12/23/2008		211,798			2007 Equity Incentive Plan	7.74	1,639,317
12/23/2008			25,840		2007 Non-Employee Director Plan	7.74	200,002
12/23/2008		21,504			2008 Equity Incentive Plan	7.74	166,441
3/6/2009		860,433			2007 Equity Incentive Plan	7.74	6,659,751
3/6/2009			25,840		2007 Non-Employee Director Plan	7.74	200,002
3/6/2009		21,624			2008 Equity Incentive Plan	7.74	167,370
7/1/2009			60,016		2007 Non-Employee Director Plan	7.74	464,524
1/11/2010			100,000		2007 Non-Employee Director Plan	*	*
1/11/2010		519,500			2009 Equity Incentive Plan	*	*
1/11/2010		8,500			2008 Equity Incentive Plan	*	*
1/11/2010		51,162			2007 Equity Incentive Plan	*	*

*
We intend to use the initial public offering price of the shares of common stock to be sold pursuant to this registration statement as the fair value of these awards.

**
Granted in the form of restricted stock but subsequently converted to restricted stock units.

        The stock options awarded on March 14, 2007 were cashed out in connection with the June 2007 Recapitalization. All of the other stock options described above were either exchanged in December 2008 for restricted stock or have since been forfeited.

        All of the shares of restricted stock and stock options described above were granted to the Registrant's officers, directors and employees in reliance upon the available exemption from the registration requirements of the Securities Act, including those contained in Section 4(2) of the Securities Act and/or Rule 701 promulgated under Section 3(b) of the Securities Act. For grants made in reliance upon the exemption from the registration requirements of Section 4(2) of the Securities Act, the Registrant relied on the fact that such grants did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the recipients of such awards were "accredited investors" as defined in Rule 501 of the General Rules and Regulations Under the Securities Act of 1933, as amended. Additionally, the Registrant relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to "compensatory benefit plans" as defined under that rule. The Registrant believes that its 2007, 2008 and 2009 Equity Incentive Plans and its 2007 Director Plan each qualify as a compensatory benefit plan.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement among BancTec, Inc., certain stockholders of BancTec, Inc., and the Underwriters listed therein.**
2.1	Purchase Agreement, dated March 4, 2008, among BancTec, Inc., DocuData Solutions, L.C. and the selling members therein.(5)
2.2	Purchase Agreement among BancTec, Inc., BTC International Holdings, Inc. and QualxServ Holdings LLC., dated December 11, 2008.(5)
3.1	Second Amended and Restated Certificate of Incorporation, dated June 27, 2007.(1)
3.2	Amended and Restated Bylaws, dated June 27, 2007.(1)
3.3	First Amendment to the Amended and Restated Bylaws, dated October 8, 2007.(2)
3.4	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, dated November 18, 2008.(5)
4.1	Purchase/Placement Agreement, dated June 20, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.(1)
4.2	Registration Rights Agreement, dated June 27, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.(1)
4.3	Redemption and Purchase Agreement, dated June 27, 2007, by and between BancTec, Inc. and BancTec Intermediate Holding, Inc.(1)
5.1	Opinion of Weil, Gotshal & Manges LLP.**
10.1	Employment Agreement, dated May 27, 2007, by and between the Company and J. Coley Clark.(1)
10.2	Employment Agreement, dated May 27, 2007, by and between the Company and Jeffrey D. Cushman.(1)
10.3	Employment Agreement, dated May 27, 2007, by and between the Company and Mark D. Fairchild.(1)
10.4	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Fallin.(1)

Exhibit Number	Description
10.5	Employment Agreement, dated May 27, 2007, by and between the Company and Lin M. Held.(1)
10.6	Employment Agreement, dated May 27, 2007, by and between the Company and Brendan P. Keegan.(1)
10.7	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Peplow.(1)
10.8	Form of First Amendment to Employment Agreement, dated October 16, 2007, by and among BancTec, Inc. and the executive officers party thereto.(2)
10.9
Second Amended and Restated Credit Agreement, dated March 31, 2010, by and among BancTec, Inc., the other credit parties thereto, General Electric Capital Corporation and the other financial institutions party thereto.(8)
10.10	Second Amended and Restated 2007 Equity Incentive Plan, dated March 6, 2009.(5)
10.11	Form of 2007 Equity Incentive Plan Option Award Agreement with Executive Officers.(2)
10.12	Form of 2007 Equity Incentive Plan Option Award Agreement with Employees.(2)
10.13	Form of 2007 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(5)
10.14	Amended and Restated 2007 Non-Employee Director Equity Plan, dated October 21, 2008.(5)
10.15	First Amendment to Amended and Restated 2007 Non-Employee Director Equity Plan.(8)
10.16	Form of 2007 Non-Employee Director Equity Plan Stock Option Award Agreement.(2)
10.17	Form of 2007 Non-Employee Director Equity Plan Restricted Stock Award Agreement.(2)
10.18	Form of Lock-Up Agreement, dated June 27, 2007.(2)
10.19	Limited Waiver, dated as of October 15, 2009, among BancTec, Inc., the other credit parties thereto, General Electric Capital Corporation and the lenders party thereto.(5)
10.20	Amended and Restated 2008 Equity Incentive Plan, dated October 21, 2008.(5)
10.21	Form of 2008 Equity Incentive Plan Option Award Agreement with Executive Officers.(5)
10.22	Form of 2008 Equity Incentive Plan Option Award Agreement with Employees.(5)
10.23	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(5)
10.24	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(5)
10.25	Form of 2007 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(5)
10.26	Form of 2007 Non-Employee Director Equity Plan Restricted Stock Unit Award Agreement.(5)
10.27	Amended Offer letter, dated December 3, 2007, between BancTec, Inc. and Steven L. Sims.(5)
10.28	First Amendment to Employment Agreement, dated August 1, 2008, between BancTec, Inc. and Michael D. Peplow.(5)
10.29	Second Amendment to Employment Agreement, dated June 1, 2009, between BancTec, Inc. and Michael D. Peplow.(5)

Exhibit Number	Description
10.30	Third Amendment to Employment Agreement, dated February 1, 2010, between BancTec, Inc. and Michael D. Peplow.(8)
10.31	Third Amendment to Employment Agreement, dated June 1, 2009, between BancTec, Inc. and Mark D. Fairchild.(5)
10.32	Second Amendment to Employment Agreement, dated May 26, 2008, between BancTec, Inc. and Mark D. Fairchild.(5)
10.33	Form of Second Amendment to Employment Agreement, dated June 1, 2009 by and among BancTec, Inc. and the executive officers party thereto.(5)
10.34	First Amendment to Employment Agreement, dated July 1, 2009, between BancTec, Inc. and Robert R. Robinson.(5)
10.35	Employment Agreement, dated November 14, 2008, between BancTec, Inc. and Robert R. Robinson.(5)
10.36	Form of Indemnification Agreement, by and among BancTec, Inc. and the directors party thereto.(5)
10.37	Termination of Employment Agreement, Confidential Settlement Agreement and Release of All Claims, dated December 31, 2008, between BancTec, Inc. and Brendan P. Keegan.(5)
10.38	2009 Executive Incentive Plan.(5)
10.39	Third Amendment to Employment Agreement, dated January 11, 2009, between BancTec, Inc. and J. Coley Clark.(7)
10.40	Form of 2009 Equity Incentive Plan, dated December 22, 2009.(7)
10.41	Form of 2009 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(7)
10.42	Form of 2009 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(7)
10.43	Form of 2009 Equity Incentive Plan Option Award Agreement with Executive Officers.(7)
10.44	Form of 2009 Equity Incentive Plan Option Award Agreement with Employees.(7)
10.45	Limited Remittance Processing Services Agreement, dated December 31, 2005, among BancTec, Inc., Electronic Data Systems Corporation and EDS Information Services L.L.C.(3)
10.46	Service Contract Sales Brokerage Agreement, dated September 1, 1998, between BancTec USA, Inc. and Dell USA, L.P., as amended.(4)
10.47	Services and Support Agreement, dated October 19, 1998, between BancTec USA, Inc. and Dell Marketing, L.P., as amended.(3)
10.48	Form of 2010 Executive Incentive Plan.(8)
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to the Consolidated Financial Statements included in Part I of this Registration Statement).
16.1	Letter from Deloitte & Touche, LLP, dated October 22, 2009, regarding change in accountants.(5)
21.1	Subsidiaries of the Registrant.(8)
23.1	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto).

Exhibit Number	Description
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of KPMG LLP.*
24.1	Power of Attorney.(1)
99.1	Consent of NelsonHall.(6)

*
Filed herewith

**
To be filed by future amendment

(1)
Previously filed with the Company's Registration Statement on Form S-1 (File No. 333-145255) on August 8, 2007.

(2)
Previously filed with Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008.

(3)
Previously filed with Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008 as Exhibits 10.18 and 10.20, and subsequently withdrawn pursuant to Rule 477(a) of the Securities and Exchange Act of 1933, as amended.

(4)
Previously filed with Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-145355) on October 22, 2008 as Exhibit 10.19, and subsequently withdrawn pursuant to Rule 477(a) of the Securities and Exchange Act of 1933, as amended.

(5)
Previously filed with Amendment No. 5 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on October 22, 2009.

(6)
Previously filed with Amendment No. 6 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on December 18, 2009.

(7)
Previously filed with Amendment No. 7 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on January 20, 2010.

(8)
Previously filed with Amendment No. 9 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on April 8, 2010.

Item 17.    Undertakings.

(A)
The undersigned registrant hereby undertakes:

(1)
To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)
i.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

ii.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)
Insofar as indemnification for liabilities arising from under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 19, 2010.

BANCTEC, INC.
By:	/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman, Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 10 to the registration statement has been signed by the following persons in the capacities indicated on April 19, 2010:

Name		Title

* J. Coley Clark		Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman		Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Felipe F. Atela		Director
* R. Randolph Devening		Director
* Gary J. Fernandes		Director
* John R. Harris		Director
*By:	/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman Attorney-in-fact

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement among BancTec, Inc., certain stockholders of BancTec, Inc., and the Underwriters listed therein.**
2.1	Purchase Agreement, dated March 4, 2008, among BancTec, Inc., DocuData Solutions, L.C. and the selling members therein.(5)
2.2	Purchase Agreement among BancTec, Inc., BTC International Holdings, Inc. and QualxServ Holdings LLC., dated December 11, 2008.(5)
3.1	Second Amended and Restated Certificate of Incorporation, dated June 27, 2007.(1)
3.2	Amended and Restated Bylaws, dated June 27, 2007.(1)
3.3	First Amendment to the Amended and Restated Bylaws, dated October 8, 2007.(2)
3.4	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, dated November 18, 2008.(5)
4.1	Purchase/Placement Agreement, dated June 20, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.(1)
4.2	Registration Rights Agreement, dated June 27, 2007, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.(1)
4.3	Redemption and Purchase Agreement, dated June 27, 2007, by and between BancTec, Inc. and BancTec Intermediate Holding, Inc.(1)
5.1	Opinion of Weil, Gotshal & Manges LLP.**
10.1	Employment Agreement, dated May 27, 2007, by and between the Company and J. Coley Clark.(1)
10.2	Employment Agreement, dated May 27, 2007, by and between the Company and Jeffrey D. Cushman.(1)
10.3	Employment Agreement, dated May 27, 2007, by and between the Company and Mark D. Fairchild.(1)
10.4	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Fallin.(1)
10.5	Employment Agreement, dated May 27, 2007, by and between the Company and Lin M. Held.(1)
10.6	Employment Agreement, dated May 27, 2007, by and between the Company and Brendan P. Keegan.(1)
10.7	Employment Agreement, dated May 27, 2007, by and between the Company and Michael D. Peplow.(1)
10.8	Form of First Amendment to Employment Agreement, dated October 16, 2007, by and among BancTec, Inc. and the executive officers party thereto.(2)
10.9
Second Amended and Restated Credit Agreement, dated March 31, 2010, by and among BancTec, Inc., the other credit parties thereto, General Electric Capital Corporation and the other financial institutions party thereto.(8)
10.10	Second Amended and Restated 2007 Equity Incentive Plan, dated March 6, 2009.(5)
10.11	Form of 2007 Equity Incentive Plan Option Award Agreement with Executive Officers.(2)

Exhibit Number	Description
10.12	Form of 2007 Equity Incentive Plan Option Award Agreement with Employees.(2)
10.13	Form of 2007 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(5)
10.14	Amended and Restated 2007 Non-Employee Director Equity Plan, dated October 21, 2008.(5)
10.15	First Amendment to Amended and Restated 2007 Non-Employee Director Equity Plan.(8)
10.16	Form of 2007 Non-Employee Director Equity Plan Stock Option Award Agreement.(2)
10.17	Form of 2007 Non-Employee Director Equity Plan Restricted Stock Award Agreement.(2)
10.18	Form of Lock-Up Agreement, dated June 27, 2007.(2)
10.19	Limited Waiver, dated as of October 15, 2009, among BancTec, Inc., the other credit parties thereto, General Electric Capital Corporation and the lenders party thereto.(5)
10.20	Amended and Restated 2008 Equity Incentive Plan, dated October 21, 2008.(5)
10.21	Form of 2008 Equity Incentive Plan Option Award Agreement with Executive Officers.(5)
10.22	Form of 2008 Equity Incentive Plan Option Award Agreement with Employees.(5)
10.23	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(5)
10.24	Form of 2008 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(5)
10.25	Form of 2007 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(5)
10.26	Form of 2007 Non-Employee Director Equity Plan Restricted Stock Unit Award Agreement.(5)
10.27	Amended Offer letter, dated December 3, 2007, between BancTec, Inc. and Steven L. Sims.(5)
10.28	First Amendment to Employment Agreement, dated August 1, 2008, between BancTec, Inc. and Michael D. Peplow.(5)
10.29	Second Amendment to Employment Agreement, dated June 1, 2009, between BancTec, Inc. and Michael D. Peplow.(5)
10.30	Third Amendment to Employment Agreement, dated February 1, 2010, between BancTec, Inc. and Michael D. Peplow.(8)
10.31	Third Amendment to Employment Agreement, dated June 1, 2009, between BancTec, Inc. and Mark D. Fairchild.(5)
10.32	Second Amendment to Employment Agreement, dated May 26, 2008, between BancTec, Inc. and Mark D. Fairchild.(5)
10.33	Form of Second Amendment to Employment Agreement, dated June 1, 2009 by and among BancTec, Inc. and the executive officers party thereto.(5)
10.34	First Amendment to Employment Agreement, dated July 1, 2009, between BancTec, Inc. and Robert R. Robinson.(5)
10.35	Employment Agreement, dated November 14, 2008, between BancTec, Inc. and Robert R. Robinson.(5)
10.36	Form of Indemnification Agreement, by and among BancTec, Inc. and the directors party thereto.(5)
10.37	Termination of Employment Agreement, Confidential Settlement Agreement and Release of All Claims, dated December 31, 2008, between BancTec, Inc. and Brendan P. Keegan.(5)

Exhibit Number	Description
10.38	2009 Executive Incentive Plan.(5)
10.39	Third Amendment to Employment Agreement, dated January 11, 2009, between BancTec, Inc. and J. Coley Clark.(7)
10.40	Form of 2009 Equity Incentive Plan, dated December 22, 2009.(7)
10.41	Form of 2009 Equity Incentive Plan Restricted Stock Award Agreement with Executive Officers.(7)
10.42	Form of 2009 Equity Incentive Plan Restricted Stock Award Agreement with Employees.(7)
10.43	Form of 2009 Equity Incentive Plan Option Award Agreement with Executive Officers.(7)
10.44	Form of 2009 Equity Incentive Plan Option Award Agreement with Employees.(7)
10.45	Limited Remittance Processing Services Agreement, dated December 31, 2005, among BancTec, Inc., Electronic Data Systems Corporation and EDS Information Services L.L.C.(3)
10.46	Service Contract Sales Brokerage Agreement, dated September 1, 1998, between BancTec USA, Inc. and Dell USA, L.P., as amended.(4)
10.47	Services and Support Agreement, dated October 19, 1998, between BancTec USA, Inc. and Dell Marketing, L.P., as amended.(3)
10.48	Form of 2010 Executive Incentive Plan.(8)
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to the Consolidated Financial Statements included in Part I of this Registration Statement).
16.1	Letter from Deloitte & Touche, LLP, dated October 22, 2009, regarding change in accountants.(5)
21.1	Subsidiaries of the Registrant.(8)
23.1	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto).
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of KPMG LLP.*
24.1	Power of Attorney.(1)
99.1	Consent of NelsonHall.(6)

*
Filed herewith

**
To be filed by future amendment

(1)
Previously filed with the Company's Registration Statement on Form S-1 (File No. 333-145255) on August 8, 2007.

(2)
Previously filed with Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008.

(3)
Previously filed with Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on May 1, 2008 as Exhibits 10.18 and 10.20, and subsequently withdrawn pursuant to Rule 477(a) of the Securities and Exchange Act of 1933, as amended.

(4)
Previously filed with Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-145355) on October 22, 2008 as Exhibit 10.19, and subsequently withdrawn pursuant to Rule 477(a) of the Securities and Exchange Act of 1933, as amended.

(5)
Previously filed with Amendment No. 5 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on October 22, 2009.

(6)
Previously filed with Amendment No. 6 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on December 18, 2009.

(7)
Previously filed with Amendment No. 7 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on January 20, 2010.

(8)
Previously filed with Amendment No. 9 to the Company's Registration Statement on Form S-1 (File No. 333-145255) on April 8, 2010.